UNITED STATES SECURITIES

AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO

SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. )

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☒  Definitive Proxy Statement

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☐  Soliciting Material under §240.14a-12

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RH

2023

PROXY STATEMENT &
ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2023 ANNUAL MEETING OF SHAREHOLDERS

June 29, 2023     10:30 a.m. Pacific Time

RH, 15 Koch Road, Corte Madera, CA 94925

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting to be Held on June 29, 2023 (the “Annual Meeting”): The Company’s 2023 Notice and Proxy Statement, its fiscal 2022 Annual Report on Form 10-K and its proxy card are available for review online at www.proxyvote.com

RH SHAREHOLDER,

We are holding the Annual Meeting for the following purposes, which are more fully described in the proxy statement:

1.	To elect the three nominees named in the proxy statement to our Board of Directors;
2.	To vote, on an advisory basis, on our named executive officer compensation;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 3, 2024;
4.	To vote on a shareholder proposal for RH to report on matters related to the procurement of down feathers from its suppliers, if properly presented at the meeting; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record as of the close of business on May 23, 2023 are entitled to notice and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of shareholders entitled to vote will be available for inspection at our offices for ten days prior to the Annual Meeting. If you would like to view this shareholder list, please contact the Corporate Secretary at (415) 945-4998.

We intend to hold our Annual Meeting in person. However, in the event we determine it is not possible or advisable to hold our Annual Meeting in person due to health or other considerations related to COVID-19 or other reasons, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If we take this step, we will announce the decision to do so via a press release and details about how to participate will be posted on our website and filed with the U.S. Securities and Exchange Commission as additional proxy materials. Please monitor our website at ir.rh.com for updated information.

As always, we encourage you to vote your shares prior to the Annual Meeting. Each share of stock that you own represents one vote, and your vote as a shareholder of RH is very important. For questions regarding your stock ownership, you may contact the Corporate Secretary at (415) 945-4998 or, if you are a registered holder, our transfer agent, Computershare Investor Services, by email through their website at www.computershare.com/contactus or by phone at (800) 962-4284 (within the U.S. and Canada) or (781) 575-3120 (outside the U.S. and Canada).

The Board of Directors has approved the proposals described in the accompanying proxy statement and recommends that you vote “FOR” the election of all nominees for director (Proposal 1), “FOR” the non-binding advisory vote to approve the compensation of our named executive officers (Proposal 2), “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP (Proposal 3), and “AGAINST” the shareholder proposal described in the accompanying proxy statement (Proposal 4).

By order of the Board of Directors,

Gary Friedman

Chairman & Chief Executive Officer

Your Vote Is Important. Instructions for submitting your proxy are provided in the proxy statement and your proxy card. It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy through the Internet, by telephone, or by completing the enclosed proxy card and returning it in the enclosed envelope. You may revoke your proxy at any time prior to its exercise at the Annual Meeting.

2023 ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT SUMMARY

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors of RH (the “Company”) for use at the Company’s 2023 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s headquarters located at 15 Koch Road, Corte Madera, CA 94925 on June 29, 2023, at 10:30 a.m. (Pacific Time), and any adjournment or postponement thereof.

On or about May 24, 2023, we will mail to our shareholders this proxy statement, including our proxy card, and our fiscal 2022 Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2023 (the “2022 Annual Report”) This proxy statement and our proxy card are first being made available online on or about May 24, 2023.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At our Annual Meeting, shareholders will vote upon the four proposals described in this proxy statement.

What proposals are scheduled to be voted on at the Annual Meeting?

Shareholders will be asked to vote on the following four proposals:

1.	The election to our Board of Directors of the three nominees named in this proxy statement;
2.	The approval, on a non-binding advisory basis, of our named executive officer compensation;
3.	The ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending February 3, 2024 (“fiscal 2023”); and
4.	The shareholder proposal for RH to report on matters related to the procurement of down feathers from its suppliers (the “shareholder proposal”).

What is the recommendation of the Board of Directors on each of the proposals scheduled to be voted on at the Annual Meeting?

The Board of Directors recommends that you vote:

FOR each of the nominees to the Board of Directors (Proposal 1);

FOR the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal 2);

FOR the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2023 (Proposal 3); and

AGAINST the shareholder proposal (Proposal 4).

ANNUAL MEETING OF SHAREHOLDERS	2023 PROXY STATEMENT | 3

Could other matters be decided at the Annual Meeting?

Our bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by shareholders of the Company. As of the date of this proxy statement, there are no other matters that the Board of Directors intends to present for action at the Annual Meeting other than those referred to in this proxy statement.

People for the Ethical Treatment of Animals (“PETA”) has notified us of its intent to present an item of business at the Annual Meeting in the form of a proposal to shareholders requesting RH to commission a report on matters related to the procurement of down feathers in our supply chain. If this proposal is properly presented at the Annual Meeting, the persons named as proxy holders in the accompanying form of proxy have informed us that they intend to exercise their discretionary authority to vote against it.

If any other matter were to come before the Annual Meeting, the proxy holders appointed by our Board of Directors will have the discretion to vote on those matters for you.

Who can vote at the Annual Meeting?

Shareholders as of the record date for the Annual Meeting, the close of business on May 23, 2023 (the “Record Date”), are entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 22,052,211 shares of the Company’s common stock outstanding and entitled to vote. Under Delaware law, any shares of Common Stock that are repurchased by RH between the record date of the 2023 Annual Meeting and the Annual Meeting date (which we refer to collectively as “Repurchased Shares”) would not be considered outstanding for purposes of voting at the 2023 Annual Meeting. Holders of any such Repurchased Shares will, however, already have received proxy cards soliciting their votes on the proposals to be presented at the 2023 Annual Meeting and may return completed proxy cards, even though those Repurchased Shares are no longer considered outstanding for voting purposes. In general, it will not be practicable for the Company to trace the voting instructions that apply to specific Repurchased Shares. Accordingly, in order to take the most appropriate approach to determining the voting outcome for each of the proposals before the Annual Meeting, the Company intends to instruct the inspector of elections for the 2023 Annual Meeting to assume that any such Repurchased Shares had voted “FOR” each of the directors listed in Proposal 1 and “FOR” each of Proposals 2, 3 and 4, and to reduce the total amount of “FOR” votes cast by an amount equal to the number of Repurchased Shares, and thereby to strike out such FOR votes with respect to any Repurchased Shares when determining if such proposals had received a majority of the votes cast.

Shareholder of Record: Shares Registered in Your Name

If, as of the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Investor Services, then you are considered the shareholder of record with respect to those shares.

As a shareholder of record, you may vote at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting in person, we urge you to vote over the Internet or by telephone, or by filling out and returning the proxy card.

4 | 2023 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee

If, as of the close of business on the Record Date, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account, and your nominee has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. However, the organization that holds your shares is considered the shareholder of record for purposes of voting at the Annual Meeting. Because you are not the shareholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.

How do I vote?

If you are a shareholder of record, you may:

VOTE IN PERSON—we will provide a ballot to shareholders who attend the Annual Meeting and wish to vote in person;

VOTE BY MAIL—simply complete, sign and date the enclosed proxy card, then follow the instructions on the card; or

VOTE VIA THE INTERNET or VIA TELEPHONE—follow the instructions on the proxy card and have the proxy card available when you access the Internet website or place your telephone call.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 28, 2023. Submitting your proxy, whether via the Internet, by telephone or by mail, will not affect your right to vote at the Annual Meeting should you decide to attend the meeting.

If you are not a shareholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted. You may still attend the Annual Meeting if you have already voted by proxy.

What if I return my proxy card directly to the Company, but do not provide voting instructions?

If a signed proxy card is returned to us without any indication of how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above. For example, if you return a signed proxy card with no indication of your vote on any of the proposals, your votes will be cast “FOR” the election of the three director nominees named in this proxy statement, “FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for fiscal 2023, and “AGAINST” the shareholder proposal.

If you hold your shares in street name and do not vote, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described below) and may not be counted in determining the number of shares necessary for approval of a proposal. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting. Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting.

ANNUAL MEETING OF SHAREHOLDERS	2023 PROXY STATEMENT | 5

What is the quorum requirement for the Annual Meeting?

A majority of our outstanding shares as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy. Additionally, abstentions, broker non-votes and “WITHHOLD” votes, as described below, will also be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting may adjourn the meeting until a later date.

How are abstentions, broker non-votes and “WITHHOLD” votes treated?

Abstentions (i.e., shares present at the meeting and voted “abstain”) are counted for purposes of determining whether a quorum is present. In determining whether a proposal received the requisite number of affirmative votes, abstentions are not considered votes cast and will have no effect on the proposal. As a result, abstentions will have no impact on the non-binding advisory vote on our named executive officer compensation (Proposal 2), the ratification of appointment of our independent registered public accounting firm (Proposal 3), or the shareholder proposal (Proposal 4).

Broker non-votes are counted for purposes of determining whether a quorum is present. In determining whether a proposal received the requisite number of affirmative votes, broker non-votes are not considered votes cast and will have no effect on the proposal. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because (i) the broker did not receive voting instructions from the beneficial owner, and (ii) the broker lacked discretionary authority to vote the shares. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to “non-routine” proposals but may vote their clients’ shares on “routine” proposals. As a result, broker non-votes will have no impact on “non-routine” proposals, including the approval of the election of directors (Proposal 1), the non-binding advisory vote on our named executive officer compensation (Proposal 2), the ratification of appointment of our independent registered public accounting firm (Proposal 3), or the shareholder proposal (Proposal 4).

Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on “non-routine” items, including the election of directors (Proposal 1), the approval, on a non-binding advisory basis, of our named executive officer compensation (Proposal 2), or the shareholder proposal (Proposal 4). Ratification of the appointment of our independent registered public accounting firm for fiscal 2023 (Proposal 3) is considered to be a “routine” matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of the independent registered public accounting firm. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

“WITHHOLD” votes will also be counted towards the quorum requirement and will have no effect on the outcome of the election of directors (Proposal 1) because the election of directors is based on the votes actually cast.

6 | 2023 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

What is the vote required for each proposal?

The votes required to approve each proposal are as follows:

Proposal 1. Shareholders’ choices for Proposal 1 (Election of Directors) are limited to “FOR” and “WITHHOLD.” A plurality of the votes cast, whether in person or by proxy, is required to elect each of the three nominees for director described under Proposal 1. Under plurality voting, the three nominees receiving the largest number of votes cast (votes “FOR”) will be elected. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

Proposal 2. Proposal 2 is a non-binding advisory vote. Therefore, our Board of Directors will consider our named executive officer compensation described under Proposal 2 (Advisory Vote to Approve Executive Compensation) to be approved if the proposal receives the affirmative vote of a majority of votes cast, whether in person or by proxy. Because the advisory vote under Proposal 2 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

Proposal 3. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the appointment of the independent registered public accounting firm for fiscal 2023 described under Proposal 3 (Ratification of Appointment of Registered Independent Public Accounting Firm). Proposal 3 is considered to be a “routine” matter under the rules of the NYSE and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of the appointment of the independent registered public accounting firm is based on the votes actually cast.

Proposal 4. The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to ratify the shareholder proposal. Because the vote under Proposal 4 is considered to be a non-routine matter under the rules of the NYSE, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 4, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4 because the vote is based on the votes actually cast.

How can I get electronic access to the proxy materials?

The Company’s proxy materials are available at ir.rh.com. This website address is included for reference only. The information contained on the Company’s website is not incorporated by reference into this proxy statement.

ANNUAL MEETING OF SHAREHOLDERS	2023 PROXY STATEMENT | 7

Who is paying for this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. Proxies may be solicited on behalf of the Company by our directors, officers, associates (we refer to our employees as “associates”) or agents in person or by telephone, facsimile or other electronic means. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries, upon request, for their reasonable expenses incurred in sending proxies and proxy materials to beneficial owners of our common stock. We have retained the services of Alliance Advisors LLC (“Alliance”) to assist in the solicitation of proxies for a fee of approximately $26,000 plus reasonable out-of-pocket expenses. We may engage Alliance for additional solicitation work and incur fees greater than $26,000 depending on a variety of factors, including preliminary voting results and recommendations from Institutional Shareholder Services. As part of its engagement agreement, the Company has also agreed to certain indemnification provisions with Alliance.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How can I change my vote after submitting my proxy?

A shareholder who has given a proxy may revoke it at any time before it is exercised at the meeting by:

Delivering to the Corporate Secretary of the Company (by any means, including facsimile) a written notice stating that the proxy is revoked;

Signing and delivering a proxy bearing a later date;

Voting again over the Internet or by telephone; or

Attending and voting at the Annual Meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Where can I find the voting results?

The final voting results will be tallied by the inspector of elections and filed with the SEC in a Current Report on Form 8-K within four business days of the Annual Meeting.

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ANNUAL MEETING OF SHAREHOLDERS	2023 PROXY STATEMENT | 9

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP

SECURITY OWNERSHIP OF TOP
SHAREHOLDERS & LEADERSHIP

The following table sets forth information as of the close of business on May 23, 2023, regarding the beneficial ownership of our common stock by: each person or group who is known by us to beneficially own more than 5% of our outstanding shares of our common stock; each of our named executive officers; each of our current directors; and all of our current executive officers and directors as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. Percentage of beneficial ownership is based on 22,052,211 shares of common stock outstanding as of May 23, 2023. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o RH, 15 Koch Road, Corte Madera, CA 94925.

NAME(1)	NUMBER	PERCENT
Gary Friedman(2)	5,005,063	21.1%
FMR LLC(3) 245 Summer Street, Boston, MA 02210	1,981,740	9.0%
Lone Pine Capital LLC(4) Two Greenwich Plaza, 2nd Floor, Greenwich, CT 06830	1,773,069	8.0%
Vanguard Group Inc.(5) 100 Vanguard Blvd., Malvern, PA 19355	1,669,346	7.6%
BlackRock Inc.(6) 55 East 52nd Street, New York, NY 10055	1,619,376	7.3%
Carlos Alberini(7)	46,493	*
Keith Belling(7)	6,500	*
Eri Chaya(8)	345,143	1.5%
Mark Demilio(9)	76,416	*
Stefan Duban(10)	21,613	*
Hilary Krane(7)	6,115	*
Edward Lee(11)	4,024	*
Katie Mitic(7)	10,416	*
Jack Preston(12)	94,150	*
Ali Rowghani(13)	9,102	*
Leonard Schlesinger(7)	13,651	*
All current executive officers and directors as a group (12 persons)(14)	5,638,686	23.9%
*	Represents beneficial ownership of less than 1% of our outstanding common stock.
(1)	Under the rules of the SEC, our named executive officers include our principal executive officer, principal financial officer and the next three most highly compensated executive officers.
(2)	Includes 1,700,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 23, 2023. As of May 23, 2023, 583,334 of these options are subject to selling restrictions.
(3)	Based on the Form 13F-HR filed by FMR LLC with the SEC on May 11, 2023, in which it reported having shared voting power over 1,863,534 shares of common stock.
(4)	Based on the Form 13F-HR filed by Lone Pine Capital LLC with the SEC on May 15, 2023.

SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	2023 PROXY STATEMENT | 11

(5)	Based on the Form 13F-HR filed by Vanguard Group Inc. with the SEC on May 15, 2023, in which it reported having shared voting power over 7,375 shares of common stock.
(6)	Based on the Form 13F-HR filed by BlackRock Inc. with the SEC on May 12, 2023, in which it reported that it has the sole voting power over 1,567,670 shares of common stock.
(7)	Includes 511 restricted stock awards that vest on June 30, 2023.
(8)	Includes 23,643 shares of common stock held by the Chaya-Smith Revocable Trust and 321,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 23, 2023.
(9)	Includes 37,905 shares of common stock held by various family trusts established by Mr. Demilio, 38,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 23, 2023 and 511 restricted stock awards that vest on June 30, 2023.
(10)	Includes 21,535 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 23, 2023.
(11)	Includes 1,400 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 23, 2023.
(12)	Includes 94,149 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of May 23, 2023.
(13)	Includes 6,953 shares of common stock held by the Rowghani Keshavarz Living Trust and 511 restricted stock awards that vest on June 30, 2023.
(14)	Includes 2,176,584 shares of common stock our executive officers and directors have a right to acquire upon the exercise of options that are exercisable within 60 days of May 23, 2023 and 3,577 restricted stock awards that vest on June 30, 2023.

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SECURITY OWNERSHIP OF TOP SHAREHOLDERS & LEADERSHIP	2023 PROXY STATEMENT | 13

DIRECTORS

GARY FRIEDMAN

Chairman and Chief Executive Officer Age: 65 Director since 2013 Board Committees: None Class III Director: Continuing in office until the 2024 annual meeting

Gary Friedman has served as our Chairman and Chief Executive Officer of the Company, and Founder of the RH brand as we know it today, since January 2014. Previously, Mr. Friedman served as our Co-Chief Executive Officer and Director from July 2013 to January 2014, and as Chairman and Co-Chief Executive Officer from May 2010 to October 2012. From October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis, and as Chief Executive Officer and a member of our Board of Directors from March 2001 to October 2012, during which time he served as our Chairman from March 2005 to June 2008. Mr. Friedman joined RH from Williams-Sonoma, Inc. where he spent 14 years serving as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer of Williams-Sonoma, Inc. and President of Retail from 1995 to 2000, and as Executive Vice President of Williams-Sonoma, Inc. and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2000, during which time Mr. Friedman was responsible for transforming Pottery Barn from a $50 million dollar table top and accessories business into a billion dollar plus home furnishings lifestyle brand. Mr. Friedman also developed and rolled out the revolutionary Williams-Sonoma Grande Cuisine stores, growing the brand from less than $100 million to almost $1 billion. Lastly, while at Williams-Sonoma Mr. Friedman spent several years conceptualizing and developing the West Elm brand, which launched shortly after he left the company. Mr. Friedman joined Williams-Sonoma in 1988 as Senior Vice President of Stores and Operations. Mr. Friedman began his retail career in 1977 as a stock-boy at the Gap store in Santa Rosa, California. He spent eleven years with Gap, and held the positions of Store Manager, District Manager and Regional Manager overseeing 63 stores in Southern California.

Qualifications:

Mr. Friedman was selected to our Board of Directors because of his leadership in re-conceptualizing and developing the RH brand and business into the leading luxury home brand in the North American market, his deep and unmatched expertise in developing and rapidly growing many of the leading consumer brands in the home furnishings space, and his extensive knowledge of building and leading complex multi-branded and multi-channel organizations.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2023 PROXY STATEMENT | 15

MARK DEMILIO

Lead Independent Director Age: 67 Director since 2009 Board Committees: Audit, Compensation, Nominating and Corporate Governance Class I Director: Continuing in office until the 2025 annual meeting

Mark Demilio has served as a member of our Board of Directors since September 2009 and currently serves as the board’s Lead Independent Director. Mr. Demilio currently serves as a member of the Board of Directors and Chairman of the audit committee of SCP Health, a privately-held provider of emergency medicine and hospitalist services through physician staffing and management since September 2015. Since January 2021, Mr. Demilio has been serving as a consultant to Spinnaker Medical, a privately held special purpose acquisition company. Mr. Demilio served as a member of the Board of Directors of Cosi, Inc., a national restaurant chain, from April 2004 to May 2017, served on its audit committee, its compensation committee and its nominating and corporate governance committee, and served for a time as Chairman of the Board of Directors of Cosi and as the interim Chief Executive Officer of Cosi. From June 2018 through December 2020, Mr. Demilio was a member of the Board of Directors and Chairman of the audit committee of Nurse Assist, a medical device manufacturer and distributer. From February 2014 through March 2016, Mr. Demilio served as a member of the Board of Directors and Chairman of the audit committee of The Paslin Company, a private company that designs, assembles and integrates robotic assembly lines for the automotive industry.

From December 2000 until his retirement in October 2008, Mr. Demilio served as the Chief Financial Officer of Magellan Health Services, Inc., a Nasdaq-listed managed specialty healthcare company that managed the delivery of behavioral healthcare treatment services, specialty pharmaceuticals and radiology services. Mr. Demilio has also been the General Counsel for Magellan Health Services, the Chief Financial Officer and General Counsel of Youth Services International, Inc., an attorney specializing in corporate and securities law with the law firms of Miles & Stockbridge and Piper & Marbury, a financial analyst for CareFirst BlueCross BlueShield of Maryland and a certified public accountant with Arthur Andersen LLP.

Qualifications:

Mr. Demilio was selected to our Board of Directors because he possesses particular knowledge and experience in accounting, finance and capital structure, strategic planning and leadership of complex organizations and board practices of other major corporations.

16 | 2023 PROXY STATEMENT	ANNUAL MEETING OF SHAREHOLDERS

LEONARD SCHLESINGER

Age: 70 Director since 2014 Board Committees: Compensation Class I Director: Continuing in office until the 2025 annual meeting

Leonard Schlesinger was appointed to our Board of Directors in April 2014. Dr. Schlesinger has served as the Baker Foundation Professor of Business Administration at Harvard Business School, a role he returned to in July 2013 after serving as the President of Babson College from July 2008 until July 2013 and having held various positions at public and private companies. He also serves as a Director and Chair of the Audit Committee of DataPoint Capital Acquisition Corporation. From 1999 to 2007, Dr. Schlesinger held various executive positions at Limited Brands, Inc. (L Brands, Inc.), a formerly listed NYSE company, including Vice Chairman of the Board of Directors and Chief Operating Officer. While at Limited Brands, he was responsible for the operational and financial functions across the enterprise, including Express, Limited Stores, Victoria’s Secret Beauty, Bath and Body Works, C.O. Bigelow, Henri Bendel, and White Barn Candle Company. Dr. Schlesinger also served as Executive Vice President and Chief Operating Officer at Au Bon Pain Co., Inc. and as a director of numerous public and private retail, consumer products, and technology companies. Dr. Schlesinger has also held leadership roles at leading MBA and executive education programs and other academic institutions, including twenty years at Harvard Business School, where he served as the George Fisher Baker Jr. Professor of Business Administration. Dr. Schlesinger holds a Doctor of Business Administration from Harvard Business School, an MBA from Columbia University, and a Bachelor of Arts in American Civilization from Brown University.

Qualifications:

Dr. Schlesinger was selected for our Board of Directors because he possesses extensive leadership, operational, financial, and business expertise from his significant and broad experience with numerous private and public retail companies.

CARLOS ALBERINI

Age: 67 Director since 2010 Board Committees: None Class III Director: Continuing in office until the 2024 annual meeting

Carlos Alberini has served on our Board of Directors since June 2010. Mr. Alberini currently serves as a member of the Board of Directors and Chief Executive Officer of Guess?, Inc., a NYSE-listed specialty retailer of apparel and accessories, since February 2019. Mr. Alberini previously served as the Chairman and Chief Executive Officer of Lucky Brand from February 2014 to February 2019. Mr. Alberini served as our Co-Chief Executive Officer from June 2010 through October 2012 and from July 2013 through January 2014, and he served as our sole Chief Executive Officer from October 2012 through July 2013. Mr. Alberini was President and Chief Operating Officer of Guess from December 2000 to June 2010. From May 2006 to July 2006, Mr. Alberini served as Interim Chief Financial Officer of Guess. Mr. Alberini served as a member of the Board of Directors of Guess from December 2000 to September 2011. Prior to Guess, Mr. Alberini served as Senior Vice President and Chief Financial Officer of Footstar, Inc., a retailer of footwear from October 1996 to December 2000. From May 1995 to October 1996, Mr. Alberini served as Vice President of Finance and Acting Chief Financial Officer of the Melville Corporation, a retail holding corporation. From 1987 to 1995, Mr. Alberini was with The Bon-Ton Stores, Inc., an operator of department stores, in various capacities, including Corporate Controller, Senior Vice President, Chief Financial Officer and Treasurer. Prior to that, Mr. Alberini served in various positions at PricewaterhouseCoopers LLP.

Qualifications:

Mr. Alberini was selected to our Board of Directors because he possesses particular knowledge and experience in retail and merchandising, branded consumer goods, accounting, financing and capital finance, board practices of other large retail companies and leadership of complex organizations.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2023 PROXY STATEMENT | 17

KEITH BELLING

Age: 65 Director since 2016 Board Committees: None Class III Director: Continuing in office until the 2024 annual meeting

Keith Belling has served on our Board of Directors since April 2016, and previously served as an advisor to the Board of Directors from May 2015 to April 2016. Mr. Belling is the founder and former Chief Executive Officer of RightRice, a next generation rice brand that launched in February 2019, in Whole Foods Markets nationwide and on Amazon. Mr. Belling is also the co-founder and former Chairman and Chief Executive Officer of popchips, inc. (“popchips”) a leading better-for-you snack food business that launched in 2007. He previously served as popchips’ Chief Executive Officer from 2007 through 2012, leading the company to sales and distribution at over 30,000 retail stores across North America and the United Kingdom and served as the Chairman of the Board from 2007 through 2019. Mr. Belling has served as an advisor to several innovative consumer, real estate and technology companies, including Modern Meadow Inc., Olly Nutrition, and LBA Realty LLC. Mr. Belling also has founded other businesses, including e-commerce company AllBusiness.com, a leading small business portal, founded in 1998, where Mr. Belling formerly served as Chief Executive Officer and which was acquired by NBCi. Mr. Belling was a real estate attorney with Morrison & Foerster LLP, where he represented a diverse clientele including developers and real estate investors.

Qualifications:

Mr. Belling was selected to our board because of his experience as a founder, leader, and entrepreneur of several innovative consumer companies, as well as his background and experience in the real estate sector.

ERI CHAYA

Age: 49 Director since 2012 Board Committees: None Class I Director: Continuing in office until the 2025 annual meeting

Eri Chaya has served on our Board of Directors since 2012, and has served as our President, Chief Creative and Merchandising Officer since November 2017. Ms. Chaya leads product curation and integration, brand creative and business development for RH Interiors, Contemporary, Modern, Beach House, Ski House, Outdoor, Baby & Child and TEEN, across the Company’s physical, digital and print channels of distribution. Ms. Chaya previously served as RH’s Co-President, Chief Creative and Merchandising Officer and Director from May 2016 to November 2017, Chief Creative Officer from April 2008 to May 2016 and Vice President of Creative from July 2006 to April 2008. Prior to RH, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency, and a creative director at Banana Republic.

Qualifications:	Ms. Chaya was selected to our Board of Directors because of her extensive knowledge and experience in design, product development, brand development, marketing and advertising.

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HILARY KRANE

Age: 59 Director since 2016 Board Committees: Audit Class II Director: Continuing in office until the 2023 annual meeting

Hilary Krane has served on our Board of Directors since her appointment in June 2016. Ms. Krane is currently the Chief Legal Officer for Creative Artists Agency. Up until February 2022, Ms. Krane served in various executive roles at Nike since 2010, including most recently as Executive Vice President, Chief Administrative Officer and General Counsel for NIKE, Inc. Prior to joining NIKE, Inc., Ms. Krane was General Counsel and Senior Vice President for Corporate Affairs at Levi Strauss & Co. from 2006 to 2010. From 1996 to 2006, she was a partner and assistant general counsel at PricewaterhouseCoopers LLP. Ms. Krane has been a director at the Federal Reserve Bank of San Francisco, Portland Branch since January 2018. Ms. Krane holds a Bachelor of Arts from Stanford University and a J.D. from the University of Chicago.

Qualifications:

Ms. Krane was selected to our Board of Directors because of her extensive operational, compliance and business experience contributing to the growth and development of innovative and iconic global brands.

KATIE MITIC

Age: 53 Director since 2013 Board Committees: Audit Class II Director: Continuing in office until the 2023 annual meeting

Katie Mitic is currently Co-Chief Executive Officer and Co-founder of SomethingElse, Inc., a direct-to-consumer beverage company that launched in 2019. From 2012 to 2017, Ms. Mitic was the Chief Executive Officer and Co-founder of Sitch, Inc., a startup building innovative mobile consumer products.

Prior to Sitch, Ms. Mitic served in executive leadership positions at innovative growth companies, including Facebook, Inc. and Palm, Inc. As Director of Platform & Mobile Marketing at Facebook, she grew developer products and partnerships globally. As Senior Vice President, Product Marketing at Palm, she expanded the company’s product lines and international footprint up until its acquisition by Hewlett-Packard. Earlier in her career, Ms. Mitic worked at NetDynamics (acquired by Sun Microsystems), where she launched the industry’s first application server, at Four11, where she built the industry-leading email service RocketMail (now Yahoo! Mail) and at Yahoo!, where she served as Vice President and General Manager. She currently serves on the Board of Directors and audit committee of TCV Acquisition Corp., a publicly held special purpose acquisition company. Additionally, she serves as a board member on private and non-profit boards, including DVx Ventures and LeanIn.Org.

Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

Qualifications:

Ms. Mitic was selected to our Board of Directors because of her extensive leadership, operational and entrepreneurial experience with innovative growth companies and global consumer technology companies.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2023 PROXY STATEMENT | 19

ALI ROWGHANI

Age: 50 Director since 2015 Board Committees: Nominating and Corporate Governance Class II Director Continuing in office until the 2023 annual meeting

Ali Rowghani was appointed to our Board of Directors on January 22, 2015. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Most recently, Mr. Rowghani was the Managing Director of the YCombinator Continuity Fund, which invests in growth-stage startups and which Mr. Rowghani helped launch in 2015.

Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull.

Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University.

Qualifications:

Mr. Rowghani was selected to our Board of Directors because he possesses extensive operational, financial and leadership experience, and because of his expertise in scaling innovative and high-growth companies.

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EXECUTIVE OFFICERS

Below is a list of the names and ages, as of May 23, 2023, of our executive officers and a description of their business experience.

GARY FRIEDMAN

Chairman and Chief Executive Officer Age: 65

Gary Friedman has served as our Chairman and Chief Executive Officer of the Company, and Founder of the RH brand as we know it today, since January 2014. Previously, Mr. Friedman served as our Co-Chief Executive Officer and Director from July 2013 to January 2014, and as Chairman and Co-Chief Executive Officer from May 2010 to October 2012. From October 2012 to July 2013, Mr. Friedman served as Chairman Emeritus, Creator and Curator on an advisory basis, and as Chief Executive Officer and a member of our Board of Directors from March 2001 to October 2012, during which time he served as our Chairman from March 2005 to June 2008. Mr. Friedman joined RH from Williams-Sonoma, Inc. where he spent 14 years serving as President and Chief Operating Officer from May 2000 to March 2001, as Chief Merchandising Officer of Williams-Sonoma, Inc. and President of Retail from 1995 to 2000, and as Executive Vice President of Williams-Sonoma, Inc. and President of the Williams-Sonoma and Pottery Barn brands from 1993 to 2000 during which time Mr. Friedman was responsible for transforming Pottery Barn from a $50 million dollar table top and accessories business into a billion dollar plus home furnishings lifestyle brand. Mr. Friedman also developed and rolled out the revolutionary Williams-Sonoma Grande Cuisine stores, growing the brand from less than $100 million to almost $1 billion. Lastly, while at Williams-Sonoma Mr. Friedman spent several years conceptualizing and developing the West Elm brand, which launched shortly after he left the company. Mr. Friedman joined Williams-Sonoma in 1988 as Senior Vice President of Stores and Operations. Mr. Friedman began his retail career in 1977 as a stock-boy at the Gap store in Santa Rosa, California. He spent eleven years with Gap, and held the positions of Store Manager, District Manager and Regional Manager overseeing 63 stores in Southern California.

ERI CHAYA

President, Chief Creative and Merchandising Officer Age: 49

Eri Chaya has served as our President, Chief Creative and Merchandising Officer since November 2017 and on our Board of Directors since 2012. Ms. Chaya leads product curation and integration, brand creative and business development for RH Interiors, Contemporary, Modern, Beach House, Ski House, Outdoor, Baby & Child and TEEN, across the Company’s physical, digital and print channels of distribution. Ms. Chaya previously served as RH’s Co-President, Chief Creative and Merchandising Officer and Director from May 2016 to November 2017, Chief Creative Officer from April 2008 to May 2016 and Vice President of Creative from July 2006 to April 2008. Prior to RH, Ms. Chaya was a creative director at Goodby, Silverstein and Partners, an international advertising agency, and a creative director at Banana Republic.

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2023 PROXY STATEMENT | 21

JACK PRESTON

Chief Financial Officer Age: 49

Jack Preston has served as our Chief Financial Officer since March 2019 and leads all financial functions, including strategic and financial planning, accounting, treasury, tax, internal audit, investor relations, as well as our legal, compliance and technology teams, across the Company’s multiple businesses and brands. Mr. Preston served as RH’s Senior Vice President, Finance and Chief Strategy Officer from August 2014 to March 2019, and Senior Vice President, Finance and Strategy from April 2013 to August 2014. Prior to RH, Mr. Preston worked for Bank of America Merrill Lynch for over 12 years, where he served as a Director in the consumer and retail investment banking group. Mr. Preston holds a bachelor of commerce degree from the Sauder School of Business at the University of British Columbia.

EDWARD LEE

Chief Legal & Compliance Officer Age: 51

Edward Lee has served as our Chief Legal & Compliance Officer since March 2019. Mr. Lee joined RH in October 2012 as Deputy General Counsel and was promoted to Chief Legal Officer in August 2015. Mr. Lee is also a member of the Disclosure Committee. Prior to RH, Mr. Lee was Vice President & Deputy General Counsel, Assistant Corporate Secretary at MGM Resorts International from January 2008 to October 2012. Mr. Lee holds a law degree from the University of California, Berkeley School of Law (Boalt Hall); an M.P.P. from Harvard University, The Kennedy School of Government; and a BA cum laude in Government/Public Policy from Pomona College.

STEFAN DUBAN

Chief Gallery & Customer Officer Age: 40

Stefan Duban has served as our Chief Gallery & Customer Officer since 2021 and is responsible for the global operations of the Company's Galleries, Interior Design, Hospitality, Trade, Contract, Outlet and the Gallery Optimization Teams. Mr. Duban is in his 23rd year at RH and began his career as a part-time sales associate in our Thousand Oaks, CA Gallery. He has held the positions of Gallery Leader, Vice President of Home Delivery, Vice President and Regional Field Leader, and most recently, Chief Gallery Officer of RH.

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INTENTIONALLY LEFT BLANK

COMPANY LEADERSHIP, DIRECTORS & OFFICERS	2023 PROXY STATEMENT | 23

CORPORATE GOVERNANCE & DIRECTOR INDEPENDENCE

We have a number of policies and practices related to corporate governance and oversight of our business. A number of the more important policies and procedures are described in this section of the proxy statement.

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines specify the distribution of rights and responsibilities of our Board of Directors and detail the rules and procedures for making decisions on corporate affairs. In general, the shareholders elect our Board of Directors, which is responsible for overall governance of our Company, including selection and oversight of key leadership, and leadership is responsible for running our day-to-day operations.

Our Corporate Governance Guidelines are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance.” The contents of our website are not incorporated by reference into this proxy statement and are not soliciting materials.

CODE OF ETHICS & CODE OF BUSINESS CONDUCT

We have adopted a code of ethics for our chief executive officer and senior financial officers. We have also adopted a code of business conduct applicable to our associates, officers and directors. Copies of these codes are available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance.” We expect that any amendment to, or waiver of, the requirements of the code of ethics for our chief executive officer and senior financial officers will be disclosed on our website and any waiver of the requirements of the code of business conduct relating to our executive officers and directors will be promptly disclosed to shareholders, in each case as required by applicable law or NYSE listing requirements.

COMPENSATION COMMITTEE INTERLOCKS & INSIDER PARTICIPATION

No member of the compensation committee of our Board of Directors has served as one of our officers or been employed as one of our associates at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the Board of Directors of any other company that has an executive officer serving as a member of our compensation committee. None of our directors or executive officers are members of the same family.

DELINQUENT SECTION 16(A) REPORTS

Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s directors, executive officers and any person who owns more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes that all Section 16(a) filing requirements were met in a timely manner in fiscal 2022 except that the following Form 4s for transactions that occurred on March 31, 2022 were inadvertently filed one day late on April 5, 2022 due to administrative processing delays by the Company: Hilary Krane (one transaction); Edward Lee (six transactions); Eri Chaya (seven transactions); Gary Friedman (eight transactions); and Jack Preston (eight transactions).

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COMPOSITION & QUALIFICATIONS OF OUR BOARD OF DIRECTORS

Our Board of Directors consists of nine directors, including our Chairman and Chief Executive Officer. Our certificate of incorporation provides that, subject to any rights applicable to any then-outstanding preferred stock, our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Subject to any rights applicable to any then-outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office, unless otherwise required by law or by a resolution passed by our Board of Directors. The term of office for each director will be until his or her successor is elected at the applicable annual meeting of shareholders or his or her death, resignation or removal, whichever is earliest to occur.

Our Board of Directors is divided into three classes, with each director serving a three-year term, and one class being elected at each year’s annual meeting of shareholders. Our directors by class are as follows:

Class I: Eri Chaya, Mark Demilio and Leonard Schlesinger, with a term expiring at the 2025 annual meeting.

Class II: Hilary Krane, Katie Mitic and Ali Rowghani, with a term expiring at the Annual Meeting.

Class III: Gary Friedman, Carlos Alberini and Keith Belling, with a term expiring at the 2024 annual meeting.

				COMMITTEE MEMBERSHIP
NAME/ CURRENT POSITION	AGE	DIRECTOR SINCE	INDEPENDENT	AUDIT	COMP.	NOM. & CORP. GOV.
Gary Friedman RH Chairman and CEO	65	Jul. 2013
Carlos Alberini Director and CEO of Guess?, Inc.	67	Jun. 2010	●
Keith Belling Founder and Former CEO of RightRice Founder of popchips, inc.	65	Apr. 2016
Eri Chaya RH President, Chief Creative and Merchandising Officer	49	Nov. 2012
Mark Demilio Director and Chairman of the Audit Committee of SCP Health	67	Sep. 2009	●	☐	∎	☐
Hilary Krane Chief Legal Officer, Creative Artists Agency	59	Jun. 2016	●	∎
Katie Mitic Director, TCV Acquisition	53	Oct. 2013	●	∎
Ali Rowghani Former Managing Director, YCombinator Continuity Fund	50	Jan. 2015	●			∎
Leonard Schlesinger Professor of Business Administration Harvard Business School	70	Apr. 2014	●		☐
☐	Committee Chair
∎	Committee Member

26 | 2023 PROXY STATEMENT	CORPORATE GOVERNANCE

EXPERIENCE
NAME/ CURRENT POSITION	BUSINESS LEADERSHIP	BRAND/ RETAIL	GROWTH COMPANY	PUBLIC CO. EXECUTIVE/ DIRECTOR	INVESTMENT/ FINANCIAL	LEGAL	RISK & GOVERNANCE
Gary Friedman RH Chairman and CEO	●	●	●	●
Carlos Alberini Director and CEO of Guess?, Inc.	●	●	●	●	●
Keith Belling Founder and Former CEO of RightRice Founder of popchips, inc.	●	●	●		●
Eri Chaya RH President, Chief Creative and Merchandising Officer		●	●
Mark Demilio Director and Chairman of the Audit Committee of SCP Health	●			●	●	●	●
Hilary Krane Chief Legal Officer, Creative Artists Agency		●		●		●	●
Katie Mitic Director, TCV Acquisition	●	●	●	●			●
Ali Rowghani Former Managing Director, YCombinator Continuity Fund	●	●	●	●	●
Leonard Schlesinger Professor of Business Administration Harvard Business School	●	●	●	●			●

We believe our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe experience, qualifications, or skills in the following areas are most important: (i) business expertise in general and specific familiarity with high growth business models; (ii) experience building high value and luxury brands; (iii) industry knowledge of retail and consumer; and (iv) domain expertise in specialized areas such as merchandising and advertising; sales and distribution; accounting, finance, and capital structure; strategic planning and leadership of complex organizations; legal/regulatory and government affairs; people leadership; and board practices of other major corporations. We believe that all our current board members possess the professional and personal qualifications necessary for board service, and have highlighted selected noteworthy attributes for each board member in their individual biographies and as otherwise summarized above.

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BOARD ASSESSMENT & DIVERSITY

INDEPENDENCE	TENURE

AGE	DIVERSITY

Our Board of Directors strongly believes its effectiveness is enhanced by being comprised of individuals with diverse backgrounds, skills and experience that are relevant to the role of the Board of Directors and the needs of the business. Accordingly, our Board of Directors regularly reviews the changing needs of the business and the skills and experience resident in its members, with the intention that the board will be periodically “renewed” as certain directors rotate off and new directors are recruited. The Board of Directors commitment to diversity and “renewal” will be tempered by the need to balance change with continuity and experience.

Our current board composition is highly diverse in the areas of gender, age, ethnicity and business experience. We believe that our commitment to diversity is demonstrated by the current composition of our Board of Directors.

In September 2018, the State of California adopted legislation, Senate Bill 826, requiring companies headquartered in the state to meet specific gender diversity requirements on their board, which required us to have at least one female director by the end of December 31, 2019, and have at least three female directors by the end of December 31, 2021. Three of our nine directors are female. We were already in full compliance with the most stringent requirements of this legislation in advance of its adoption, and remain in compliance with all aspects of such legislation.

We believe that our approach to board qualifications and selection criteria is effective in identifying strong candidates to meet the needs of the Company and its constituencies and has resulted in a diverse Board of Directors.

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Board Members Self-Identifying from Underrepresented Communities

We believe our Board of Directors also meets all of the standards set by the State of California in Assembly Bill 979, which required us to have one director from underrepresented communities by December 31, 2021, and three by December 31, 2022. Three of our directors have indicated that they are from underrepresented groups.

One director self-identified as Hispanic and/or Latino.

Two directors self-identified as either being of Asian and/or Middle Eastern heritage.

See the graphic under “—Composition and Qualifications of our Board of Directors” above for further information regarding the composition and experience of our current Board of Directors.

BOARD LEADERSHIP STRUCTURE; LEAD INDEPENDENT DIRECTOR

Our Corporate Governance Guidelines provide that the roles of Chairman of our Board of Directors and Chief Executive Officer may be either separate or combined, and our Board of Directors exercises its discretion in combining or separating these positions as it deems appropriate. Our Board of Directors believes that the combination or separation of these positions should continue to be considered as part of our succession planning process. Currently, the roles are combined, with Mr. Friedman serving as Chief Executive Officer and Chairman of our Board of Directors.

In July 2013, the Board of Directors created the position of Lead Independent Director and adopted a Lead Independent Director Charter, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance.” The Lead Independent Director Charter provides that the Lead Independent Director shall serve in a lead capacity to coordinate the activities of the other non-employee directors, to help facilitate communication between the Board of Directors and leadership and perform such other duties and functions as directed by the board from time to time. The Lead Independent Director presides over executive sessions of non-management directors.

Mr. Demilio currently serves as our Lead Independent Director. We believe the appointment of Mr. Demilio as our Lead Independent Director is beneficial to the Company due to Mr. Demilio’s breadth of experience and ability to facilitate communication between leadership and the Board of Directors and devote significant time to the Company.

Our Corporate Governance Guidelines provide the flexibility for our Board of Directors to modify our leadership structure in the future as appropriate. We believe that our Company is well served by this flexible leadership structure.

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BOARD INDEPENDENCE

In accordance with our Corporate Governance Guidelines, the Board of Directors affirmatively determines that each independent director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and meets the standards for independence as defined by applicable law and the rules of the NYSE.

Our Board of Directors undertook its annual review of the independence of our directors and considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board of Directors affirmatively determined that each of Mr. Alberini, Mr. Demilio, Ms. Krane, Ms. Mitic, Mr. Rowghani and Dr. Schlesinger is an “independent director,” as defined under the applicable rules of the NYSE and the SEC, and that the other members of the board are not independent. The board’s independence determination was based on information provided by our current directors. In particular, in making its determination that Mr. Alberini is an independent director, the Board of Directors considered that under the rules of the NYSE and the SEC, Mr. Alberini could be deemed independent for membership on the Board of Directors after February 2017 given that his prior service as the Company’s Co-Chief Executive Officer and Chief Executive Officer had occurred more than three years prior to such date. In addition, as of February 2019, Mr. Alberini also meets the enhanced independence standard for a director who has not served as an employee of the Company for more than five years. In reaching its conclusions regarding the independence of Mr. Alberini, the Board of Directors further considered Mr. Alberini’s time away from the management of RH, the fact that he had served as the chief executive officer of Lucky Brands, and the fact that he subsequently left Lucky Brands and is now serving as the chief executive officer of Guess?, Inc., a publicly traded company, listed on the NYSE, along with other prior and existing relationships between the Company and Mr. Alberini.

Further, the Board of Directors determined that each member of the Board of Directors’ audit committee, compensation committee and nominating and corporate governance committee satisfies independence standards applicable to each committee on which he or she serves. Although the Board of Directors determined that Mr. Alberini is an independent director under the applicable rules of the NYSE and the SEC, the Board of Directors has elected not to appoint Mr. Alberini to any of the committees of the Company that are required under applicable rules of the NYSE or SEC to be composed entirely of independent directors.

BOARD MEETINGS

During fiscal 2022, our Board of Directors held a total of four meetings. Additionally, our independent directors met in a number of executive sessions presided over by our Lead Independent Director. During fiscal 2022, all of our director nominees and all of our incumbent directors attended at least 75% of the total meetings such directors were eligible to attend during the period in terms of the board, the committees of the board on which they served and independent or non-executive board meetings.

Agendas and topics for board and committee meetings are developed through discussions among leadership and members of our Board of Directors and its committees. Information and data that are important to the issues to be considered are distributed in advance of each meeting. Board meetings and background materials focus on key strategic, operational, financial, governance and compliance matters applicable to us.

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COMMITTEE COMPOSITION & MEETINGS

In fiscal 2022, our Board of Directors had the following standing committees: an audit committee; a compensation committee; and a nominating and corporate governance committee. All board committees are composed of independent directors. Committee membership and the number of meetings each committee held in fiscal 2022 are as follows:

COMMITTEES
DIRECTORS	AUDIT(3)	COMPENSATION(3)	NOM. & CORP. GOVERNANCE(3)
Mark Demilio(1)(2)	Chair	Member	Chair
Hilary Krane	Member
Katie Mitic	Member
Ali Rowghani			Member
Leonard Schlesinger		Chair
Number of meetings in fiscal 2022	17	4	1
(1)	Designated by the board as an “audit committee financial expert.”
(2)	Mr. Demilio is currently the board’s Lead Independent Director.
(3)	Committee members had various informal meetings in fiscal 2022.

Our Board of Directors has delegated various responsibilities and authorities to its three different committees, as described below and in the committee charters. The board committees regularly report on their activities and actions to the full Board of Directors as they deem appropriate and as the Board of Directors may request. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee was appointed by our Board of Directors, which reviews committee composition from time to time.

Audit Committee

The audit committee was established for the primary purpose of assisting the Board of Directors in overseeing the accounting and financial reporting processes of the Company and audits of its financial statements. The audit committee is responsible for, among other matters:

Appointing, retaining, compensating, evaluating, terminating and overseeing our independent registered public accounting firm;

Delineating relationships between our independent registered public accounting firm and our Company consistent with the rules of the NYSE and requesting information from our independent registered public accounting firm and leadership to determine the presence or absence of a conflict of interest;

Reviewing with our independent registered public accounting firm the scope and results of their audit;

Approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

Overseeing the financial reporting process and discussing with leadership and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

Reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

Establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

Reviewing and approving related-person transactions.

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Our audit committee currently consists of Mr. Demilio, Ms. Krane and Ms. Mitic. Rule 10A-3 of the Exchange Act, and NYSE rules require us to have at least three audit committee members, all of whom are independent. Our Board of Directors has affirmatively determined that each of Mr. Demilio, Ms. Krane and Ms. Mitic meets the definition of “independent director” for purposes of serving on our audit committee under Rule 10A-3 of the Exchange Act and NYSE rules. In addition, our Board of Directors has determined that Mr. Demilio qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Our Board of Directors has adopted a written charter for the audit committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance.” The audit committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Compensation Committee

The compensation committee was established for the primary purpose of assisting the Board of Directors in discharging its responsibilities relating to the compensation of the Company’s directors and executive officers, as further described in “Executive Compensation—Compensation Discussion & Analysis—Compensation Committee Review of Compensation.” The compensation committee is responsible for, among other matters:

Reviewing key associate compensation goals, policies, plans and programs;

Reviewing and approving the compensation of our Chief Executive Officer and other executive officers;

Reviewing and approving or recommending the compensation of our directors;

Reviewing employment agreements and other similar arrangements between us and our executive officers; and

Appointing and overseeing any independent compensation consultants.

Our compensation committee currently consists of Mr. Demilio and Dr. Schlesinger. Our Board of Directors has affirmatively determined that each member of the compensation committee meets applicable independence requirements for membership on a compensation committee in accordance with applicable rules of the NYSE.

Our Board of Directors adopted a written charter for the compensation committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance.” The compensation committee conducts an annual self-evaluation of its performance, as set forth in its charter.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee was established for the primary purpose of assisting the Board of Directors in discharging its responsibilities relating to the election of directors. The nominating and corporate governance committee is responsible for, among other matters:

Identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors;

Overseeing the organization of our Board of Directors to discharge the board’s duties and responsibilities properly and efficiently; and

Developing and recommending to our Board of Directors a set of corporate governance guidelines and principles.

Our nominating and corporate governance committee currently consists of Messrs. Demilio and Rowghani. Our Board of Directors has affirmatively determined that each member of the nominating and corporate governance committee meets applicable independence requirements for membership on a nominating and corporate governance committee in accordance with applicable rules of the NYSE.

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Our Board of Directors adopted a written charter for the nominating and corporate governance committee, which is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance.” The nominating and corporate governance committee conducts an annual self-evaluation of its performance, as set forth in its charter.

DIRECTOR NOMINATIONS; COMMUNICATION WITH DIRECTORS

Criteria for Nomination to the Board

In accordance with its charter, the nominating and corporate governance committee will consider candidates submitted by the Company’s shareholders, as well as candidates recommended by directors and leadership, for nomination to our Board of Directors. The nominating and corporate governance committee considers qualifications for the Board of Directors’ membership, which may include:

The highest personal and professional integrity;

Demonstrated exceptional ability and judgment;

Broad experience in business, finance or administration;

Familiarity with the Company’s industry;

Ability to serve the long-term interests of the Company’s shareholders;

Sufficient time available to devote to the affairs of the Company;

Ability to provide continuing service to promote stability and continuity in the boardroom and provide the benefit of familiarity and insight into the Company’s affairs that directors would accumulate during their tenure;

Ability to help the Board of Directors work as a collective body; and

Experience, areas of expertise, as well as other factors relative to the overall composition of the Board of Directors.

The nominating and corporate governance committee also considers such other factors as it deems appropriate, including diversity, the interplay of the candidate’s experience with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. The nominating and corporate governance committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The composition of our current Board of Directors includes diversity in the areas of gender, age, ethnicity and business experience.

The nominating and corporate governance committee further reviews and assesses the activities and associations of each candidate to address legal impediments, conflicts of interest, or other considerations that might hinder or prevent service on our Board of Directors. In making its selection, the nominating and corporate governance committee bears in mind that the foremost responsibility of a director of a company is to represent the interests of the shareholders as a whole.

Each director’s individual biography set forth above includes the key individual attributes, experience and skills of each director that led to the conclusion that each director should continue to serve as a member of our Board of Directors at this time, as reflected in the summary above. We believe the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives.

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Shareholder Proposals for Nominees

In accordance with its charter, the nominating and corporate governance committee will consider potential nominees properly submitted by shareholders. Shareholders seeking to do so should provide the information set forth in the nominating and corporate governance committee’s charter regarding director nominations. The nominating and corporate governance committee will apply the same criteria for candidates proposed by shareholders as it does for candidates proposed by leadership or other directors.

To be considered for nomination by the nominating and corporate governance committee at next year’s annual meeting of shareholders, submissions by shareholders must be submitted in writing and must be received by the Corporate Secretary by the deadlines set forth in this proxy statement under “Proposals — Additional Information — Shareholder Proposals for the 2024 Annual Meeting” to ensure adequate time for meaningful consideration by the nominating and corporate governance committee. Each submission must include the following information:

The candidate’s name, age, business address and residence address;

The candidate’s biographical information, including educational information, principal occupation or employment, past work experience (including all positions held during the past five years), personal references, and service on boards of directors or other material positions that the candidate currently holds or has held during the prior three years;

The class and number of shares of the Company which are beneficially owned by the candidate;

Any potential conflicts of interest that might prevent or otherwise limit the candidate from service as an effective member;

Any other information pertinent to the qualification of the candidate;

The name and record address of the shareholder making the recommendation; and

The class and number of shares of the Company which are beneficially owned by such shareholder and the period of time such shares have been held, including whether such shares have been held in excess of one year prior to the date of the recommendation.

Information regarding requirements that must be followed by a shareholder who wishes to make a shareholder nomination for election to our Board of Directors for next year’s annual meeting is described in this proxy statement under “Proposals — Additional Information — Shareholder Proposals for the 2024 Annual Meeting.”

Communicating with Members of the Board of Directors

Any shareholder or any other interested party who wishes to communicate directly with (i) our entire Board of Directors, (ii) the non-management directors as a group, or (iii) the Lead Independent Director, may do so by corresponding with the Lead Independent Director at the following address: Lead Independent Director, c/o RH, Legal Dept., 15 Koch Road, Corte Madera, CA 94925, Attn: Corporate Secretary. All communications will be received, processed and then directed to the appropriate member(s) of our board other than, at the board’s request, certain items unrelated to the board’s duties, such as customer complaints, spam, junk mail, solicitations, employment inquires and similar items.

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SHAREHOLDER OUTREACH ACTIVITIES

Shareholder Engagement

We actively engage with major shareholders of the Company, which has been a practice of the Company since our initial public offering in 2012. At our recent special meeting of shareholders (held on April 4, 2023) (our “2023 Special Meeting”), approximately 52.7% of the votes cast by our shareholders supported our proposal to adopt the RH 2023 Stock Incentive Ownership Plan (the “2023 Equity Plan”). At our last annual meeting (held on June 30, 2022), approximately 97.7% of the votes cast by our shareholders supported our say-on-pay proposal. We are committed to the interests of our shareholders and the delivery of shareholder value through our focus on financial performance, including through capital allocation, optimization of free cash flow and increasing the operating margin of the business. We believe that, as part of this commitment, it is important to maintain an ongoing dialogue with shareholders, including with respect to feedback on our executive compensation programs.

In 2016, we launched a formalized annual shareholder outreach program in order to solicit additional input from shareholders with respect to corporate governance and executive compensation practices. This shareholder outreach effort has continued and evolved in each subsequent year. Along with our annual shareholder outreach program, throughout the year, members of our leadership team, including our Chief Financial Officer and Chairman and Chief Executive Officer, engage in regular shareholder and investor communications.

As part of our ongoing shareholder outreach efforts, we have provided explanations of our organizational and leadership structures and our continuing efforts to evolve and refine our organizational design and improve its alignment with the evolution of our business. In particular, we have highlighted that numerous business initiatives like the membership program have resulted in simplification of some aspects of our business, while other new initiatives require on-going leadership focus and efforts, and that the shifts in focus and responsibilities of our business and executive officers are designed to attune the organizational and leadership structures to the transformation of our business. This formalized shareholder outreach program is designed to solicit feedback from the Company’s shareholders with respect to a number of topics including those related to our executive pay practices, environmental, social and corporate governance programs and policies, as well as other topics of interest of our shareholders. This effort supplements the ongoing communications between our leadership and shareholders. We continue to receive feedback from our investors throughout the year as a result of our shareholder outreach program.

Shareholder Outreach Campaign & Feedback

We regularly engage in an annual shareholder outreach campaign in order to solicit the views of investors that we believe represent a substantial portion of our issued and outstanding shares as of the prior calendar year. We hold these discussions with shareholders with the objective of procuring feedback on topics that are of interest to these investors. The bulk of the feedback we receive in connection with the outreach campaign focuses on topics of governance and compensation practices as well as commentary on our proxy statement disclosures.

While our goal is to solicit the views of investors representing at least 50% of our issued and outstanding shares, our ability to reach shareholders depends in part on the concentration, or lack of concentration, of voting shares within our shareholder base as well as the fact that a number of our investors that had been previously contacted indicated there was not a need to have further conversations in the current annual shareholder outreach campaign with respect to governance and compensation practices, as their positions on the topics discussed had not changed in any significant way from previous conversations.

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In 2021, we solicited the views of institutional investors that we believe represented approximately 49% of our issued and outstanding shares owned by institutional investors as of December 31, 2020, and had discussions with, and received feedback from, investors representing approximately 24% of such outstanding shares.

In 2022, we solicited the views of institutional investors that we believe represented approximately 69% of our issued and outstanding shares owned by institutional investors as of December 31, 2021, and had discussions with, and received feedback from, investors representing approximately 24% of such outstanding shares.

In 2023, in connection with our 2023 Special Meeting and this Annual Meeting, we solicited the views of institutional investors that we believe represented approximately 74% of our issued and outstanding shares owned by institutional investors as of March 6, 2023, and had discussions with, and received feedback from, investors representing approximately 70% of such outstanding shares. As was the case in 2021 and 2022, a number of our investors that had been previously contacted indicated there was not a need to have further conversations in the current annual shareholder outreach campaign with respect to governance and compensation practices, as their positions on the topics discussed had not changed in any significant way from previous conversations.

With respect to the outreach and feedback received in 2023, we were particularly mindful to respond to each area of questions or comments from our investors regarding our executive compensation practices and our equity grant practices inasmuch as the 2023 Special Meeting was to approve the 2023 Equity Plan. Most of the comments we received in 2023 concerning our compensation practices focused on the number of shares requested pursuant to the 2023 Equity Plan. We have responded to these comments and questions, as well as requests for further clarification, by including additional disclosure in the proxy statement related to the Special Meeting and this proxy statement regarding our rationale for determining the incremental 3.0 million share authorization amount under the 2023 Equity Plan, as well as the inclusion of additional information in this proxy statement around our equity award practices and around our executive compensation program more generally.

In addition to the general feedback noted in the chart below, investors have expressed appreciation of our outreach efforts. The results of the shareholder outreach campaign, including concerns and feedback we received, were provided to our Board of Directors.

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WHAT WE HEARD	WHAT WE DID

Shareholders requested that we make our proxy statement more readable and make the information presented more accessible

We have continued to fine tune our proxy statement presentation, including providing more information in tables and charts rather than within lengthy narrative form in order to make the proxy statement easier to read and the information more accessible

Shareholders requested increased transparency into the metrics used in our annual (short-term) cash bonus or Leadership Incentive Program (“LIP”)

We have provided additional disclosure in our CD&A in order to explain the reasons we chose certain compensation metrics and to show how our program is aligned with shareholder interests. We have included additional disclosures concerning changes in our LIP metrics from year to year, including reasons for the fiscal 2022 selection of GAAP operating margin as the basis for the fiscal 2022 LIP

Shareholders requested increased transparency into the decision to use stock price as part of the performance metric under our long-term incentive (equity) program

We have included substantial additional disclosure concerning the details of the multi-year option awards granted to our Chairman and Chief Executive Officer. The enhanced disclosure includes background information concerning the reason for the selection of stock price performance as the key performance metric used in the 2017 and 2020 awards as well as additional  information regarding the terms and conditions of the awards in order to provide greater clarity concerning these grants. In particular, we have enhanced our disclosures concerning the operation of the dual condition performance measurement and selling restrictions in these awards that are tied to stock price performance over a long-term service period in order to incentivize sustained share price appreciation rather than short term price movements

Given our focus on innovation and business transformation as one of our key strategies, and our goal to use a performance metric that is objectively measurable, we have selected stock price performance as the key performance metric for these awards with a reliance on using out of the money stock price hurdles at the date of the grant. We believe that stock price appreciation is an appropriate performance metric inasmuch as stock price as a performance metric (i) measures the overall performance of the business, (ii) aligns well with our short-term and long-term goals, and (iii) is transparent, understandable and accessible to our shareholders and other key stakeholders, including our associates

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WHAT WE HEARD	WHAT WE DID
Shareholders requested information related to other performance metrics such as total shareholder return (“TSR”)

After receiving feedback from shareholders regarding the disclosure of other performance metrics for our business, we have been providing additional information regarding key metrics such as TSR in our Annual Report on Form 10-K and in our shareholder letters in which we report our financial results and we disclose similar information here in our proxy statement for convenience

We have also included a stock performance table to disclose a measure of TSR, as well as enhanced disclosures regarding TSR under the caption “Stock  Performance” in our CD&A included below

Although we do not use TSR as a direct metric as part of our long-term incentive strategy, we believe that the stock price performance metric that we do use in equity awards is likely to be well correlated with other metrics such as TSR

Please see “—Fiscal 2022 Business Highlights” included below

Shareholders requested additional disclosure regarding our environmental, social and governance (“ESG”) practices and profile

We have continued to enhance our ESG disclosures including enhanced information about our corporate governance practices

Beginning in 2021, we added a new section to our proxy statement that provides substantial additional information regarding our corporate social responsibility program, including our approach to environmental, social and governance initiatives and other related topics relevant to the Company’s business. This year, we have also enhanced our disclosures with respect to, among other things, material sourcing, ethical manufacturing and workforce health and wellness

Our enhanced disclosures include, among other matters, additional information about our diversity profile, including certain metrics related to Waterworks, our response to the COVID-19 pandemic and other related information, such as our approach to cybersecurity risks

Please see the “Corporate Governance” and “Environmental, Social & Governance” sections of this proxy statement

Shareholders requested further disclosure about our independence determinations with respect to our directors

We expanded our disclosures regarding our independence determinations with respect to our directors, in particular regarding our determination that Mr. Alberini is an independent director and our determinations regarding his appointment to any committees

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WHAT WE HEARD	WHAT WE DID

Shareholders also expressed a preference that equity awards granted to the executive officers of RH in particular be tied to performance metrics rather than simple time based metrics based on continued service

Our compensation program relies on equity and equity upside as a key method to align incentives between the leadership team and our investors. For example, we consider stock option awards, which only have value if the stock price increases above the stock option exercise price, a key component of our compensation program

Based on discussions and compensation reviews in prior years, we structured the 2017 Stock Option Award and 2020 Stock Option Award to our Chief Executive Officer, Mr. Friedman, in order to require substantial stock price appreciation from the price of our common stock on the date of grant in order to release restrictions on the shares underlying the award. We also required a four-year service period for the Chief Executive Officer in order to assure that these price objectives would be measured on a sustained basis rather than at a single moment in time

We believe the four-year structure of the award aligns and incentivizes Mr. Friedman to take a multi-year and long-term approach in leading the Company

Shareholders requested increased transparency around peer group or other competitive measurements used by the Company for our pay-for-performance alignment

We have enhanced our disclosure regarding the use of a “market check” as one of the compensation factors that we have employed to assess our compensation practices

We have used “market check” information in connection with multi-year equity awards we have made to our Chief Executive Officer as well as compensation decisions with respect to our executive officers and other members of our senior leadership team. Please see the section “Executive Compensation—Analyses of Competitive Market Practices”

CORPORATE GOVERNANCE	2023 PROXY STATEMENT | 39

WHAT WE HEARD	WHAT WE DID
Shareholders requested information about how we set the size of the 2023 Equity Plan at 3.0 million authorized shares

In connection with the filing of our amended and restated proxy statement with respect to the Special Meeting we provided enhanced disclosure concerning our rationale in setting the incremental 3.0 million authorized shares under the 2023 Equity Plan. The four key factors that drove the determination with respect to sizing the 2023 Equity Plan were as follows:

First, we have made steady repurchases of shares over the past five years. Since our June 2022 announcement of an increase in our share repurchase program for an aggregate incremental share repurchase authorization of $2.45 billion through the date of this proxy statement, we have repurchased approximately 3.7 million shares for an aggregate repurchase price of $1.0 billion, which repurchase completely offsets the entire amount of the authorized 3.0 million shares under the 2023 Equity Plan

Second, we expect the 2023 Equity Plan will be sufficient to cover our requirements for the next three to five years, but the exact lifespan of the 2023 Equity Plan will depend on various factors that cannot be predicted in advance with absolute precision, including the rate at which we expand the business internationally and possible acquisitions we may undertake as part of our business strategy

Third, we had not made refresh equity grants to most of our associates in any significant way since April 2020 at the time we solicited shareholder approval of the 2023 Equity Plan and we expected some level of catch up award activity in light of the cadence of our recent grants

Fourth, we had approximately 1.6 million shares that remained unused when the 2012 Stock Incentive Plan (“2012 Plan”) expired and that we determined should be carried over into the 2023 Equity Plan. Accordingly, the net amount of incremental shares in the 2023 Equity Plan is approximately 1.4 million shares

Shareholders have requested further disclosure about the nature of our Chairman and Chief Executive Officer’s multi-year awards and in particular have requested additional information given the complex terms of the award and the manner in which the performance metrics are measured over time

Our 2017 and 2020 equity awards to our Chairman and Chief Executive Officer were designed to create alignment with driving long term performance of our business over time primarily measured through performance metrics linked to stock price. Given the complexity of the awards terms and conditions, some investors have requested increase disclosure concerning the detailed operation of these awards. In light of this request, we have both increased the disclosures regarding these equity awards over time and simplified them in order to provide a clearer presentation of the performance characteristic of the award.

In addition, in those circumstances where we make a multi-year equity award to an executive officer, we intend to disclose details concerning the multi-year nature of the award and the details of how the award’s performance metrics operate

We have followed a practice of making multi-year equity awards to our Chairman and Chief Executive Officer based upon a four-year cycle

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WHAT WE HEARD	WHAT WE DID

We have provided substantial additional disclosure concerning these multi-year awards and the performance metrics used in each of these awards. In particular, we provided a multi-year equity award to the Chairman and Chief Executive Officer in the second quarter of fiscal 2013 and in the second quarter of fiscal 2017

The 2017 award included performance requirements linked to stock price objectives well in excess of the stock price on the date of the grant with the objective of measuring stock price performance over a minimum service period from the date of the grant. We believe that the 2017 grant was very successful due to the alignment of the performance objectives with long term stock price appreciation over a minimum four-year service period and the stock price performance during this period substantially exceeded the stock price thresholds set forth in the award

Based upon the experience we had with the 2017 award, we granted our Chairman and Chief Executive Officer an additional multi-year equity award in fiscal 2020 that is designed to track the methodology of the 2017 award. The 2020 award includes a new minimum four-year service period commencing in May 2021 on the date at which the 2017 award performance hurdles were achieved. We have included enhanced disclosure concerning these multi-year equity awards to our Chairman and Chief Executive Officer in our CD&A in order to explain the intent and details behind these large equity awards as well as the fact that:

Following the 2017 award and 2020 award, we did not grant further equity awards to Mr. Friedman in fiscal 2018 or fiscal 2019 or in fiscal 2021 or fiscal 2022

Given the multi-year nature of the 2020 Stock Option Award, the compensation committee does not intend to grant an annual equity award to Mr. Friedman in 2023 or thereafter on an annual refresh basis

The compensation committee expects to recommend awards to Mr. Friedman consistent with the multi-year nature of his last three equity awards which would only be applicable for the end of the four-year service period of the 2020 Stock Option Award

The multi-year 2020 Stock Option Award structure arose out of a purposefully driven conversation and discussion between the compensation committee and Mr. Friedman and is believed to incentivize Mr. Friedman and align him with a long-term view in leading the Company. Please see section entitled “—2020 Stock Option Award to Chairman and Chief Executive Officer”

CORPORATE GOVERNANCE	2023 PROXY STATEMENT | 41

WHAT WE HEARD	WHAT WE DID
Shareholders requested increased clarity regarding changes in our senior leadership structure and roles

As a result of the ongoing evolution of our business, we continuously adjust the structure and operation of our executive leadership team to meet the needs of our business and optimize the outcome of our initiatives. We frequently implement changes to our organizational design in order to more closely align our leadership structure with the changing needs of the business

We have launched numerous initiatives that have become integral to the ongoing development of our business including, among others: (i) our membership program; (ii) the introduction of RH Hospitality in many of our new Gallery locations; (iii) the transformation of our real estate both through the introduction of new Galleries and changes in the real estate development model; (iv) ongoing restructuring and improvements to our distribution centers, transportation network and supply chain; (v) the introduction and expansion of design services as part of our Gallery operations; (vi) improvements in our home delivery and outlet model, including the introduction of reverse logistics; (vii) improvements in our product assortment including the introduction of new categories such as RH Modern, RH Beach House and RH Ski House; and (viii) expansion of our business into international markets. While some of these initiatives such as the ongoing development of RH Hospitality have required us to add incremental leadership positions, others have simplified our business

Our efforts architecting a new operating platform, inclusive of our distribution center network redesign, the redesign of our reverse logistics and outlet business, and the reconceptualization of our home delivery and customer experience, are driving lower costs and reductions in inventory levels. Likewise, the adoption of a membership model has resulted in simplification in our business and corresponding reduction in certain leadership personnel. Many of the efforts to improve our organizational design have resulted in changes in our home office operations and increased responsibilities for our senior leadership team

We have provided ongoing disclosure concerning the roles of our senior leadership personnel, including our named executive officers. Over the last several years, we have increased the scope of responsibility for our named executive officers, including Ms. Chaya, who has worked closely with our Chief Executive Officer. Ms. Chaya, our President, Chief Creative and Merchandising Officer oversees our product assortment and merchandising as well as related parts of our business including our Source Books and web presence. Mr. Duban oversees the Company's Galleries, Interior Design, Hospitality, Trade, Contract and Outlet. Mr. Preston oversees all of the Company’s financial functions (including strategic and financial planning, accounting, treasury, tax, internal audit and investor relations) as well as our legal, compliance and information technology teams

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BOARD’S ROLE IN RISK OVERSIGHT

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, including the most significant risks facing us, and oversees the implementation of risk mitigation strategies by leadership. Our Board of Directors is also apprised by leadership of particular risk management matters in connection with the board’s general oversight and approval of corporate matters and significant transactions. In addition, each of the board committees is responsible for risk management under its area of responsibility and consistent with its charter and such other responsibilities as may be delegated to them by the Board of Directors from time to time. See “Environmental, Social and Governance—Board Oversight of Cybersecurity Matters.”

DIRECTOR & EXECUTIVE STOCK OWNERSHIP GUIDELINES

Our board has adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. The guidelines provide that executive officers should own RH stock with a value at least equal to six times annual base salary for the Chief Executive Officer and two times annual base salary for our other executive officers. The guidelines provide that non-management directors should own RH stock with a value at least equal to two times the amount of the annual cash retainer paid to directors. Executive officers and directors are expected to achieve the stock ownership levels under these guidelines by the later of five years from the effective date of the guideline or the date of their hire, promotion or appointment, except for the Chief Executive Officer for whom these guidelines were effective immediately upon their adoption in May 2018.

All executive officers and non-management directors are in compliance with the guidelines.

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 23, 2023, beneficially owns approximately 21.1% of the Company’s common stock which, based on the average closing price for RH stock for fiscal 2022, was valued at approximately 976.7 times his annual base salary for fiscal 2022, far above the multiple of six times salary minimum ownership requirement. The foregoing calculation was based on shares owned directly, shares owned indirectly and reported as beneficially owned for Section 16 reporting purposes, and the “in the money” value of stock options, restricted stock and restricted stock units that are no longer subject to vesting or selling restrictions. Additional information regarding the shareholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Top Shareholders & Leadership.”

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STOCK TRADING PRACTICES

We maintain an insider trading policy that, among other things, prohibits our officers, including our named executive officers, directors and associates from trading during quarterly blackout periods and contains other restrictions on trading activities designed to avoid circumstances where Company insiders may be deemed to have traded on material nonpublic information.

Anti-hedging

Under the insider trading policy, we also prohibit short sales, hedging and similar transactions designed to decrease the risks associated with holding the Company’s securities, pledging the Company’s securities as collateral for loans and transactions involving derivative securities relating to our common stock. Our insider trading policy also requires that all associates with titles of vice president or higher, including our named executive officers, and all members of our Board of Directors pre-clear any proposed open market transactions.

10b5-1 Trading Plans

Each of our executive officers and directors may enter into a written plan (“10b5-1 Trading Plan”) for the automatic trading of securities in accordance with Rule 10b5-1 of the Exchange Act. It has been the practice of the named executive officers to disclose on Form 4 filed with the SEC whether any sale or other transfer of shares reported has been made pursuant to a 10b5-1 Trading Plan.

All 10b5-1 Trading Plans entered into by our executive officers and directors must comply with our insider trading policy, and any 10b5-1 Trading Plan must be pre-cleared in advance by the Company’s corporate compliance officer. A number of members of our leadership team and directors have adopted 10b5-1 Trading Plans and are encouraged to do so.

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ANNUAL MEETING ATTENDANCE

We do not have a policy that requires our directors to attend the annual meeting of shareholders. Two of our directors attended the 2022 annual meeting.

COMPENSATION OF DIRECTORS

We compensate all non-employee members of our Board of Directors as follows:

ANNUAL COMPENSATION
Annual cash retainer	$135,000 annual cash (paid quarterly in advance)
Lead Independent Director	$30,000 annual cash (paid quarterly in advance)(1)
Audit committee chairman	$80,000 annual cash (paid quarterly in advance)
Audit committee member	$25,000 annual cash (paid quarterly in advance)
Compensation committee chairman	$75,000 annual cash (paid quarterly in advance)
Compensation committee member	$20,000 annual cash (paid quarterly in advance)
Nominating & corporate governance committee chairman	$25,000 annual cash (paid quarterly in advance)
Nominating & corporate governance committee member	$15,000 annual cash (paid quarterly in advance)
Board meeting attendance fees	Not Applicable
Annual equity grant of restricted stock	Aggregate value of $125,000(2)
(1)	In March 2016, upon his appointment as Lead Independent Director, Mr. Demilio received a stock option for 20,000 shares, which vested in five equal installments over five years, subject to his continuing service as the Lead Independent Director. In May 2020, in connection with his service as Lead Independent Director, Mr. Demilio received a refresh stock option for 30,000 shares, which vests in five equal installments over five years, subject to his continuous service as the Lead Independent Director.
(2)	Based on the average closing price of our common stock on the date of grant, determined using the closing prices for the ten consecutive trading days prior to and inclusive of the date of grant, which shares vest in full on the one-year anniversary of the date of grant. Grants are made for service for the period between the annual meeting of shareholders for the fiscal year in which the grant was made and the annual meeting of shareholders for the following fiscal year.

Annual equity grants described above are granted on the date of the annual meeting of shareholders each year.

Mr. Friedman and Ms. Chaya, as current officers of the Company, did not receive any compensation for board service for fiscal 2022. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with meetings of our Board of Directors.

CORPORATE GOVERNANCE	2023 PROXY STATEMENT | 45

The following table shows the compensation earned by all non-employee directors during fiscal 2022:

NAME	FEES EARNED	STOCK AWARDS(1)	TOTAL
Carlos Alberini	$135,000	$108,465	$243,465
Keith Belling	$135,000	$108,465	$243,465
Mark Demilio	$290,000	$108,465	$398,465
Hilary Krane	$160,000	$108,465	$268,465
Katie Mitic	$160,000	$108,465	$268,465
Ali Rowghani	$150,000	$108,465	$258,465
Leonard Schlesinger	$210,000	$108,465	$318,465
(1)	Reflects the aggregate grant date fair value of the awards of restricted stock made in fiscal 2022, computed in accordance with FASB ASC 718. See Note 18—Stock-Based Compensation in our audited consolidated financial statements contained in our 2022 Annual Report. Amounts shown do not reflect compensation actually received or that may be realized in the future by the director.

At January 28, 2023, the last day of fiscal 2022, the aggregate number of unvested restricted stock awards and unexercised stock options held by each of our directors, other than Mr. Friedman and Ms. Chaya, is set forth below. Information regarding equity awards held by Mr. Friedman and Ms. Chaya is set forth in the table above entitled “— Outstanding Equity Awards at Fiscal Year-End.”

NAME	UNVESTED RESTRICTED STOCK(1)	UNEXERCISED STOCK OPTIONS
Carlos Alberini	511	—
Keith Belling	511	—
Mark Demilio	511	50,000	(2)
Hilary Krane	511	—
Katie Mitic	511	—
Ali Rowghani	511	—
Leonard Schlesinger	511	—
(1)	All restricted stock awards listed above will vest as to 100% of the shares on June 30, 2023.
(2)	Mr. Demilio was granted options to purchase 20,000 shares of stock in connection with his appointment as Lead Independent Director on March 9, 2016. Such options vested pro rata over five years such that they were fully vested on March 9, 2021. Mr. Demilio was granted options to purchase 30,000 shares of stock on May 5, 2020. Such options vest pro rata over five years such that they will be fully vested on May 5, 2025, subject to Mr. Demilio’s continued service as Lead Independent Director.

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BUSINESS HIGHLIGHTS

Fiscal 2022 Business Highlights

To assist you in reviewing the proposals to be acted upon at our Annual Meeting, we call your attention to certain headlines about the Company’s 2022 operational and financial performance set forth below that are relevant to the matters discussed in this proxy statement.

Below we highlight certain aspects of the Company’s strong recent performance, including fiscal 2022 financial performance and stock price performance, as well as our approach to equity compensation for our executive officers in relation to the Company’s business performance. The following business highlights are only a summary. For more complete information about these topics, please review the 2022 Annual Report and the entirety of this proxy statement.

Fiscal 2022 Financial Performance

Fiscal 2022 was another outstanding year for the RH brand. While revenues of $3.590 billion were below the pandemic peak of 2021, we have continued to see strong demand for our products. Highlights of our strong fiscal 2022 financial performance include:

FISCAL 2022

Financial Performance(1)	GAAP net revenues decreased 4.5% to $3.590 billion versus $3.759 billion in fiscal 2021 Adjusted net revenues decreased 4.5% to $3.590 billion versus $3.758 billion in fiscal 2021

GAAP operating margin decreased 460 basis points to 20.1% versus 24.7% in fiscal 2021 Adjusted operating margin decreased 360 basis points to 22.0% versus 25.6% in fiscal 2021

GAAP net income decreased 23.2% to $529 million versus $689 million in fiscal 2021 Adjusted net income decreased 31.0% to $529 million versus $767 million in fiscal 2021

GAAP diluted earnings per share decreased 10.1% to $19.90 versus $22.13 in fiscal 2021 Adjusted diluted earnings per share decreased 23.2% to $20.06 versus $26.12 in fiscal 2021

Other Financial Measures(1)

We generated $230 million of free cash flow in fiscal 2022, inclusive of $55 million relating to the portion of repayments of convertible senior notes attributable to debt discount upon settlement

We ended fiscal 2022 with $1.011 billion of net debt and $1.508 billion of cash on our balance sheet (2)

(1)	Reconciliations of GAAP to non-GAAP financial measures for adjusted net revenues, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, free cash flow and net debt are provided in the tables included in Annex A to this proxy statement.
(2)	We define “net debt” as total debt less cash and cash equivalents.

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Equity Compensation Framework

We believe that compensation paid to our executive officers should be structured to align with the performance of the business. We achieve this alignment in part by providing a substantial portion of compensation to our executive officers in the form of equity awards. This approach generally aligns executive compensation with shareholder stock price appreciation. In addition, we have structured the equity awards made to our Chairman and Chief Executive Officer to have a substantial performance component. Performance for these purposes is measured by stock price appreciation over a minimum four-year service period. We believe that our approach to equity compensation for our executive officers has contributed to our overall business performance and the long-term appreciation in our share price.

We believe that compensation paid to our executive officers should be closely aligned with the performance of the Company, on both a short-term and long-term basis. The compensation committee’s decision-making regarding executive compensation in any given fiscal year is informed in part by the financial performance of the Company as well as the strategic and business initiatives pursued by the Company during the year and over time. The Company undergoes an annual process to assess the compensation of its senior leadership team to assure that there is strong alignment with the Company’s performance goals and long-term business strategy.

In terms of equity compensation for our executive officers, we have instituted a number of investor friendly practices in connection with stock-based incentive awards. The Company recognizes the dilutive impact of stock-based incentive awards on our shareholders. We strive to balance the impact of dilution with our need to attract and retain talent. In addition, we rely on a number of other measures to address the dilutive effects of equity awards including: (i) use of longer term vesting with respect to many equity awards, a large number of which have a seven year vesting measurement period, (ii) back-end loaded vesting with respect to some of our equity grants, (iii) avoiding mechanistic or formulaic grant practices that may create expectations around annual refresh grants that are not linked to market and business conditions, and (iv) repurchase of shares under our share repurchase programs as an offsetting mechanism to reduce dilution from equity awards.

See “Executive Compensation—Compensation Discussion & Analysis” below for additional information regarding equity awards to our executive officers.

2020 Stock Option Award to Chairman and Chief Executive Officer

In fiscal 2020, the Company granted a multi-year stock option award (the “2020 Stock Option Award”) to the Chairman and Chief Executive Officer that is tied to the Company’s future stock price performance and the continuing service of the Chairman and Chief Executive Officer over time. The Company has determined that linking the Chairman and Chief Executive Officer’s equity award to future stock price performance is an important construct to align the Chairman and Chief Executive Officer’s compensation with the overall financial performance of the Company over time.

In fiscal 2017, the compensation committee determined to grant to the Chairman and Chief Executive Officer a multi-year equity award under the 2012 Stock Incentive Plan to purchase 1,000,000 shares of the Company’s common stock with performance conditions tied to stock price performance, which the compensation committee determined to be a transparent and accessible measure of overall value that aligned the Chairman and Chief Executive Officer’s compensation with a long-term view in leading the Company and with the returns experienced by investors over time.

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The 2017 multi-year stock option award structure was implemented as a result of the compensation committee’s extensive efforts to create an award that created strong alignment between the Chairman and Chief Executive Officer and the objectives of the Company’s shareholders. In its fiscal 2019 annual review of executive compensation, the compensation committee affirmed the effectiveness of the multi-year equity structure. The Company’s financial and operational performance improved and its stock price performed exceptionally well during the years following the 2017 multi-year stock option award to the Chairman and Chief Executive Officer. The 2017 multi-year stock option award required substantial stock price appreciation from the Company’s share price on the date of grant: the stock price performance targets in Mr. Friedman’s 2017 multi-year stock option award were set at $100, $125 and $150 per share, measured over a minimum four-year time period from the date of grant and represented premiums to the grant-date stock price of 105.7%, 157.1% and 208.5%, respectively. As of February 2, 2018, the last trading day of fiscal 2017, the closing price of the Company’s common stock was $92.04 per share, a substantial increase over the price at the time of the equity award to Mr. Friedman in May 2017. As of February 1, 2019, the last trading day of fiscal 2018, the closing price of the Company’s common stock had further increased to $133.64 per share, and as of January 31, 2020, the last trading day of fiscal 2019, the closing price of the Company’s common stock had further increased to $208.75 per share.

The 2020 Stock Option Award has the same overall time-based and performance-based structure as the 2017 multi-year stock option award made to Mr. Friedman, except that the stock price performance levels, the exercise price and the number of shares covered by the new award have been adjusted to take into account current market conditions, including the RH common stock price and the number of RH shares outstanding. Based on the strong performance of the Company’s stock price since the date of the 2017 multi-year stock option award, the compensation committee concluded in fiscal 2020 that all of the performance hurdles under the award would be met in May 2021. Mindful of this positive outcome, the 2020 Stock Option Award was structured to resume with a new four-year performance period that commences upon completion of the performance measurement period for the 2017 multi-year stock option award. Accordingly, the new award provides for the continuation of essentially the same performance methodology used in the 2017 multi-year stock option award using enhanced stock price levels that are substantially above the RH stock price at the time of 2020 grant.

See “Executive Compensation—Compensation Discussion & Analysis” below for additional information regarding the equity compensation of our Chairman and Chief Executive Officer.

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Share Price Performance

We have achieved extremely strong share price appreciation measured both in the mid-term and long-term. We believe our executive compensation strategy with respect to equity grants is strongly aligned with our long-term share price performance and has contributed to the strong financial returns that we have generated for investors over the long-term.

Measured at the end of fiscal 2022, our share price decreased by approximately 17% during fiscal 2022 reflecting, in part we believe, the impact of macroeconomic factors such as increased inflation, rising interest and mortgage rates, uncertainties in the global financial markets and the slowdown in the housing market, as well as the give-back in demand trends in our business during fiscal 2022 related to the shift in consumer demand away from home furnishings in the aftermath of the COVID-19 pandemic. The share price has, however, appreciated substantially when measured over the medium and long term through the end of fiscal 2022 as described further in the table below. Since our initial public offering in 2012, our share price has increased more than 1,100%.

		STOCK PRICE(1)
TIME PERIOD		OPENING PRICE	JANUARY 27, 2023 PRICE	CHANGE
One Year	01/28/2022	$392	$311	(20.7)%
Two Year	01/29/2021	$475	$311	(34.5)%
Three Year	01/31/2020	$209	$311	48.8%
Five Year	2/2/2018	$92	$311	238.0%
Since IPO(2)	11/01/2012	$24	$311	1,195.8%

(1)Stock prices are rounded to the nearest whole dollar amount.

(2)Measured from the IPO price.

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INTENTIONALLY LEFT BLANK

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environmental, social & governance

Our environmental, social and certain other governance efforts are implemented through our environmental, social and governance (“ESG”) programs, which are designed to align our approach to ESG issues with the interests of our people, customers and shareholders and their respective ESG concerns.

Our ESG programs consist of, and are organized under, four key components:

Product Safety & Compliance

Responsible Sourcing & Vendor Compliance

Environmental & Sustainability

Philanthropy

We believe that these four key components of our ESG programs enhance and elevate our brand presence and are aligned with the Company’s long-term strategic goals as a provider of luxury home furnishings.

In order to implement our ESG programs, we collaborate and work with a variety of third-parties, many of which are non-profit organizations that provide and/or monitor standards addressing various aspects of ESG concerns. We work directly with some of these organizations or we rely upon vendors that adhere to standards set by these kinds of third parties. Some of these third-party organizations that we rely upon as part of our ESG programs include among others, Habitat for Humanity, Good360, Benchmark International, Assent, GoodWeave, Label STEP and Fair Working Conditions. More information on our ESG program and ESG efforts and the work we do with these kinds of third parties is available on the Investor Relations section of our website, which is located at ir.rh.com, by clicking on “Governance – Environmental, Social & Governance.”

ENVIRONMENTAL

Sustainability

We observe a number of practices that are designed to support environmental stewardship through sustainability. We seek to address environmental considerations through our programs, including issues related to deforestation, waste, energy use, recycling and conservation of resources used in building materials.

We have strategically aligned our sustainability and environmental programs with the materials we use to make our products, the paper we use to print our Source Books and the iconic and historical buildings we chose to renovate and restore as part of our portfolio of Design Galleries.

We have pioneered a number of product collections that incorporate the use of reclaimed and repurposed wood from older buildings where these materials can be procured. We also work with our vendors to support responsible wood sourcing practices and compliance with applicable regulations concerning the origin of new wood and other product inputs.

Our Source Books are printed – and have been printed for a number of years – on Forest Stewardship Council (or FSC) Certified Catalog Paper. FSC is a third party certification organization that evaluates those who manage the care of forests. Using FSC certified paper in the production of our Source Books is designed to assure that paper is not contributing to destructive practices in forestry such as illegal logging, conversion of natural forests to other land uses, the liquidation of high conservation value forests, civil rights violations and genetic modification of forest species.

This RH proxy statement, as well as previous proxy statements, have also been printed with FSC Paper and Waterworks utilizes FSC paper for printing its bi-annual newspaper, Waterworks Made.

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In 2023, we plan to expand the use of FSC certified paper at the RH Home Office.

We also promote a paperless alternative to Source Books through the presentation of our product assortment digitally. Our associates use iPads and other devices to showcase our product assortment to our customers in our Galleries. This service allows our customers to shop our entire merchandise assortment in our retail Galleries.

We work closely with our delivery network, distribution centers, home office facilities teams, Galleries and Outlets to divert packaging, product and other forms of waste from landfills. We have instituted a number of other initiatives to reuse and repurpose materials in lieu of traditional waste practices.

In 2015, we established a program with Habitat for Humanity to donate products in support of this organization as part of our philanthropy and sustainability efforts. We donate to Habitat for Humanity merchandise that does do not meet our “first quality” standards and these “second quality” and “third quality” products are diverted from landfills and used by Habitat for Humanity. Our program with Habitat for Humanity started in Tracy, California and now includes Galleries, Outlets and distribution centers across the U.S. and Canada. In 2019, Habitat for Humanity Greater Vancouver awarded RH a Community Donor Award as a Silver Level Donor.

Certain RH Baby & Child merchandise have received GREENGUARD Gold certification, the highest level of certification under GREENGUARD, requiring that such products meet strict chemical emissions limits and screening procedures.

In early 2023, to further align with our goal to support environmental stewardship, a portion of our Home Office campus transitioned to “No Mow” grass. This type of grass is more resilient to drought and requires annual mowing, further reducing emissions from gas powered lawn equipment.

Waste & Packaging

We work closely with our delivery centers, distribution centers, home office facilities teams, Galleries and Outlets to assist in finding resources and other options to help divert product and packaging waste from landfills. For example, we look for ways to divert products that do not meet our quality standards, such as products that cannot be sold through our Galleries and Outlets as a result of damage or returns. These “second quality” and “third quality” products have been proactively donated through product diversion programs resulting in an estimated waste diverted from landfills, as shown below:

WASTE DIVERSION	2019	2020	2021	2022
POUNDS	660,000	639,000	540,000	370,000
TONS	330	320	270	185

We also have guidelines and procedures in place with our in-sourced home delivery teams and our third-party home delivery partners to offer to collect and recycle packaging materials from our customers at the time of the product delivery and installation process. Waterworks currently purchases packaging material that is Sustainable Forestry Initiative (SFI) certified.

In fiscal 2022, Waterworks engaged with a local organization to recycle 606 pounds (.303 tons) of e-waste and 9,800 pounds (4.9 tons) of metal.

Recycling & Composting

We have plans to expand the recycling and composting efforts with respect to the RH Home Office by partnering with its local waste hauler, making available a broader range of applicable waste receptacles and educating associates on recycling and composting best practices.

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RH Electricity Consumption

We monitor our electricity consumption across our Galleries and Showrooms, Outlets, distribution centers, manufacturing site and home offices. Our plan is to use the data from our electricity consumption through our U.S. and Canadian operations to drive efficiencies and improvement. Below is a four-year look back at our electricity consumption in kilowatt-hours (kWh) at locations we are able to monitor on a fiscal year basis.

ELECTRICITY CONSUMPTION	2019		2020		2021		2022
Number of Locations	129	(1)	133	(2)	143	(4)	133	(5)
United States	61,596,125	kWh	57,764,156	kWh	62,577,982	kWh	62,619, 560	kWh
Canada	2,668,559	kWh	2,063,323	kWh	2,063,204	kWh	1,983,375	kWh
TOTAL	64,264,684	kWh	59,827,479	kWh(3)	64,641,185	kWh	64,602,935	kWh(6)
(1)	Consists of 4 Distribution Centers (“DCs”), 66 Galleries, 16 Home Delivery Centers (“HDCs”), 32 Outlets and 8 other facilities in the U.S. and 2 Galleries and 1 Outlet in Canada.
(2)	Consists of 3 DCs, 65 Galleries, 19 HDCs, 32 Outlets and 11 other facilities in the U.S. and 2 Galleries and 1 Outlet in Canada.
(3)	A majority of RH facilities were temporarily closed from March to June in 2020 due to the start of the COVID-19 pandemic.
(4)	Consists of 4 DCs, 67 Galleries, 25 HDCs, 33 Outlets, and 11 other facilities in the U.S. and 2 Galleries and 1 Outlet in Canada.
(5)	Consists of 4 DCs, 63 Galleries, 21 HDCs, 33 Outlets, and 9 other facilities in the U.S. and 2 Galleries and 1 Outlet in Canada.
(6)	In 2022 we closed certain HDCs, Galleries and temporary locations.

The previous table was derived from information provided to us by ENGIE Insight Services Inc., our third-party energy infrastructure and building services provider that helps manage our electricity usage in certain of our select locations and facilities. We do not currently have data for all of our facilities as some of our locations, for example, are part of an integrated multi-tenant commercial complex such as a mall or shopping center where electricity usage is co-mingled with other tenants and is managed by our landlord. We collect and use the data referenced above in order to monitor our electricity usage and to conserve electricity use at these locations. We cannot assure that the results shown for our locations monitored by ENGIE Insight Services are representative of other locations for which we do not have the same access to data regarding electricity use.

We believe our greatest savings impact in terms of electricity usage has been driven by elements of our lighting campaign. Through a targeted approach to our lighting systems, we have expanded the use of LED bulbs in many of our Galleries. We strive to make further gains through the continuation of this initiative during 2023, resulting in the conversion of more of our lighting to energy efficient LED alternatives.

We have also been reviewing potential options to include renewable sources in our energy portfolio.

LEED Certification

As part of our real estate development projects, we address energy efficiency as one important factor in our development efforts. Some of our new Galleries have incorporated more energy efficient alternatives including, in some instances, LEED certified standards. As an example, in September 2016, we opened RH Austin, The Gallery at The Domain at 11720 Domain Boulevard which is a LEED Gold Certified building. In 2015, we opened our distribution center in Patterson, California which is also a LEED Gold Certified building. In 2020, we opened another distribution center in Ontario, California which is also a LEED Certified building.

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Architectural & Design Legacy

Since 2011, RH has opened 29 new Galleries. As part of our development of new Galleries, RH has updated and renovated a number of historic buildings, including among others our Gallery locations in Boston, Chicago, Greenwich, San Francisco, New York, New Jersey (under development) and England (under development). These projects enable RH to preserve important architectural contributions and have the additional benefit of reusing and repurposing substantial amounts of legacy building materials that are preserved in these Gallery redesigns. In contrast to new construction, these redesigned historical buildings rely on substantial amounts of the original building materials where possible. In many instances, we have been able to preserve substantial elements of the original building and super structure, as well as important design elements of the historic features of these locations. By preserving a significant portion of the original building, we are able to conserve the amount of new building materials that are used in these projects.

RH has great respect for architectural design and history and has reestablished the relevance of several historic and landmark buildings, giving them renewed purpose and bringing them to modern use. It is often the case that developing a new building from the ground up is more economical than restoring and renovating a historic building. When we choose to renovate historic landmark buildings, we approach the project as an investment in our brand elevation and real estate transformation strategy, as well as an investment in a long-term sustainable approach to Gallery development. Many of these landmark buildings are in a state of disrepair at the time we take possession of them and through our careful restoration we redevelop them into Galleries that reinforce our luxury brand aesthetic and highly differentiated, elevated customer experience.

In April 2013, we opened RH Boston, The Gallery at the Historic Museum of Natural History at 234 Berkeley Street in Boston, Massachusetts. We restored this landmark building that was originally designed in 1862 by distinguished architect William G. Preston and was only the second building to be erected in Boston's famous Back Bay. Our restoration efforts earned us the Preservation Achievement Award through the Boston Preservation Alliance.

In May 2014, we opened RH Greenwich, The Gallery at the Historic Post Office at 310 Greenwich Avenue in Greenwich, Connecticut. We restored this storied neoclassical building that was originally built in 1917. This building sits in the heart of Greenwich Avenue’s Historic District and is listed on the National Register of Historic Places.

In October 2015, we opened RH Chicago, The Gallery at the Three Arts Club at 1300 North Dearborn Parkway on Chicago’s famed Historic Gold Coast. We restored this landmark building, which was designed in 1914 by distinguished architectural firm Holabird & Roche and was inaugurated as a residence for young women studying music, drama and the visual arts. We restored the entire structure with great respect for its original vision in collaboration with the Commission on Chicago Landmarks. The Gold Coast district, where RH Chicago is located, is listed on the National Register of Historic Places and the Three Arts Club was named a Chicago Landmark in 1981.

In September 2018, we opened RH New York, The Gallery in the Historic Meatpacking District at the intersection of Little West 12th Street, Ninth Avenue and Gansevoort Street. We restored this historic landmark building that was originally owned by John Jacob Astor in the late 19th century. The Meatpacking District, where RH New York is located, is listed on the National Register of Historic Places.

In December 2018, we reopened Ma(i)sonry as RH Wine Vault as part of RH Yountville in the heart of wine country at 6711 Washington Street, Yountville, California. We restored this landmark building, which was originally designed in 1902 by its owner and vintner Charles Rovegno with the help of Angelo Brovelli, a local mason responsible for many of Napa County's idyllic stone bridges. This historic structure is listed on the National Register of Historic Places as well as on the Napa County Historic Resources Inventory.

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In May 2022, we opened RH San Francisco, The Gallery at the Historic Bethlehem Steel Building at the corner of Illinois & 20th Streets, San Francisco, California in the second quarter of fiscal 2022. Originally constructed in 1917 and designed in the Classical Revival style by preeminent San Francisco architect Frederick H. Meyer, we restored this landmark building with great respect for its original vision. The Historic Bethlehem Steel Building is listed on the National Register of Historic Places.

In September 2022, we opened RH Guesthouse at 55 Gansevoort Street in New York, New York. The 55 Gansevoort building is located in the Gansevoort Market Historic District which is listed on the National Register of Historic Places. Our restoration of this historic landmark building, which dates to 1887, was designed by architect Joseph M. Dunn.

We are developing RH England, The Gallery at the Historic Aynho Park. The earliest records indicate that a London mercer bought the manor of Aynho in 1545. The manor house at Aynho Park has been remodeled many times since it was built. We acquired Aynho Park in 2020 and intend to continue to redevelop, restore and breathe new life into this iconic historic site, which is considered to be a building of exceptional interest under the National Heritage List for England.

We are developing RH Morristown in New Jersey, The Gallery at the Historic Alnwick Hall, also known as the Abbey. Alnwick Hall was built in 1904 for Edward P. Meany, the New Jersey Judge Advocate General and director of the American Telephone and Telegraph Company. Edward P. Meany based the design of the house off of the Alnwick Castle in Northumberland, England. We look forward to bringing new life to this prominent landmark in Morristown.

We are developing RH London in the UK, The Gallery at the Historic 7 Burlington Gardens, also known as Queensberry House situated in Mayfair. The building was constructed in 1725 and was named after the fair that was typically held in May, every two weeks for about 80 years. At one point in time, it served as a branch of the Bank of England.

Aligned with our efforts to honor the legacy of great architecture and design, Waterworks supports the Institute of Classical Architecture and Art, the Nantucket Historical Association and the Sir John Soane’s Museum Foundation. Waterworks believes in supporting non-profit organizations that educate professionals and the general public in architecture, design and its allied arts in furtherance of their preservation for future generations.

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SOCIAL

We care about the well-being of our people, customers, and communities, which is an important factor that influences our actions in many areas of our business operations. Our ESG programs are designed in part to support the ethical treatment of people, including our associates, customers, vendors and other stakeholders. We seek to promote workplace health and favorable working conditions for our people.

Our goal is to have the right person in every position throughout our organization. We have a policy that prohibits us from discriminating against any applicant or associate. This policy governs all aspects of employment, including recruitment, hiring, training, promotion, compensation, discipline, job assignments, benefits, transfer and discharge.

RH is committed to providing a productive work environment free of unlawful harassment. Our company policies prohibit any form of harassment that has the purpose or effect of unreasonably interfering with an individual’s work performance, or that creates an intimidating, hostile, abusive or offensive work environment.

We maintain an open door policy where our associates are encouraged to stop by to discuss any suggestions or address any concerns they might have. We believe that most work-related obstacles can be best addressed through open and honest communications.

We maintain an anonymous hotline where submitted complaints, concerns and grievances are reviewed and addressed with the objective that no associate submitting such complaints will be disciplined, penalized or otherwise retaliated against for raising a good-faith concern either through the hotline or under our open door policy.

COVID-19 Response

In 2021, RH undertook a variety of steps to continue to protect the health, safety and well-being of our associates and customers in response to the COVID-19 pandemic. The practices we adopted with respect to COVID-19 in addressing the health and safety of our associates and customers represented a substantial investment in order to promote health and wellness consistent with responsible business operations. These measures have changed over time in response to the evolution in applicable legal requirements as well as changes in the status of the pandemic. RH continues to update its policies and procedures in response to changing conditions, including the latest virus trends and government guidance.

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Our Associates

We believe deeply that the “right” people are our greatest asset. Our success is thus dependent upon our ability to retain continued service of our key personnel, particularly our Chairman and Chief Executive Officer, and to attract, retain and motivate qualified leaders and associates across all parts of our organization, including Galleries, Hospitality, Outlets, Showrooms, distribution centers, home delivery centers and customer delight centers.

For fiscal 2022, the combined teams at RH and Waterworks are approximately 6,200 people comprised of full-time, part-time and temporary associates, including those based in our retail and outlet locations as of January 28, 2023. In fiscal 2021, we began to include Waterworks associates as part of our workforce diversity metrics, which includes the charts on our “Our People,” our “Gender Diversity” and on our “Racial and Ethnic Diversity.”

OUR PEOPLE

For us, the provision of a comprehensive benefits program is an investment in our associates. We recognize the value our associates bring to RH and to Waterworks, and we are committed to offering an array of opportunities from which they can choose. We offer the following to eligible associates:

Medical, Dental and Vision Insurance	Employee Assistance Program
Health and Dependent Care Flexible Spending Accounts	401(K) Retirement Savings Plan
Transit and Parking Benefits (Pre-Tax)	Associate Discounts
Health Savings Account	Referral Bonuses
Life Insurance	Other Wellness Benefits
Short and Long-Term Disability Insurance

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Workforce Health & Wellness

RH is committed to protecting the health and safety of our associates in the design, manufacturing, distribution, retail, and delivery of our products and services. The RH Health & Safety Program follows the Plan-Do-Check-Act model to establish processes, identify controls, and facilitate continuing improvement. Through this program we are dedicated to preventing accidents, injuries and illnesses by implementing and maintaining effective health and safety practices and policies. We recognize the importance of integrating safety practices into all aspects of our business and strive for continuous improvement.

One of the key benefits of prioritizing associate’s health and safety is that it leads to increased productivity and efficiency. Associates who feel safe and secure in their workplace are more likely to be engaged and motivated, which can lead to increased productivity and better performance. In addition, creating a culture of safety and well-being can reduce the number of workplace accidents and injuries, which can lead to reduced downtime and costs associated with workers' compensation claims. In 2022, we reduced the number of beyond first aid injuries by 22.2% from the prior year. Improved case management and partnership with our business leaders led to a significant reduction in Lost Days (number of days that an associate is absent from work due to work injury) by 47.7% from 2021.

In May 2022, we implemented the RH Workplace Nurse Line, available 24/7 in English and Spanish. The Nurse Line connects our associates and leaders with a medical professional that can advise on care. The registered nurse guides our associates and leaders in making medical treatment decisions. Nurse Line conducts a follow-up call with our injured associate if the case is first aid only. Associates may call back Nurse Line at any time to seek further assistance or if the injury worsens. The Nurse Line is connected to our insurance carrier and any injury that requires medical treatment automatically generates a claim.

In October 2022, we partnered with AlertMedia to promote the safety of our people during critical events, such as inclement weather, earthquake, tornado, hurricane, power outages, security risks, civil unrest, etc. The platform monitors global threats around our locations 24/7, validates the information, and provides the Safety & Security team the necessary details to take action. The Safety & Security Team can then use AlertMedia to inform business leaders or communicate important information directly to our associates and leaders. The partnership expands the capacity of our Safety & Security operation, improves business contingency, and reduces response time for critical events. We chose AlertMedia to keep our people safe, informed and connected.

Prioritizing associates' health and safety is essential for regulatory compliance. RH complies with various local, state, and federal laws and regulations related to workplace health and safety. By prioritizing employee health and safety, we can facilitate compliance with relevant laws and regulations, reducing the risk of legal and financial impacts.

Prioritizing employee health and safety is a critical aspect of RH's ESG practices. It is not only an ethical and social responsibility but also a key factor in improving business performance, attracting and retaining top talent, enhancing reputation and brand image, and facilitating regulatory compliance. By creating a safe and healthy working environment, we can achieve long-term success and contribute to a more sustainable and socially responsible business ecosystem.

To further take care of our people in 2022, we offered the following additional perks and initiated new home office programs, including:

Opening a wellness studio at the Home Office, providing employees an opportunity to work out and focus on health and fitness;

Providing home office employees an opportunity to take the flu shot on-site free of charge;

Partnering with Headspace to provide employees the opportunity to focus on their mental health; and

Partnering with Peloton to provide corporate discounts to RH associates.

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Workforce Diversity

We maintain a diverse workforce. RH is an equal opportunity employer, and we believe in meritocratic hiring. We strongly believe our performance is enhanced by our workforce being comprised of individuals with diverse backgrounds, skills and experience that align with the needs of our business.

We believe this approach naturally leads to a gender and ethnically diverse workforce. We believe that our commitment to diversity is demonstrated by the composition of our workforce.

The following charts present the gender, racial and ethnic composition of our workforce over the past four fiscal years. As part of our workforce diversity metrics for fiscal 2021, we included 330 people at Waterworks. For fiscal 2022, our metrics included approximately 400 people at Waterworks.

Gender Diversity

FY19	FY20

FY21	FY22

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Racial and Ethnic Diversity

FY19	FY20

FY21	FY22

For topics related to the composition of our board and its diversity please refer to “—Composition and Qualifications of our Board of Directors” under the section “Corporate Governance.”

Responsible Sourcing

We expect our values and principles to be maintained throughout our business, including our supply chain. We require our vendors to adhere to our Vendor Code of Conduct (the “Vendor Code of Conduct”), which can be found on our Investor Relations section of our website, which is located at ir.rh.com under “Governance—Environmental, Social & Governance,” as well as other requirements. Our Vendor Code of Conduct is designed to promote the principles of fair and ethical treatment of workers, compliance with all applicable local laws, rules and regulations, and transparency to allow for accountability and reasonable substantiation of compliance.

Through our Vendor Code of Conduct, as well as other requirements such as our vendor operations manual, our vendors must agree to adhere to numerous workplace standards and principles, including compliance with laws and requirements relating to wages and compensation, the support of freedom of association, the prevention of unlawful discrimination and the promotion of the health, safety and dignity of people that work for vendors participating in our supply chain.

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To monitor compliance of vendors with the Vendor Code of Conduct and other applicable requirements necessary to promote the production of safe products that meet RH’s standards in appropriate working conditions, we rely on our Social and Vendor Compliance Program and our Product Safety and Compliance Program. Both of these programs leverage third-party organizations in order to monitor that our vendors are adhering to our expected standards.

We have partnered with international non-profit organizations including Fair Working Conditions, GoodWeave, and Label STEP, to monitor our third party vendors with respect to working conditions and compliance with labor standards. Our approach includes working with mission-minded organizations that can monitor our suppliers’ factories, workshops, and home based work, and can take other measures to support our vendors in complying with standards related to working conditions and responsible practices.

Our suppliers are expected to acknowledge adherence to our Vendor Code of Conduct and other requirements which set forth numerous vendor obligations and rules related to compliance with applicable working conditions and other standards in support of responsible business practices. Vendors in our network must participate in our Social and Vendor Compliance Program, which authorizes us and our agents access to conduct inspections and audits of vendors’ facilities.

We have partnered with Benchmark International to monitor for products made with endangered plant species or plant species that are harvested illegally. Benchmark International, LLC is an accredited, independent auditing and testing lab with world-wide expertise in the areas of the U.S. Lacey Act & EUTR compliance, TSCA compliance and wood testing.

RH and Waterworks continue to partner with Assent, an industry-leading supply chain data management company that enhances automation and accuracy when collecting, submitting or managing data related to ESG, product safety & compliance and vendor compliance. Assent has automated our processes such as vendor onboarding and other vendor compliance processes.

We have established guidelines around the use in our supply chain of conflict minerals (which we define to include columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, which are limited to tantalum, tin and tungsten) sourced from central African countries to address concerns over the exploitation and trade of minerals that supports ongoing conflicts in the region.

We require our vendors to conduct their sourcing in compliance with local and internationally recognized laws and with commonly viewed best industry practices with respect to animal welfare. We do not condone the mistreatment of animals. We monitor certain animal and natural products such as those made with down and feathers, including a number of measures and practices in support of our efforts to obtain down and feathers from ethical and humane sources. We offer alternatives to down and feathers with respect to many of our products to provide for additional customer choice and preference. We also comply with and monitor bans in certain states and municipalities on the sale of fur, and we monitor supply chain traceability with regard to the sources of our Belgian linen.

Since 2021, RH has partnered with Benchmark International, LLC to support due diligence on the wood raw materials and components used in RH products. This partnership focuses on building transparency throughout RH supply chains to identify, evaluate, and mitigate risk associated with wood materials potentially taken, possessed, transported, or sold in contravention of domestic, tribal, or foreign law, as required by the U.S. Lacey Act.

ENVIRONMENTAL, SOCIAL & GOVERNANCE	2023 PROXY STATEMENT | 63

Ethical Manufacturing

We continue to evaluate risks and update our approach to monitoring ethical production across our supply chain. Taking into account many factors, including but not limited to the country of manufacturing, origin of raw materials, product category and data from the Department of Labor (Bureau of International Labor Affairs) we have created a comprehensive vendor product program to monitor and address human rights risks in our supply chain.

As one element of this program, we partner with third parties that assist in monitoring vendor production facilities, including labor and other practices. GoodWeave – a non-profit organization that is focused on the elimination of child labor in the rug supply chain – provides us with assistance with respect to handwoven rug production. We also partner with Label STEP, a fair trade non-profit organization committed to worker wellbeing in the rug industry.

Our overall vendor product program is centered around the core belief of “Continuous Improvement”. We believe that vendor facility audits provide an opportunity to identify areas for improvement in operations and standards and opportunities to enhance vendor practices over a period of time. The corrective actions (CAPS) generated from each audit incorporates practical solutions and practices which can be implemented on factory floors on a regular and consistent basis. Fair Working Conditions (FWC) combines trainings with corrective action to encourage vendors and factories to make sustainable long term change. Having on the ground support and partnership from third party partners is instrumental in guiding vendors with the objective of their ongoing adherence to our Vendor Code of Conduct.

Product Safety & Compliance

We maintain a product safety and compliance program in support of our efforts to sell products that are safe and to protect our customers and our people. We seek to maintain a level of safety of our products through a range of measures to assess and identify opportunities to promote prompt responses to any identified issues. Our safety assurance measures include a variety of monitoring procedures and practices such as inspection and testing of samples, site visits of our vendors’ production facilities and inspection of inbound shipments at our distribution facilities.

The RH Product Safety & Compliance team works in partnership with our vendors, third-party laboratories, and technical experts in connection with testing for regulatory, industry, and brand standards. We believe that partnering with accredited labs across the globe helps RH to monitor products and materials for issues of safety and quality.

As part of the adoption of any new product, the RH Product Safety & Compliance team reviews products at the individual SKU level as well as across collections of similar products to address product safety and regulatory requirements and establish the appropriate test protocols to be applied. We work closely with third-party testing laboratories to execute product testing in accordance with RH’s specifications.

In 2022, we partnered with ICW, a cloud based product safety & compliance testing platform that streamlines testing of RH products. ICW enables RH to track testing progress, increase efficiencies around testing and use data analytics to drive compliance decisions and mitigate risk.

In addition to certifications and testing, we actively monitor CPSC and other industry related safety alerts and product recalls are listed on our website. Often these recalls are conducted on a voluntary basis to avoid any potential harm. As such, our notices provide detailed updates of the products that are recalled, the reason, and the reimbursement, replacement or refund opportunities.

Through our Product Safety & Compliance testing program, RH also monitors various chemicals that may be hazardous to human health and/or the environment.

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The GREENGUARD standard is used to determine emissions caused by Volatile Organic Compounds (VOCs) from building materials, finishes and furnishings. We require certain RH Baby & Child merchandise to have received GREENGUARD Gold certification, the highest level of certification under GREENGUARD, requiring that such products meet strict chemical emissions limits and screening them for over 10,000 chemicals and more than 360 VOCs. We are in the process of expanding our offering of GREENGUARD certified collections to include additional products beyond those currently offered under this standard. We currently offer one of the largest assortments of GREENGUARD Gold certified baby and child furniture with over 3,300 baby and child products certified. Along with RH Baby & Child products, we also have a small selection of RH Main Brand products and collections GREENGUARD certified.

Philanthropy

RH follows a number of approaches in relation to charitable donations and other aspects of philanthropy. As part of various Gallery Development projects, RH has donated products and design services to civic centers, local charities and schools in order to engender community goodwill. Since 2016, we have donated close to $47 million of product at cost to a variety of charities and non-profit organizations related to the communities where we live and work. Additionally, RH sponsors local community charities in connection with Gallery opening events. We have made numerous donations to third party charities in connection with our business operations. Examples of non-profit organizations to whom we have made donations include Art Institute Chicago, Joffrey Ballet, Chicago Children’s Choir, The Denver Art Museum, Children’s Hospital Colorado, RxArt, The Art of Elysium, Moffitt Cancer Center, Children’s Mercy Hospital Kansas City, Dell Children’s Medical Center of Central Texas, Just Keep Livin’ Foundation, After-School All-Stars Las Vegas, Seattle Art Museum, Norton Museum of Art, SickKids Foundation, Doernbecher Children’s Hospital Foundation, The First Art Museum, Free Arts NYC, Friends of the Highline, Children’s Cancer Research Fund, Columbus Museum of Art, 3Arts, Two x Two, Crossroads School for the Arts, Tipping Point and Eat.Learn.Play.

RH also provides local donations to communities where our associates live and work, and in the case of the northern California wildfires in recent years, donated goods to help support rest areas for first responders, temporary shelters for fire victims, and the relief and rebuilding efforts of those who were affected by the fires. Other examples of organizations to whom we have made donations include: UCSF Benioff Children’s Hospital, UCSF Dec My Room, San Francisco Toy Program, SchoolsRule Marin, Furniture Bank of Central Ohio, The Michael J. Fox Foundation for Parkinson’s Research, PlumpJack Foundation, Slide Ranch, The BreastFest, Helix School, Dress for a Cure, Mercy Home for Boys & Girls, 826DC, 826Valencia, Homeward Bound of Marin, Gilead House, Make-A-Wish Foundation of Greater Bay Area, Conolly Ranch, Vina Capital Foundation (Covid Relief), and many local schools and smaller nonprofit organizations close to our Galleries, distribution centers and corporate office.

Waterworks has donated close to $40,000 in products and $11,000 in funds to non-profits and organizations in the surrounding communities. In addition to this they have sponsored volunteer day programs for its associates with various local non-profit organizations such as with Pratt Nature Center, Habitat for Humanity, Golden Heart Ranch, and Kips Bay Boys & Girls Club. Since 2014, Waterworks has been an active and regular supporter of Ann’s Place, a non-profit organization that serves and supports individuals with cancer.

Rain Room Donation to the Los Angeles County Museum of Art

As part of the launch of our contemporary art program in 2013, RH acquired the first edition of Rain Room by the art collective Random International in 2012. The Rain Room was exhibited at London’s Barbican Centre, The Museum of Modern Art in New York and the Los Angeles County Museum of Art (LACMA). In 2016, we ultimately decided to donate the Rain Room to LACMA as part of LACMA’s permanent collection.

2022 Holiday Giving Campaign

In November 2022, RH initiated an associate giving campaign in collaboration with World Central Kitchen whereby every donation made by associates would be matched dollar for dollar up to $250,000 by RH. All donations collected went toward providing fresh meals to people in response to crises situations across the world.

ENVIRONMENTAL, SOCIAL & GOVERNANCE	2023 PROXY STATEMENT | 65

GOVERNANCE

We have numerous governance policies and practices as noted above in this proxy statement in the section entitled “Corporate Governance” regarding our Board of Directors and overall governance framework.

Ethical Conduct

At RH, we’re committed to conducting our affairs in accordance with all applicable laws, rules and regulations of the countries in which we do business. Our Code of Business Conduct (the “Code of Conduct”) applies to everyone at RH, including our associates, officers and directors, in addition to certain independent contractors, consultants and advisors who work at our facilities or on the Company’s behalf. We also have a Code of Ethics for our Chief Executive Officer and Senior Financial Officers that promotes honest and ethical conduct and compliance.

Our Code of Conduct is designed to promote honest and ethical conduct, including (i) the promotion of honest and ethical business practices, (ii) the handling of actual or apparent conflicts of interest between personal and professional relationships, (iii) compliance with governmental laws, rules and regulations, (iv) prompt internal reporting of violations, and (v) accountability for adherence to the requirements of the Code of Conduct. A few of the topics and issues covered by our Code of Conduct include:

Anti-Bribery	Insider Trading
Anti-Corruption	Investment Policy
Conflicts of Interest	Political Contributions & Lobbying
Fair Competition	U.S. Sanctions Compliance Policy
Fair Dealing	Whistleblower Policy
Gifts & Entertainment

RH’s Chief Compliance Officer oversees and administers the Company’s corporate and compliance policies with the objective of (i) fostering a culture that integrates compliance and ethics into business processes and practices and (ii) maintaining and monitoring a system for reporting and investigating potential compliance and ethics concerns.

The Chief Compliance Officer reports regularly to the Audit Committee of the Board of Directors and/or the Nominating and Governance Committee as appropriate with regard to (i) the Company’s compliance with applicable laws and regulations, (ii) relevant topics concerning the Company’s corporate governance, and (iii) any other material matters within the responsibility of the Chief Compliance Officer.

We further discuss some of our compliance and governance policies and practices below.

Anti-Corruption Policy

Our anti-corruption policy supplements our Code of Conduct and requires compliance with the U.S. Foreign Corrupt Practices Act and the growing body of international anti-corruption laws and prohibits the Company and our affiliates, directors, officers, associates, agents and representatives from unduly influencing officials or foreign governments and political officials. Oversight for this policy falls under RH’s Chief Compliance Officer.

We require our vendors to comply with our anti-corruption standards including periodically renewing certifications to the Company of the vendor’s compliance with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-corruption laws and regulations.

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As part of our broader anti-corruption efforts, we have adopted processes and procedures with the objective of avoiding transactions with countries sanctioned by the U.S. government. Among other compliance measures, we monitor business activity and third parties to reduce the risk of conducting transactions with sanctioned parties, specifically including persons and entities identified on the Specially Designated Nationals and Blocked Persons list maintained by the U.S. Department of the Treasury Office of Foreign Assets Control (“OFAC”).

We additionally have an expenditure and signature authority policy that is refreshed annually by our Board of Directors that covers the expenditure limits of our associates, including executives by level, and that further typically limits associates from binding the Company to contractual obligations outside of their principal areas of responsibilities.

Conflict Minerals Policy

We seek to source safe, quality products made in a manner consistent with our values of ethical business conduct, the use of responsible social and environmental practices and the protection of human rights. We maintain a Conflict Minerals Policy that is incorporated into our Vendor Operations Manual, which our suppliers are able to access via a secure website. We expect that our direct suppliers will comply with our Conflict Minerals Policy and that they will (i) provide appropriate information and conduct necessary due diligence to facilitate our disclosures under Form SD regarding sources of conflict minerals within our supply chain pursuant to Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) implement and communicate to their relevant personnel and suppliers policies that are consistent with our Conflict Minerals Policy, (iii) put in place procedures and contractual provisions for the traceability of conflict minerals, working with their suppliers as applicable, (iv) use reasonable efforts to source conflict minerals from smelters and refiners that have been validated by a recognized, independent third party as DRC conflict free, and (v) adopt a risk management strategy with respect to identified risks in the supply chain that is consistent with our Conflict Minerals Policy.

Information Security and Information Security Incident Response Plan

The safeguarding of confidential and sensitive information, including proprietary information, is critical to the success of our business as well as the continued availability of our information assets.

Our approach to the identification, monitoring and management of data security risks has been developed pursuant to a number of different approaches to mitigate cybersecurity threats, including the adoption of technical, policy and administrative cybersecurity controls as well as reliance on RH’s Information Security Incident Response Plan and cybersecurity training.

The Company conducts various risks assessments in the area of cybersecurity including periodic independent information security risk audits. Through these assessments, the Company seeks to evaluate its information security posture against a benchmark prescribed by independent third-party firms with expertise in this area.

The type of sensitive information we may address in our business operations include, without limitation, data related to our customers, associates, temporary associates, contractors, or the personal identity of a business partner or other content specific to an individual. Some examples of this information include credit or debit card numbers and other similar sensitive information.

ENVIRONMENTAL, SOCIAL & GOVERNANCE	2023 PROXY STATEMENT | 67

Our Privacy Policies detail how we collect, use, disclose and safeguard the information our customers’ provide us through our websites and mobile software systems, as well as our physical properties such as our Galleries, Outlets, distribution centers, etc. We uphold our customers’ privacy rights through a number of measures. We offer our customers opportunities to unsubscribe to promotion communications, opt-out of information transfers to third-parties, and request deletion of personal information.

Our information security incident response plan provides a framework for our response to a cyber-security incident, and includes procedures to identify, assess and mitigate the source of a cyber-security breach, to minimize damage where possible and to restore normal operations as promptly as practicable.

We categorize our data assets and tailor our security architecture to protect them using a criticality approach. By using an industry-accepted critical security controls framework to measure our cyber-security and protocols, we are able to monitor the use and performance of our:

Data security	Backup and recovery systems
Network security	Application security
Logging activities	Vulnerability management
Endpoint detection, response and configuration	Access management

Our information security incident response plan provides a framework for our response to a cyber-security incident, and includes procedures to identify, assess and mitigate the source of a cyber-security breach, to minimize damage where possible and to restore normal operations as promptly as practicable.

Cyber Liability Insurance Policy

We maintain a cyber liability insurance policy that covers certain losses and liabilities arising from cyber-attacks and data breaches. Subject to its terms and limitations, our policy includes coverage for business interruption and other costs associated with a covered breach event such as forensic consultants, notice to affected individuals and certain defense and litigation proceedings. The coverage limits and self-insured retentions are reviewed on an annual basis.

Board Oversight of Cybersecurity Matters

The Audit Committee assumes primary responsibility at the board level for the monitoring and oversight of cybersecurity issues and risks related to information security. The Company regularly reports to the Audit Committee, typically on a quarterly basis, regarding information security and cybersecurity matters, including the results of risk assessments and third party audits as well as the Company’s adoption of security enhancements to mitigate risk related to cybersecurity threats. See “Corporate Governance—Board’s Role in Risk Oversight.” Ms. Mitic, a member of our Audit Committee, has specific applicable experience that relates to the importance of information security around personal information of consumers. We believe that Ms. Mitic’s current experience at eBay, Inc. as well as her prior experience at Yahoo! and Facebook, is particularly relevant in relation to our Board’s review and monitoring of cybersecurity topics.

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Investment Policy

Our investment policy requires that investment assets held by us meet the objective of safety and preservation of principal while providing sufficient liquidity to meet the operating cash requirements of the Company, with the objective of investing funds at favorable yields with minimum risk.

U.S. Sanctions Compliance Policy

Our U.S. sanctions compliance policy requires that we screen our vendors to reduce the risk of transactions with countries and parties that are embargoed and sanctioned by the U.S. government.

Whistleblower Policies

Our SOX whistleblower policy addresses the reporting of certain categories of misconduct, including misconduct related to accounting practices, internal accounting controls or auditing matters, and prohibits retaliation against those reporting such misconduct. Submissions may be made on an anonymous basis. We also have other programs to allow for reporting of potential misconduct in other aspects of our business.

Disclosure Committee & Charter

We have a Disclosure Committee to assist the Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility for oversight of the establishment, maintenance, review and evaluation of controls and other procedures designed to ensure that information required to be disclosed by the Company in its publicly filed reports pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in applicable rules and forms, that the Company’s public disclosures are materially accurate and complete and otherwise comply with applicable disclosure requirements, and that there exists an open avenue of communication regarding disclosure such that senior leadership can make informed decisions relating to materiality and disclosure obligations.

Membership of the Committee is designated by our Chief Executive Officer and includes executives representing key areas of the Company’s operations that may be relevant to the Company’s filings with the SEC and other public disclosures, including senior representatives from the following key areas of the Company: finance and accounting, legal, tax, compliance, risk, internal audit.

Chief Compliance Officer & Charter

In 2020, the Board of Directors formally established a charter that sets forth certain responsibilities and requirements applicable to our Chief Compliance Officer, inclusive of overseeing and administering the Company’s corporate and compliance policies with the objective of fostering a culture that integrates compliance and ethics into business processes and practices and maintaining and monitoring a system for reporting and investigating potential compliance and ethics concerns. The Chief Compliance Officer reports regularly to the Audit Committee and/or the Nominating and Governance Committee as appropriate with regard to the Company’s compliance with applicable laws and regulations, relevant topics concerning the Company’s corporate governance, and any other material matters within the responsibility of the Chief Compliance Officer.

ENVIRONMENTAL, SOCIAL & GOVERNANCE	2023 PROXY STATEMENT | 69

Other Appropriate Uses of Corporate Funds

To provide further assurance around the appropriate use of corporate funds for business purposes and to further assist with mitigation of risks around conflicts of interest and corruption, we have adopted several policies and guidelines that cover such items as (i) the authority of our associates to bind the company to certain contractual obligations, and (ii) limitations and controls around expenditures related to travel, entertaining and gifting and other expenses.

Political Activity

We generally do not use corporate funds to make contributions to support or oppose federal, state or local political parties, candidates or campaigns or offer our Galleries in support of such efforts. Our statement on political activity is available on the Investor Relations section of our website, which is located at ir.rh.com under “Governance.”

OUR CONTINUED EFFORTS & INNOVATION

One of our core values is innovation. We value innovation, taking risks and boldly going where no company has gone before. We believe you’re either striving to get better, or allowing yourself to get worse – there is no such thing as staying the same. The power of innovation comes from leveraging the creative minds and spirit of all of our people, at all levels of the organization. We strive to build an environment that encourages people to challenge conventional thinking, and to ask “why?” and “why not?” We embrace those people who have the courage to put forth new ideas and breathe new life into our company. Innovation is at the core of what we do.

We continue to evolve and innovate our programs and our approach to ESG matters.

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INTENTIONALLY LEFT BLANK

ENVIRONMENTAL, SOCIAL & GOVERNANCE	2023 PROXY STATEMENT | 71

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Executive Summary

We believe that continually analyzing and refining our compensation program enables us to achieve the key goals of our compensation philosophy and supports ongoing improvements in our financial performance. We align our executive compensation practices to the business objectives of our Company in order to drive ongoing improvements in our financial performance. This compensation discussion and analysis (“CD&A”) explains the strategy, design, and decision-making processes of our compensation programs and practices in fiscal 2022 for our named executive officers. This CD&A is intended to provide perspective on the compensation information contained in the compensation tables that follow this discussion. This CD&A also discusses how the fiscal 2022 compensation of our named executive officers aligns with the key goals of our compensation philosophy, namely, attracting and retaining the best talent and driving financial performance. We also discuss how we use our compensation programs, including equity programs, to encourage an ownership and stakeholder perspective among our named executive officers by providing them with a long-term interest in the growth and financial performance of our Company that aligns with the interests of our shareholders.

STOCK PERFORMANCE

The following table shows the total shareholder return for our common stock during the five fiscal year periods indicated below. The first row of the table indicates the cumulative return of an investor purchasing one share of RH common stock at the market close on February 2, 2018 and its value (percentage increase or decrease) at the associated fiscal year ends indicated in the table. The table then assumes a scenario where $100 was invested at the market close on February 2, 2018 in RH common stock, which is equivalent to 1.09 shares (if fractional shares were permitted), and its value (percentage increase or decrease) at the associated fiscal year ends indicated in the table.

	2018	2019	2020	2021	2022	2023
	(Jan. 27)	(Feb. 1)	(Jan. 31)	(Jan. 29)	(Jan. 28)	(Jan. 27)
Value of 1 share	$92.04	$133.64	$208.75	$475.36	$391.92	$310.65
Value of a $100 Investment	$100.00	$145.20	$226.80	$516.47	$425.81	$337.52
Percentage Change	N/A	42.2%	126.8%	416.5%	325.8%	237.5%

This table is supplemental to the stock performance graph presented in our 2022 Annual Report.

The following table sets forth, for fiscal 2022, our named executive officers, as defined in Item 402 of Regulation S- K promulgated under the Securities Act of 1933, as amended (the “Securities Act”):

NAME	TITLE
Gary Friedman	Chairman and Chief Executive Officer
Jack Preston	Chief Financial Officer
Eri Chaya	President, Chief Creative and Merchandising Officer and Director
Stefan Duban	Chief Gallery & Customer Officer
Edward Lee	Chief Legal & Compliance Officer

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 73

We believe that compensation paid to our executive officers should be:

Closely aligned with the performance of the Company, on both a short-term and long-term basis;

Linked to specific, measurable results intended to create value for shareholders;

Transparent, accessible and understandable by all stakeholders to understand what drives our executives; and

Tailored to achieve the key goals of our compensation program and philosophy.

Our executive compensation programs are aligned with our shareholders’ interests, with performance-based compensation being tied primarily to our annual earnings before taxes and our long-term stock price performance.

In the case of our Chairman and Chief Executive Officer, we have structured his equity grants in reliance on multi-year stock option awards. His grants for both 2017 and 2020 were designed to require substantial stock price appreciation from the Company’s share price on the date of grant, as described further below. Mr. Friedman’s base salary has remained unchanged since it was last increased in June 2013 when he returned to the Company, at the time, as our Chairman and Co-Chief Executive Officer. Mr. Friedman’s bonus opportunity was not changed for fiscal 2020, fiscal 2021 or fiscal 2022. We have made these compensation decisions with respect to our Chairman and Chief Executive Officer to place the highest priority in his compensation incentives on performance using the measure of stock price appreciation, which we believe is the single best overall measure of performance that aligns the executive’s compensation with shareholder returns over time.

The compensation committee has also continued to focus on balancing the alignment of our executive compensation program with our financial performance, providing incentives for retention purposes, rewarding the continued transformation of the business in fiscal 2022, and tailoring our compensation arrangements to match changes in our executive leadership.

In March 2022, the compensation committee reviewed, as described further below, the Company’s financial results related to the Leadership Incentive Program (“LIP”) targets set in the prior year and determined that the Company had exceeded the 200% achievement level with respect to the Company’s performance objectives. As a result, the compensation committee determined that the amount of the payout under the LIP would be set at the maximum level of 200%. In addition, in fiscal 2022 we increased the base salaries for certain named executives, as discussed further below.

The compensation committee did not set a specific set of targets for the LIP with respect to fiscal 2022 in advance due to the uncertain macro-economic environment including developing inflationary trends and unknown interest rate increases to take effect during 2022 that were likely to have an impact on the housing sector and the Company’s business. Instead, the compensation committee targeted an expected 100% payout of the LIP bonus amounts subject to the compensation committee’s assessment of the Company’s achievement of (i) a satisfactory GAAP operating margin during fiscal 2022 in light of overall business conditions and (ii) progress on certain operating initiatives. This approach was discussed on an initial basis with the leadership team during the Company’s operational and financial planning for fiscal 2022 and was reviewed periodically during the year. In February 2023, the compensation committee discussed with the Chairman and Chief Executive Officer the Company’s preliminary fiscal 2022 financial results as well as initial 2023 financial planning and as a result of such discussions (i) determined to make fiscal 2022 bonus payments under the LIP based upon the 100% achievement level, subject to the terms and conditions of the LIP, and (ii) formulated preliminary considerations with respect to potential LIP targets for fiscal 2023 based upon the Company’s fiscal 2023 financial planning objectives.

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74 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Multi-Year Stock Option Awards to Chairman and Chief Executive Officer

Our last two stock options awards to Mr. Friedman were granted on a multi-year basis in May, 2017 (the “2017 Stock Option Award”) and in October, 2020 (the “2020 Stock Option Award”), in reliance on certain selling restrictions tied to stock price appreciation that are measured over a four year initial performance period and have been designed to reward Mr. Friedman for long-term stock price appreciation.

The 2020 Stock Option Award contains the same overall structure as the 2017 Stock Option Award by utilizing both time-based service period requirements and performance-based metrics. The 2017 Stock Option Award was granted for 1 million shares at an exercise price of $50 per share with stock price performance targets of $100, $125 and $150 per share, which performance hurdles each represented a substantial premium above the prevailing RH common stock price at the time of the grant. The 2020 Stock Option Award was granted for 700,000 shares at an exercise price of $385.30 per share with stock price performance targets of $500, $650 and $800 per share, which performance hurdles each represented a substantial premium above the prevailing RH common stock price at the time of the grant.

The compensation committee determined to grant Mr. Friedman the 2020 Stock Option Award to cover the successive four-year period upon the expiration of the time-based service requirements of the 2017 Stock Option Award in order to provide a continuation of the stock price performance methodology of the 2017 award for four successive performance years commencing in May 2021 through May 2025 at enhanced price levels.

Selling restrictions attached to the shares with respect to these multi-year awards only lapse upon the achievement of both certain time-based service period requirements and certain stock price-based performance objectives. The compensation committee believes that the combination of time-based restrictions and performance-based restrictions tied to stock price appreciation creates a strong alignment between Mr. Friedman and the objectives of the Company’s shareholders.

The RH stock price has substantially exceeded the performance hurdles under the 2017 award granted to Mr. Friedman such that all of the selling restrictions associated with that award have lapsed. The Board of Directors and the compensation committee concluded that the 2017 award was a successful incentive structure for the Chief Executive Officer using a combination of both time-based restrictions and performance-based restrictions to create strong alignment between the Chief Executive Officer and the Company’s shareholders.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 75

Selling Restrictions Lapsed for 2020 Stock Option Award

The following table quantifies the stock price appreciation from the date of grant that were required as of the date of the initial grant in order to achieve each performance target under the 2020 Stock Option Award:

	PRICE TARGET ($)	PREMIUM TO GRANT DATE STOCK PRICE (%)
Exercise Price	$385	0.0%
Performance Target	$500	29.8%
Performance Target	$650	68.7%
Performance Target	$800	107.6%

A portion of the time-based service period requirements and stock price-based performance hurdles for the 2020 Stock Option Award have been achieved during the first year of performance measurement under the 2020 Stock Option Award from May 2021 through May 2022 as follows:

58,333 shares with stock price performance hurdle of $500 per share

58,333 shares with a stock price performance hurdle of $650 per share

The selling restrictions under the 2020 Stock Option Award with respect to the remaining 583,334 shares have not yet been achieved. The compensation committee believes that the stock price appreciation and stock option exercise metrics of the 2020 Stock Option Award provide substantial incentive for Mr. Friedman to help to achieve stock price appreciation in the years ahead, which the compensation committee believes create a high degree of alignment with successful outcomes for the Company’s investors.

If Mr. Friedman’s employment with RH is terminated (i) by RH without cause, (iii) by Mr. Friedman for good reason (as such terms are defined in the option award agreement), or (iii) for death or disability (as such terms are defined in the option award agreement), then any share selling restrictions on shares subject to the 2020 Stock Option Award that would have been eligible to lapse at any time during the twelve-month period following such termination had such termination not occurred will be eligible to lapse based solely upon the achievement of the stated stock price performance levels at any point during such twelve-month period. For further details regarding the option award agreement with respect to the 2020 Stock Option Award, refer to the Company’s Current Report on Form 8-K filed on October 21, 2020.

We continue to believe that our executive compensation program, including the compensation of our Chairman and Chief Executive Officer, is clearly structured to reflect the best interests of shareholders and that if we continue to drive improving operational and financial performance investors will be rewarded by stock price appreciation.

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76 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

OVERVIEW OF COMPENSATION PROGRAM & PHILOSOPHY

OUR COMPENSATION PROGRAM IS DESIGNED TO DO THE FOLLOWING:

Attract and retain	We focus on attracting and retaining top-caliber, knowledgeable and experienced senior executives

Encourage an ownership and entrepreneurial mindset

Our programs create in our leadership an ownership and entrepreneurial mindset in order to align the annual and long-term strategic goals of our executives with those of our Company and our shareholders, including improvements in shareholder returns

Motivate	Our programs motivate our executives to achieve superior results for our Company and our shareholders

Reward performance

We pay for performance that is achieved through creativity, the capitalization of unique strategic opportunities and business initiatives, and results in shareholder-aligned financial successes, including improvements in our stock price

Encourage appropriate risk taking	Our programs focus our executives to analyze business initiatives where we seek return on investment that exceeds downside risks

Provide transparent reward systems	Our reward systems are easily understood by our leaders and shareholders

Reinforce the succession planning process

Our programs help leadership to focus on identifying, and help us reward, retain and promote from within, the next generation of senior leadership to achieve the Company’s growth, profitability and other objectives through increased responsibilities and compensation

This compensation philosophy guides the compensation committee in assessing the compensation to be paid to our executives, including our named executive officers. The compensation committee endeavors to ensure that the total compensation paid to the named executive officers is fair, competitive and consistent with our compensation philosophy. This compensation philosophy also guides the compensation committee as to the proper allocation among current cash compensation (in the form of annual base salary), short-term compensation (in the form of performance-based, annual cash incentives), and long-term compensation (in the form of equity incentive compensation). We evaluate both the performance and compensation of our named executive officers annually to ensure that the executive compensation program we implement achieves these goals.

One of our overriding goals informing our compensation philosophy is to create in our leadership an ownership and entrepreneurial mindset in order to align leadership performance with improvements in shareholder returns. Our compensation programs aim to improve upon this interest alignment through various methods, including the use of stock options for equity grants, the use of long-term price performance targets in the award granted to our Chief Executive Officer and various profit metrics in the bonus plan.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 77

We have implemented executive compensation policies and practices that reinforce our compensation philosophy and align with those commonly-viewed best practices and sound governance principles that we believe are appropriate for us. The following chart summarizes these policies and practices:

PRACTICES WE FOLLOW

100% independent directors on our compensation committee

Annual review and approval of our compensation strategy

Independent compensation consultant engaged by our compensation committee

Performance-based cash incentives

Significant portion of executive compensation is either tied to corporate performance directly or indirectly through stock price performance because of the equity component of compensation

We use five year vesting schedules for some of our equity grants (frequently with 20% vesting in each year). In more recent years, we have shifted our vesting practices to use back-end loaded vesting periods with respect to many of our equity awards, which we believe motivates our associates and leaders in favor of creating long-term shareholder value on a sustained basis. With regard to back-end loaded vesting, we often use schedules along these lines:

Our seven-year award structure would generally vest 10% in years one, two and three; 15% in years four and five; and 20% in years six and seven

Our five-year award structure would generally vest either (i) 15% in years one and two; 20% in year three; and 25% in years four and five, or (ii) 10% in years one and two; 20% in year three; and 30% in years four and five

In May 2018, the board adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors

Broad-based company-sponsored health and retirement benefits programs

(1)	Based on shares owned directly, shares owned indirectly and reported as beneficially owned for Section 16 reporting purposes, and the “in the money” value of stock options, restricted stock and restricted stock units that are no longer subject to vesting or selling restrictions.

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78 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

PRACTICES WE AVOID

No “single trigger” change of control benefits

No post-termination retirement- or pension-type non-cash benefits or perquisites for our executive officers that are not available to our associates generally

No short sales with respect to our common stock or hedging or derivative transactions involving our securities by directors, officers, associates or other insiders

No discount stock options or stock appreciation rights (“SARs”). Under the 2023 Equity Plan, all stock options and SARs will be granted with an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or SAR is granted

We have not repriced, replaced or repurchased underwater stock options or SARs, which is prohibited in absence of approval by our shareholders for grants under the 2023 Equity Plan

No acceleration of share vesting generally—instead, we have simple customary levels of severance protection commensurate with a senior position

No tax gross-ups for change of control benefits

No defined value pensions or long term cash incentives like supplemental retirement plans or other forms of long-term deferred compensation

No equity awards for leadership with short-term restrictions or vesting, such as one-, two- or three-year vesting

Under the 2023 Equity Plan, transfers of awards are only permitted (i) by will, (ii) by the laws of descent and distribution and (iii) for awards other than incentive stock options, to the extent authorized by the administrator

No annual “evergreen” provision under the 2023 Equity Plan. The 2023 Equity Plan does not contain an annual “evergreen” provision that provides for automatic increases of shares of our common stock authorized for issuance under the plan. The 2023 Equity Plan authorizes a fixed share reserve. Therefore, we would have to obtain shareholder approval to increase the 2023 Equity Plan’s share reserve

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 79

COMPENSATION COMMITTEE REVIEW OF COMPENSATION

Our Board of Directors has established a compensation committee that is generally responsible for the oversight, implementation and administration of our executive compensation plans and programs. The compensation committee engages in the following, either together with the Board of Directors as a whole or as a committee, making recommendations to the Board of Directors regarding approval, as necessary:

Annually review and approve the Company’s corporate goals and objectives relevant to compensation of the Chief Executive Officer;

Evaluate the Chief Executive Officer’s performance in light of such goals and objectives; and

Determine and approve the Chief Executive Officer’s compensation level based on this evaluation.

In addition, the compensation committee annually reviews the following:

Annual base salary levels;

Annual incentive compensation levels;

Long-term incentive compensation levels; and

Any supplemental or special benefits.

And, the committee ensures that appropriate overall corporate performance measures and goals are set and determine the extent to which the established goals have been achieved and any related compensation earned;

Determines the appropriateness of, and in some cases retain, a compensation consultant to offer advice for the consideration of the compensation committee and consider the independence of such consultant in accordance with applicable SEC and NYSE rules; and

Performs other necessary tasks related to the implementation and administration of executive compensation plans and programs.

The compensation committee’s annual review of executive compensation generally occurs within the timeframe of April to June of each year.

COMPENSATION LEVEL SETTING PROCESS

Our compensation committee reviews the following, among other factors, when determining compensation:

The individual’s performance and contributions to financial objectives;

Equity awards previously granted to the executive, which includes amounts of such awards that remain unvested or are under selling restrictions and therefore continue to incentivize future performance;

Individual leadership, expectations, expertise, skill, and knowledge;

Overall compensation, including base salary and bonus opportunity, as a whole;

Analyses of competitive market compensation practices and labor market conditions;

Alignment with the long-term business strategy of the Company;

Retention and succession planning;

Input from senior leadership, including our Chairman and Chief Executive Officer; and

Input from an independent compensation consultant.

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80 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

As we are headquartered in the San Francisco Bay Area, which is a highly dynamic and competitive market for talent, we seek to provide competitive compensation practices for our executive leadership in order to attract and retain the best available talent.

To set a competitive, reasonable and appropriate level of compensation, the Board of Directors and the compensation committee take a holistic approach and consider all relevant factors to the compensation decision being made in any given year. The Board of Directors’ and the compensation committee’s approach to evaluating these factors is subjective, not formulaic, and may place more or less weight on a particular factor when determining a particular executive officer’s compensation.

ROLE OF LEADERSHIP IN DETERMINING EXECUTIVE COMPENSATION

In determining the total compensation for each executive officer, the Board of Directors and the compensation committee consider the specific recommendations of our Chairman and Chief Executive Officer (other than with respect to his own compensation) and may consider input from other senior members of leadership.

Our Chairman and Chief Executive Officer plays a significant role in the compensation setting process for the other named executive officers by:

Evaluating their performance;

Discussing the role and responsibilities of the relevant executive officer within the Company and the expected future contributions of the executive officer;

Considering retention and succession planning;

Recommending business performance targets and establishing objectives; and

Recommending salary levels, bonuses and equity awards.

Our Chairman and Chief Executive Officer annually reviews the compensation paid to other named executive officers over the fiscal year through presentations to the compensation committee, either as a committee or together with the Board of Directors as a whole, and provides his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Board of Directors or the compensation committee, after reviewing the other factors and input as discussed above, takes action regarding such compensation recommendations as it deems appropriate. The Board of Directors and the compensation committee also consider input from our Chairman and Chief Executive Officer, as well as our Chief Financial Officer and certain of our Presidents, when setting performance objectives for our performance-based incentive program.

Our executive compensation program is designed to reward successful annual performance while encouraging long-term value creation for our shareholders. Short- and long-term incentive compensation is subject to rigorous, objective, at-risk performance hurdles across our performance metrics and performance periods, which the compensation committee intends to be an incentive to leadership to drive Company performance and encourage prudent risk management consistent with the Company’s financial and strategic goals.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 81

ROLE OF COMPENSATION CONSULTANTS

The compensation committee has periodically engaged compensation consultants to assist the committee in assessing compensation market conditions.

Commencing in January 2017, Mercer was engaged by the compensation committee to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives. Mercer has continued to provide evaluations and recommendations concerning our executive and board compensation programs and to advise the compensation committee with respect to structuring our compensation plans to achieve our business objectives for fiscal 2017 through fiscal 2022. Mercer provided support to the compensation committee in connection with equity awards and compensation for our leadership and in particular in connection with the structuring and details of the multi-year equity award granted in fiscal 2020 to our Chairman and Chief Executive Officer.

The compensation committee has considered the independence of Mercer in accordance with applicable SEC and NYSE rules. Although Mercer worked with leadership to develop plans that support our business objectives while carrying out its duties for the compensation committee, Mercer was retained by and reports directly to the compensation committee and does not provide any other services to the Company other than those approved by the compensation committee that would not constitute a conflict of interest or that would not otherwise compromise their independence.

ANALYSES OF COMPETITIVE MARKET PRACTICES

Due to the unique nature of our Company and the lack of direct industry competitors, we do not engage in a formal benchmarking process in setting compensation. Instead, we consider from time to time, as the compensation committee deems appropriate, an array of available data and information in order to assess the competitiveness of our compensation program and philosophy, including market information concerning local and national market compensation practices that are determined to be relevant to the Company. Given the location of our corporate headquarters in the San Francisco Bay Area, we pay close attention to the opportunities that exist for executives at other growth companies, both inside and outside the retail industry, located in the San Francisco Bay Area, including public companies, as well as private companies that could be candidates for an initial public offering in the future.

We conducted a comprehensive review of market compensation practices for executive officer compensation in fiscal 2016 and then again conducted reviews in relation to our review of our Chief Executive Officer’s compensation at the respective time of setting each of his fiscal 2017 multi-year equity grant and at the time of setting his fiscal 2020 multi-year equity grant. In the case of our market check activities with respect to the Chief Executive Officer equity awards, we focused on compensation practices for a variety of different companies, including companies of similar sizes to us, companies that have out-performed the market in terms of growth and return measures, and companies that had adopted multi-year equity awards for a Chief Executive Officer or other senior executive officers. Certain of these other companies had adopted such senior executive multi-year equity awards that included various performance metrics, including in some instances stock price performance. In terms of industry sectors of the companies that were part of these market checks, these other companies included technology and disruptive growth companies, retail and consumer businesses including specialty retail business, and various other industry verticals.

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82 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

In addition, when making decisions with respect to most significant compensation matters with respect to our executive officers and other members of our senior leadership team, we examine compensation metrics used by some of these different market check companies with a particular emphasis on companies headquartered in the San Francisco Bay Area. We did continue to make reference to this kind of market check information with respect to compensation decisions in fiscal 2022 with respect to our executive officers and other members of our senior leadership team.

In connection with the comprehensive review of market compensation practices, the Company and the compensation committee consider the executive compensation practices and the market data as reference points in the review of the Company’s compensation practices, but do not benchmark or use market data in order to set compensation for the executive officers and other executives of the Company.

EXECUTIVE COMPENSATION COMPONENTS

The principal components of our compensation program for our named executive officers are summarized in the chart below, which is followed by a detailed explanation of the principal components of our compensation program for our named executive officers. In determining our named executive officers’ overall compensation program, the compensation committee and the Board of Directors, as applicable, each considers how a particular component motivates performance and promotes retention and sound long-term decision-making.

COMPENSATION ELEMENTS	OBJECTIVES

Annual base salary	Compensate for services rendered during the fiscal year

Performance-based annual cash incentives	Motivate and reward our named executive officers for specific annual financial and/or operational goals and objectives

Long-term equity incentive compensation	Attract and retain our named executive officers and align the financial rewards paid to our named executive officers with our long-term performance and the financial interests of our shareholders

Perquisites and other personal benefits	Provide a competitive level of perquisites to better enable us to attract and retain superior associates for key positions

Employment agreements; severance and change of control benefits	Promote stability and continuity of senior leadership

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 83

Annual Base Salary

We provide our named executive officers with an annual base salary to compensate them for services rendered during the fiscal year. The base salary for each of the named executive officers is guided by a variety of factors, which may include market information regarding salary levels for positions that are deemed relevant for comparison purposes, as well as such individual’s work experience, personal performance, responsibilities and other considerations, including internal alignment. The relative weight given to each factor is not specifically quantified and varies with each individual at the discretion of the compensation committee and/or the Board of Directors.

Each named executive officer’s base salary is typically reviewed annually and is adjusted from time to time on the following bases: evaluation of the executive officer’s personal performance for the year; the recommendations of our Chairman and Chief Executive Officer (other than with respect to his own base salary); the Company’s performance for the year; the competitive marketplace for executives in comparable positions, including market information regarding salary levels for positions that are deemed relevant for comparison purposes; and, in the case of increases in base salary other than on an annual basis, an individual’s exceptional performance, or increased responsibilities.

As part of their review, the compensation committee in particular considered, in addition to other factors listed above, our financial performance in 2022 and continued focus on multiple long-term key strategies, including transforming our real estate platform, expanding our product offering and increasing our market share, architecting a new operating platform, elevating the customer experience, increasing operating margins, optimizing the allocation of capital in the business and maximizing cash flow, and pursuing international expansion. Following this review, the base salaries of certain of our named executive officers were increased in fiscal 2022, with salary amounts as follows:

	BASE SALARY
NAME	FISCAL 2021	FISCAL 2022	INCREASE
Gary Friedman	$1,250,000	$1,250,000	—%
Jack Preston	$825,000	$875,000	6.1%
Eri Chaya	$1,200,000	$1,250,000	4.2%
Stefan Duban	n/a	$725,000	n/a
Edward Lee	$575,000	$650,000	13.0%

Performance-Based Annual Cash Incentives

We have adopted the LIP, which is a cash-based incentive compensation program designed to motivate and reward annual performance for eligible associates, including our named executive officers. The compensation committee considers annually whether LIP bonus targets should be established for the year and, if so, approves the group of associates eligible to participate in the LIP for that year. The LIP includes various incentive levels based on the participant’s position with the Company. Cash bonuses under the LIP are designed to link a significant portion of the named executive officer’s total cash compensation to our overall performance.

The LIP bonus for our named executive officers is based on achievement of performance objectives, rather than individual performance, in order to focus the entire senior leadership team on the attainment of enterprise-wide financial objectives. Each named executive officer is provided a target bonus amount equal to a percentage of the eligible portion of such officer’s base salary (which eligible portion is based on the salary earned during the fiscal year). The target bonus amount is based on the Company meeting the target achievement level for the relevant performance objectives.

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84 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

The compensation committee and/or the Board of Directors establishes the target achievement level at which 100% of such participant’s target bonus will be paid (the “100% Achievement Level”), the minimum threshold achievement level at which 20% of the participant’s target bonus will be paid (the “20% Achievement Level”) and the achievement level at which 200% of the participant’s target bonus will be paid (the “200% Achievement Level”). The exact amount of the bonus payable under the LIP is based on the level of achievement of such performance objectives, with the bonus amount increasing for each named executive officer as a percentage of the eligible portion of such officer’s base salary to the extent the achievement of such performance objectives for the fiscal year exceeds the 100% Achievement Level, and with the bonus amount decreasing as a percentage of base salary to the extent the achievement of such performance objectives for the fiscal year is below the 100% Achievement Level (but above the 20% Achievement Level). The compensation committee also may adopt separate minimum or maximum payout amounts for certain individuals under the LIP. The LIP is structured so that no bonuses are paid under the LIP unless we meet the 20% Achievement Level.

The compensation committee, either as a committee or with the Board of Directors as a whole, sets the performance objectives each year under the LIP, and the payment and amount of any bonus depends upon whether we achieve at least a certain percentage of the performance objectives under the LIP. The compensation committee, either as a committee or with the Board of Directors as a whole, generally establishes such objectives for the Company at levels that it believes can be reasonably achieved with strong performance over the fiscal year. The compensation committee and the Board of Directors have discretion to interpret the LIP’s performance objectives in light of relevant factors both internal and external to the Company, and to adjust the amount paid under the LIP accordingly. The compensation committee and the Board of Directors exercise such discretion based on business judgment, taking into account both recurring and extraordinary factors affecting performance of the Company as well as other relevant factors. The compensation committee may consult the Board of Directors, as deemed necessary, with respect to material issues concerning the administration of the LIP, including interpretations of the terms of the LIP. In making the determination of minimum and target achievement levels, the compensation committee and/or the Board of Directors may consider the specific circumstances facing our Company during the year and our strategic plan for the year.

For fiscal 2021, the performance objective for the LIP was based on adjusted net income (“Adjusted Income”), which we define as consolidated net income before taxes, adjusted for the impact of certain non-recurring events and other items that we do not consider representative of our ongoing operating performance. We believe that Adjusted Income provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We do not adjust for depreciation or amortization. Therefore, Adjusted Income indirectly reflects the Company’s capital use and capital expenditures, which are important factors of our long-term business strategy. We believe the use of Adjusted Income is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of shareholders. Our leadership uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 85

The compensation committee did not establish performance targets for the LIP based upon Adjusted Income with respect to fiscal 2022 due to the uncertain macro-economic environment including developing inflationary trends and unknown interest rate increases to take effect during 2022 that were likely to have an impact on the housing sector and the Company’s business. Instead, the compensation committee targeted an expected 100% payout of the LIP bonus amounts subject to the compensation committee’s assessment of the Company’s achievement of (i) a satisfactory GAAP operating margin during fiscal 2022 in light of overall business conditions and (ii) progress on certain operating initiatives. This approach was discussed on an initial basis with the leadership team during the Company’s operational and financial planning for fiscal 2022 and was reviewed periodically during the year. In February 2023, the compensation committee discussed with the Chairman and Chief Executive Officer the Company’s preliminary fiscal 2022 financial results as well as initial 2023 financial planning and as a result of such discussions (i) determined to make fiscal 2022 bonus payments under the LIP based upon the 100% achievement level, subject to the terms and conditions of the LIP, and (ii) formulated preliminary considerations with respect to potential LIP targets for fiscal 2023 based upon the Company’s fiscal 2023 financial planning objectives.

In general, the LIP targets are established based upon the Company’s operating plans and objectives for the fiscal year in question, which in turn are formulated in part based upon the results for the previous fiscal year. The compensation committee sets the LIP targets with the objective of encouraging the leadership team to drive financial performance based upon the Company’s operating plan and financial objectives for the year in question.

The following table sets forth the bonus targets as a percentage of the eligible portion of the executive’s base salary under the LIP that would have been applicable in fiscal 2022 for our executive officers at the 20% Achievement Level, the 100% Achievement Level and the 200% Achievement Level.

During its annual review of the LIP for the executive officers for fiscal 2022, the compensation committee determined not to make any changes to the bonus targets as a percentage of the eligible portion of the executive’s base salary for Mr. Friedman, Mr. Preston, Ms. Chaya, Mr. Duban and Mr. Lee from such targets for fiscal 2021.

ACHIEVEMENT LEVEL	GARY FRIEDMAN	JACK PRESTON	ERI CHAYA	STEFAN DUBAN	EDWARD LEE
Below 20%	—%	—%	—%	—%	—%
20%	20%	10%	10%	10%	10%
100%	125%	50%	50%	50%	50%
200%	250%	100%	100%	100%	100%

In February 2023, the compensation committee discussed with the Chairman and Chief Executive Officer the Company’s preliminary fiscal 2022 financial results and determined to make payments under the LIP based upon the 100% achievement target level, subject to the terms and conditions of the LIP.

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86 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

The compensation committee approved payment of the fiscal 2022 bonuses earned under the LIP for our named executive officers as follows:

	FISCAL 2022
NAME	BONUS EARNED UNDER THE LIP	ELIGIBLE PORTION OF BASE SALARY	BONUS EARNED AS % OF ELIGIBLE BASE SALARY	CHANGE FROMFISCAL 2021 BONUS AS % OF BASE SALARY
Gary Friedman	$1,562,500	$1,250,000	125%	-125%
Jack Preston	$432,692	$865,385	50%	-50%
Eri Chaya	$620,192	$1,240,383	50%	-50%
Stefan Duban	$362,500	$725,000	50%	-50%
Edward Lee	$317,788	$635,577	50%	-50%

The LIP provides substantial variation in compensation from year to year based upon the achievement of financial performance objectives, as reflected in the table below on a fiscal year basis. In prior years, we have paid bonuses under the LIP based on financial performance that has exceeded targets and partially met targets, and we have not paid bonuses under the LIP when the Company has not met targets.

	2016	2017	2018	2019	2020	2021	2022
Achievement Level	0%	90%	170%	175%	200%	200%	100%

Long-Term Equity Incentive Compensation

We believe that providing long-term incentives as a component of compensation helps us to attract and retain our named executive officers. These incentives also align the financial rewards paid to our named executive officers with our long-term performance, thereby encouraging our named executive officers to focus on our long-term performance goals.

In April 2021, the compensation committee performed its annual review of executive compensation, including a review of the Company’s annual share usage, or “burn rate,” and equity use as they relate to equity grants for named executive officers to determine if the Company’s overall grant practices with respect to its named executive officers were appropriate and in line with our compensation philosophy and objectives. The compensation committee also took into consideration (i) Mr. Friedman’s recommendations, other than with respect to his own compensation, (ii) the competitive environment for executive talent in the San Francisco Bay Area, (iii) each executive officer’s current equity holdings and the present value thereof and (iv) our continued desire to align our executive officers’ long-term interests with those of our shareholders. In fiscal 2022, the compensation committee further determined not to grant additional equity awards to the named executive officers.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 87

The compensation committee’s determination to make no further equity grants to the named executive officers for fiscal 2021 and fiscal 2022 was made in part because of prior grants that were approved for the named executive officers in fiscal 2020 as follows:

NAME	STOCK OPTIONS		RESTRICTED STOCK UNITS
Gary Friedman	700,000	(1)	—
Jack Preston	10,000	(2)	—
Eri Chaya	30,000	(2)	—
Stefan Duban	40,000	(2)	—
Edward Lee	4,000	(2)	—
(1)	The stock option was granted at an exercise price of $385.30 per share, the fair market value of our common stock on October 18, 2020, the date of grant. The option was fully vested on the date of grant, but the shares underlying the option are subject to selling restrictions that only lapse upon the achievement of both certain time-based service period requirements and certain stock price-based performance objectives. The option expires on the 10 year anniversary of the date of grant. See “—Executive Summary—2020 Stock Option Award to Chairman and Chief Executive Officer” for a detailed explanation of the vesting and other provisions of this option award.
(2)	The stock options were granted at an exercise price of $154.82 per share, the fair market value of our common stock on April 29, 2020, the date of grant. The options have a ten year term and vest on each anniversary of the date of grant with 10% of the options vesting on each of years 1, 2 and 3, 15% of the options vesting on each of years 4 and 5 and 20% of the options vesting on each of years 6 and 7, subject to the named executive officer's continued service with the Company.

The compensation committee’s determinations with respect to equity grants for associates generally for fiscal 2022 were also influenced by the desire to manage the annual share usage, or “burn rate,” and thus the compensation committee elected to substantially limit new equity grants to existing associates, focusing primarily on grants to new hires and with respect to promotions in fiscal 2022.

We primarily used stock options in our equity grants, in lieu of “full value” awards such as restricted stock units, as part of our long-term equity incentive plan. As a high-growth company, we believe the use of stock options creates strong alignment with our executives with regard to the expectation of shareholders for the Company to exceed and increase its value over time. At the same time, we have historically granted some “full value” awards and believe that such awards can be an appropriate alternative as our share price has increased substantially since the IPO and in that context a full value award allows for the grant of a lower number of shares than a stock option award which can result in a grant of restricted stock units being an appropriate equity award structure or portion of an overall award in some instances.

For fiscal 2022, we used back-end loaded seven-year vesting periods for most of our equity awards rather than five-year vesting periods. We believe these longer vesting periods motivate our associates and executives to take a sustainable approach in creating long-term shareholder value and allow for these equity awards to create a retention structure over a seven year period as opposed to a shorter timeframe.

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88 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Perquisites and Other Personal Benefits

We provide certain named executive officers with perquisites and other personal benefits that we and the compensation committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior associates for key positions. We generally provide our named executive officers a car allowance, which is adjusted from time to time based on expenses incurred by our executive officers in connection with their travel to local retail locations and expenses related to fuel, tolls and parking. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers.

The Company implemented various actions to promote the health and safety of its associates, including its named executive officers in the context of the COVID-19 pandemic. As part of these efforts, the Company retained services of various third party medical resources to assist the Company and its executives with respect to medical and health matters during the pandemic, including with respect to COVID-19 risk management, health assessment, testing and preventive measures. Such third-party services, including concierge medical services for certain of our named executive officers, were paid for by the Company.

The named executive officers may not defer any component of any annual incentive bonus earned and do not participate in another nonqualified deferred compensation plan. Likewise, the Company does not maintain any defined benefit pension plans for its associates. However, our named executive officers are eligible to participate in the Company’s 401(k) savings plan, as well as the Company’s group health and welfare plans, on the same terms and conditions as other Company associates.

It has been our practice to provide key executive officers with relocation benefits in connection with their initial hiring by our Company. In some instances, newly hired key executives are provided a signing or guaranteed minimum bonus in order to assist with their transition into the Company and the San Francisco Bay Area or for other reasons. However, relocation incentives or benefits may be subject to repayment if the executive does not remain with the Company for the period of time specified in his or her offer documents. None of our named executive officers received such benefits in fiscal 2022.

In addition, from time to time, the compensation committee may approve cash bonuses outside of the LIP on a discretionary basis for reasons such as individual performance or in connection with an executive officer’s initial employment arrangement with the Company or other events, and such bonus awards may overlap with bonus awards paid under the LIP. Payments of discretionary bonuses to our named executive officers, if any, are disclosed in the “Bonus” column of the Summary Compensation Table in this proxy statement. None of our named executive officers received a discretionary bonus in fiscal 2022.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 89

Employment Agreements; Severance and Change of Control Benefits

We have entered into agreements with certain key associates, including certain of the named executive officers, which agreements provide severance benefits in the event of certain terminations of employment. These severance protection agreements are designed to promote stability and continuity of senior leadership. Information regarding amounts that would be payable under such agreements for the named executive officers is provided under the heading “—Potential Payments Upon Termination and Change in Control” below. None of our agreements with our officers or associates or other applicable policies have tax gross-up features. In the event that any termination payments made to our Chairman and Chief Executive Officer are deemed under Section 280G of the Code, to constitute excess parachute payments subject to an excise tax, then such payments will be payable either (i) in full or (ii) as to such lesser amount that would result in no portion of such payments being subject to the excise tax, and our Chairman and Chief Executive Officer will receive the greater, on an after-tax basis, of (i) or (ii) above, as determined by an independent accountant or tax advisor selected by our Chairman and Chief Executive Officer and paid for by the Company.

RISK CONSIDERATIONS IN OUR COMPENSATION PROGRAM

We conducted an assessment of the Company’s compensation policies and practices for its associates and concluded that these policies and practices as currently designed are appropriately weighted among base salaries and short- and long-term incentives such that the Company’s associates are not encouraged to take excessive risks. The compensation committee believes that such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the compensation committee reviewed the compensation elements that comprise our compensation program, as well as the objectives that each item is designed to encourage, as described above under “—Executive Compensation Components.”

Anti-Hedging Practices

Our insider trading policy provides that no person employed by us and no member of our Board of Directors may hedge ownership of our stock by engaging in short sales or purchasing and selling derivative securities related to our stock.

Clawback Provisions

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), public companies will be required to adopt a policy to recover certain compensation in the event of a material accounting restatement. The Company will adopt a clawback policy as required by Dodd-Frank when final regulations are provided by the SEC and the NYSE and become effective which is expected to be at some point during 2023.

Stock Ownership by Executives

In May 2018, the Board of Directors adopted stock ownership guidelines applicable to all directors and executive officers of the Company in order to further align the financial interest of our directors and executive officers with the interest of our investors. See “Corporate Governance—Director & Executive Stock Ownership Guidelines.”

Our Chairman and Chief Executive Officer, Mr. Friedman, has consistently maintained a significant equity ownership interest in the Company and, as of May 23, 2023, beneficially owned approximately 21.1% of the Company’s common stock. Additional information regarding the shareholdings of our other named executive officers and directors is set forth in this proxy statement in the section entitled “Security Ownership of Top Shareholders & Leadership.”

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90 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Tax Deductibility

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the amount that we may deduct for compensation paid to certain of our executive officers to $1,000,000 per person in any year. Prior to December 22, 2017, when the Tax Cuts and Jobs Act of 2017 (“TCJA”) was signed into law, compensation that qualified as “performance-based” was excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. Under the TCJA, this “performance-based” exception is repealed for taxable years beginning after December 31, 2017, except with respect to certain “grandfathered” compensation. The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) when determining the compensation of the Company’s executive officers. However, the compensation committee retains the flexibility and discretion to approve compensation that is nondeductible under Section 162(m) as a means to ensure competitive levels of total compensation for our executive officers and promote varying corporate goals. In any event, the compensation committee intends to maintain an approach to executive officer compensation that strongly links pay to performance, and promotes the attraction and retention of qualified executives, but will also take into account tax-effectiveness of different compensation alternatives as it selects the right compensation mix.

CEO Pay Relative to Median Pay of Our Associates

The compensation for our Chief Executive Officer in fiscal 2022 ($2,840,898 as disclosed in the 2022 Summary Compensation Table further below) was approximately 59 times the median of the annual “total compensation,” as defined by Item 402(u) of Regulation S-K, of persons employed by us whom we refer to as associates ($47,975). Total compensation includes base salary, bonus compensation, equity awards and other perquisites and allowances. Our Chief Executive Officer to median associate pay ratio is calculated in accordance with Item 402(u) of Regulation S-K and represents a reasonable estimate calculated in accordance with SEC regulations and guidance. We identified the median associate by examining the gross wages reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2022. We included all associates, whether employed on a full-time, part-time, temporary or seasonal basis, but we excluded all non-US associates. Non-U.S. associates accounted for less than 5% of our total associate population. We did not make any assumptions, adjustments, or estimates with respect to payroll compensation amounts. After identifying the median associate based on total W-2 payroll compensation, we calculated annual total compensation for such associate using the same methodology we use for our named executive officers as set forth in the 2022 Summary Compensation Table.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 91

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows the compensation earned by our named executive officers in fiscal 2022, fiscal 2021 and fiscal 2020.

NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	NON-EQUITY INCENTIVE PLAN COMPENSATION(1)	OPTION AWARDS(2)	ALL OTHER COMPENSATION(3)		TOTAL
Gary Friedman Chairman and CEO	2022	$1,250,000	$1,562,500	$—	$28,398	(4)	$2,840,898
	2021	$1,250,000	$3,125,000	$—	$157,285		$4,532,285
	2020	$1,250,000	$3,125,000	$173,606,989	$25,879		$178,007,868
Jack Preston Chief Financial Officer	2022	$865,385	$432,692	$—	$37,000		$1,335,077
	2021	$811,538	$811,538	$—	$37,000		$1,660,076
	2020	$753,709	$753,709	$904,213	$37,000		$2,448,631
Eri Chaya President, CCO, CMO & Director	2022	$1,240,383	$620,192	$—	$37,000		$1,897,575
	2021	$1,173,077	$1,173,077	$—	$37,000		$2,383,154
	2020	$1,057,418	$1,057,418	$2,712,639	$37,000		$4,864,475
Stefan Duban Chief Gallery & Customer Officer	2022	$725,000	$362,500	$—	$12,000		$1,099,500

Edward Lee Chief Legal & Compliance Officer	2022	$635,577	$317,788	$—	$12,000		$965,365
	2021	$561,538	$561,538	$—	$12,000		$1,135,076
(1)	Reflects the cash awards that our named executive officers received under our LIP for fiscal 2021 and fiscal 2020 performance, as applicable and that will be payable under our LIP with respect to fiscal 2022.
(2)	Reflects the aggregate grant date fair value of the awards made in fiscal 2020 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock-Based Compensation (“FASB ASC 718”) rather than the amount paid to or realized by the named executive officer. See Note 18—Stock-Based Compensation in our consolidated financial statements contained in our 2021 Annual Report on Form 10-K filed with the SEC on March 30, 2022 (our “2021 Annual Report”). No equity grants were made to the named executive officers in fiscal 2022 or fiscal 2021.
(3)	For fiscal 2022, reflects perquisites to the named executive officers in the form of car allowances, except as otherwise noted.
(4)	For fiscal 2022, represents $12,000 in the form of a car allowance and $16,398 in income imputed to Mr. Friedman related to certain personal use of corporate aircraft.
(5)	For fiscal 2022, represents $12,000 in the form of a car allowance and $25,000 in the form of third-party concierge medical services for such named executive officer.

For a description of actions taken by the compensation committee with respect to base salaries of our named executive officers for fiscal 2022, please see section entitled “—Compensation Discussion & Analysis—Annual Base Salary” above.

For a description of the material terms of the named executive officers’ employment agreements, please see the section entitled “—Employment & Other Compensation Agreements” above.

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92 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

For a description of our Non-Equity Incentive Plan Compensation, please see the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above. For the compensation committee’s determination of awards under the LIP for our named executive officers for fiscal 2022, please see the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above. For the vesting schedules of outstanding equity awards and additional information concerning outstanding equity awards, please see “—Outstanding Equity Awards at Fiscal Year-End” below.

Grants of Plan-Based Awards

As further described above in the Compensation Discussion and Analysis section of this proxy statement, the named executive officers are eligible to receive an annual cash bonus based on a percentage of their base salary under our LIP. Our Company’s financial objectives with respect to the LIP are generally established each year and the payment and the amount of any bonus depend upon whether our Company achieves the applicable performance goals. The specific amount any participant could receive generally depends on the level of our performance. The amounts shown in these columns for the named executive officers are based on the following assumptions:

In the “threshold” column, the amount for each named executive officer reflects the minimum bonus that would be awarded if we reach the 20% achievement level of our financial objectives, which is the minimum achievement level required for bonus payouts under the LIP.

In the “target” column, the amount for each named executive officer reflects the bonus amount that would be awarded if we reach the 100% achievement level of our financial objectives.

In the “maximum” column, the amount for each named executive officer reflects the bonus that would be awarded if we reach the 200% achievement level of our financial objectives.

The following table provides information on the possible payouts under our LIP for fiscal 2022 based on certain assumptions about the achievement of performance objectives for our Company and the individual named executive officer at various levels assuming we had followed the same convention used in prior fiscal years with a low point achievement level set at 20%, a high point set at 200% and a midpoint target achievement level set at 100%. The following table does not set forth the actual bonuses to be awarded to the named executive officers for fiscal 2022 under the LIP. The actual bonuses awarded to the named executive officers for fiscal 2022 are reported in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation.”

	ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS(1)				ALL OTHER STOCK AWARDS: # OF SHARES OF STOCK OR UNITS	ALL OTHER OPTION AWARDS # OF SECURITIES UNDERLYING OPTIONS	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS
NAME	GRANT DATE	THRESHOLD	TARGET	MAXIMUM
Gary Friedman	—	$250,000	$1,562,500	$3,125,000	—	—	—	—
Jack Preston	—	$86,538	$432,692	$865,385	—	—	—	—
Eri Chaya	—	$124,038	$620,192	$1,240,383	—	—	—	—
Stefan Duban	—	$72,500	$362,500	$725,000	—	—	—	—
Edward Lee	—	$63,558	$317,788	$635,577	—	—	—	—
(1)	Target awards as a percentage of the eligible portion of base salary for the named executive officers are set forth in the section entitled “—Compensation Discussion & Analysis—Performance-Based Annual Cash Incentives” above.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 93

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding stock options and stock awards held by the named executive officers as of January 28, 2023, the last day of fiscal 2022.

	STOCK OPTION AWARDS
	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS
NAME	EXERCISABLE (#)		UNEXERCISABLE (#)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Gary Friedman	1,000,000		—		$50.00	5/1/2027
	700,000	(1)	—		$385.30	10/17/2030
Jack Preston	33,399		—		$61.30	5/7/2024
	6,250		—		$87.31	5/5/2025
	21,000		49,000	(2)	$101.25	4/1/2029
	2,000		8,000	(3)	$154.82	4/28/2030
Eri Chaya	150,000		—		$61.30	5/7/2024
	10,000		—		$87.31	5/5/2025
	100,000		—		$39.42	5/3/2026
	30,000		20,000	(4)	$109.87	6/5/2028
	15,000		35,000	(2)	$101.25	4/1/2029
	6,000		24,000	(3)	$154.82	4/28/2030
Stefan Duban	100		—		$87.31	5/5/2025
	160		—		$44.52	4/20/2026
	1,900		—		$25.39	6/26/2026
	4,250		2,000	(5)	$151.35	6/22/2028
	625		1,500	(2)	$101.25	4/1/2029
	8,000		32,000	(3)	$154.82	4/28/2030
Edward Lee	—		3,000	(2)	$101.25	4/1/2029
	—		3,200	(3)	$154.82	4/28/2030
(1)	Represents options granted to Mr. Friedman under the 2012 Plan on October 18, 2020. These options are fully vested but the underlying shares are subject to selling restrictions that only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements. As of January 28, 2023, 583,334 of these options were subject to selling restrictions.
(2)	Represents options granted on April 2, 2019. Subject to continuous service, these options vest on each anniversary of the date of grant with 15% of the total options granted on each of years 4 and 5, and 20% of the total options granted on each of years 6 and 7, and will be fully vested on April 2, 2026.
(3)	Represents options granted on April 29, 2020. Subject to continuous service, these options vest on each anniversary of the date of grant with 10% of the total options granted on year 3, 15% of the total options granted on each of years 4 and 5, and 20% of the total options granted on each of years 6 and 7, and will be fully vested on April 29, 2027.
(4)	Represents options granted on June 6, 2018. Subject to continuous service, these options vest on each anniversary of the date of grant with 20,000 options on year 5, and will be fully vested on June 6, 2023.
(5)	Represents options granted on June 23, 2018. Subject to continuous service, these options vest on each anniversary of the date of grant with 2,000 options on year 5, and will be fully vested on June 23, 2023.

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94 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

OPTIONS EXERCISED, UNITS VESTED & STOCK VESTED

The following table presents all stock option exercise activity in fiscal 2022. The named executive officers did have any restricted stock units or stock awards vest in fiscal 2022.

	OPTION AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE	VALUE REALIZED ON EXERCISE
Gary Friedman	3,876,826	$992,398,070
Jack Preston	29,601	$8,293,943
Eri Chaya	68,600	$18,530,575
Stefan Duban	2,575	$301,919
Edward Lee	16,540	$4,209,996

BURN RATE, SHARE REPURCHASE PROGRAMS & DILUTION

The aggregate equity burn rate is a measurement of how quickly the Company is granting stock-based incentive awards in relation to shares outstanding. We calculate our “burn rate” using the total number of equity awards (full value stock awards and stock options) granted under our stock incentive plan during the current fiscal year as a percentage of the total number of common shares outstanding as of the prior fiscal year. Using this formulation, our fiscal 2022 burn rate was 0.5%.

We believe that understanding our use of equity under our stock incentive plan (including our annual burn rate) requires understanding the impact of our recent share repurchase programs on the potential dilution to our shareholders from awards of stock-based incentive compensation, which we call our “overhang.” In recent years, we have maintained active share repurchase programs as a means of creating shareholder value for our investors. To illustrate, since June 2022, when we announced our updated share repurchase program in an aggregate amount of up to $2.45 billion, we have repurchased approximately 3.7 million shares of our common stock for an aggregate price of approximately $1.0 billion. We believe that our share repurchase programs have been a key component of our overall shareholder returns, including the substantial increases in our share price from $24 per share at the time of our initial public offering and we expect that the ongoing use of share repurchases will be an important element of our ongoing strategy.

Share repurchases also have the effect of offsetting dilution related to stock-based incentive awards. We are conscious that equity awards can be an important incentive for our leadership team in their efforts to drive shareholder returns while at the same time being mindful that share repurchases can be a means of offsetting dilution related to equity grants. As shown below, over the past five years we completed substantial share repurchases which more than offset the dilutive effect of our equity awards granted during that time.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 95

Repurchases vs. Dilution from Equity Awards, Fiscal Years 2017-2021
26,000,000
24,000,000
22,000,000
20,000,000
18,000,000
16,000,000
14,000,000
12,000,000
10,000,000
8,000,000
6,000,000
4,000,000
2,000,000
0
2017
2018
2019
2020
2021
2017-2021
Shares Repurchases
Dilution from Equity Awards

In 2022, the Company has continued to repurchase shares pursuant to its share repurchase program and has once again repurchased substantially more shares than it awarded through equity grants during the year as shown below.

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96 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Repurchases vs. Dilution from Equity Awards, Fiscal Year 2022

4,000,000
3,750,000
3,500,000
3,250,000
3,000,000
2,750,000
2,500,000
2,250,000
2,000,000
1,750,000
1,500,000
1,250,000
1,000,000
750,000
500,000
250,000
0
Q1
Q2
Q3
Q4
Full Fiscal Year
Shares Repurchases
Dilution from Equity Awards

As a result, we analyze our equity metrics as a percentage of both the total number of common shares outstanding and the total number of pro forma common shares outstanding, which takes into account the effect of our share repurchase programs on our total number of common shares outstanding.

Our pro forma overhang for fiscal 2022 based on the pro forma common shares outstanding was 13.3%.

Our overhang for fiscal 2022 based on the total number of common shares outstanding was 15.6%.

We calculate our overhang as the total number of shares to be issued under outstanding equity awards (including any unexercised and unvested outstanding awards, a large portion of which is comprised of vested options which, if exercised, would significantly reduce overhang), plus shares available for issuance under our equity plans as a percentage of the total number of common shares outstanding. Our pro forma overhang takes into account the effect of the Company’s share repurchase programs by using the total number of common shares outstanding prior to the Company’s share repurchases (as of fiscal 2021) and includes the actual issuance of common stock via equity instruments through the current fiscal year end period.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 97

		FISCAL 2022 (POST REPURCHASE ACTIVITY)
	FISCAL 2021 (PRE-REPURCHASE ACTIVITY)	ON FISCAL 2022 SHARES OUTSTANDING	ON FISCAL 2021 SHARES OUTSTANDING	ON PRO FORMA FISCAL 2022 SHARES OUTSTANDING
Shares to be Issued under Outstanding Options & RSUs	7,719,857	3,436,873	3,436,873	3,436,873
Shares Available for Issuance	427,062	—	—	—
Shares Outstanding	21,506,967	22,045,385	21,506,967	25,764,935	(1)
Overhang	37.9%	15.6%	16.0%	13.3%
(1)	Pro forma fiscal 2022 shares outstanding is equal to the total shares outstanding as of fiscal 2021 which is used in order to exclude the Company’s share repurchase activity under the board-approved share repurchase programs during fiscal 2022, plus the issuance of (i) 4,257,942 shares during fiscal 2022 as a result of the exercise of stock options and vested RSUs and (ii) 26 shares related to the early conversion of certain convertible senior notes.

PENSION BENEFITS

None of our named executive officers received any pension benefits during fiscal 2022.

NONQUALIFIED DEFERRED COMPENSATION

None of our named executive officers contributed to or received earnings from a nonqualified deferred compensation plan during fiscal 2022.

EMPLOYMENT & OTHER COMPENSATION AGREEMENTS

We have entered into employment agreements with the following named executive officers.

Gary Friedman

We have entered into an employment agreement with Mr. Friedman, our Chairman and Chief Executive Officer. Mr. Friedman’s employment agreement provides for an annual base salary of at least $1.25 million. If Mr. Friedman’s employment is terminated by us without cause (as defined in the agreement) or by Mr. Friedman for good reason (as defined in the agreement), he is entitled to (a) all accrued salary and vacation pay through the termination date, (b) severance payments totaling $20 million, less withholdings, paid on our regular payroll schedule over the 24 months following the termination date, (c) any earned but unpaid portion of his annual bonus, (d) a pro-rata amount (based on the number of days Mr. Friedman was employed during the fiscal year through the termination date) of Mr. Friedman’s target bonus for the applicable fiscal year in which termination of employment occurs, to be paid at the same time and in the same form as Mr. Friedman’s annual bonus would otherwise be paid, (e) subject to his timely election under COBRA, continuation of medical benefits for 24 months following the termination date, subject to Mr. Friedman’s payment of applicable premiums at the same rate that would have been applied had he remained an executive officer of our Company, paid for by us to the same extent that we paid for his health insurance prior to termination, (f) his vested shares and options that are still subject to selling restrictions will remain outstanding for two years following the date of termination (during which time the selling restrictions may lapse in accordance with their terms) and will be subject to repurchase by us after two years at the then fair market value to the extent that such selling restrictions remain unlapsed, and (g) any unvested performance-based equity awards that Mr. Friedman may hold shall remain outstanding and vest according to their terms for a period of two years following the date of termination and shall be forfeited to the extent unvested after such period.

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98 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Mr. Friedman’s employment agreement also provides that in the event he receives payments that would be subject to an excise tax, he would receive the greater of either (i) the payment in full or (ii) such lesser amount which would result in no portion of such payments being subject to the excise tax, on an after-tax basis.

If Mr. Friedman’s services are terminated by us for cause (as defined in the agreement), he is entitled to all accrued salary and vacation pay through the termination date. Upon such termination for cause, certain of Mr. Friedman’s other equity interests that are either unvested or subject to selling restrictions and repurchase rights will terminate, expire and be forfeited for no value, or otherwise be subject to repurchase in accordance with their terms and shall be forfeited to the extent unvested after such period. See “—Compensation Discussion & Analysis—Long-Term Equity Incentive Compensation.”

Mr. Friedman has agreed that, during his employment with us or during the term when he is receiving continued payment from us after termination of his employment as described above, he will not directly or indirectly work for or engage or invest in any competitor. In addition, Mr. Friedman has agreed that, during his employment with us and for the two year period thereafter, he will not (a) solicit, directly or through any third party, any associate of ours or (b) use our proprietary information to solicit the business of any of our material customers or suppliers, or as specified in the employment agreement, encourage any of our suppliers and customers to reduce their business or contractual relationship with us. The agreement also contains a mutual non-disparagement clause.

Eri Chaya, Jack Preston, Stefan Duban and Edward Lee

On March 29, 2018, we entered into a compensation protection agreement with Ms. Chaya. On March 29, 2019, we entered into a compensation protection agreement with Mr. Preston. On January 30, 2022, we entered into a compensation protection agreement with Mr. Lee. On March 1, 2023, we entered into a compensation protection agreement with Mr. Duban. The compensation committee determined to offer these compensation protection agreements to each of these executive officers in order to provide severance protection terms for each such executive officer. The effect of the compensation protection agreements is to supersede any other compensation severance arrangements previously in place for any such executive officer.

The compensation protection agreements provide each of the foregoing executive officers with severance if the executive’s employment is terminated by us without cause (as defined in the agreement), or by the executive for good reason (as defined in the agreement). In the event of such termination and subject to the executive’s execution and non-revocation of a release of claims and continued compliance with the restrictive covenants described therein, the executive is entitled to: (a) all accrued base salary through the termination date; (b) any earned and unpaid portion of the annual bonus for the year prior to year in which such termination occurs; (c) to the extent bonuses have been paid for the year prior to the year in which the termination takes place (or no such bonus was paid at all), a prorated bonus based on the number of days the executive is employed in the year of termination based on our actual performance and if applicable, on executive’s individual performance at the midpoint of the applicable range; (d) severance payments equal to 12 months base salary, less withholdings, paid on our regular payroll schedule following the termination date; and (e) subject to the executive’s timely election under COBRA, payment of a portion of the executive’s COBRA premiums at the same rate that would have been applied had the executive remained employed by us, paid for by us to the same extent that we paid for the executive’s health insurance prior to termination, for 12 months following the termination date (or if earlier, when the executive becomes eligible for similar coverage from another employer). The compensation protection agreements also provide that in the event the executive receives payments that would be subject to an excise tax, the executive would receive a lesser amount which would result in no portion of such payments being subject to the excise tax.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 99

Each executive has agreed that during employment with us, the executive will not directly or indirectly work for or engage or invest in any competitor. Each has also agreed that during employment with us and the 12 months following employment, the executive will not solicit, directly or through any third party any business from any of our material customers or suppliers or encourage any of our customers or suppliers to reduce their business or contractual relationship with us. Each executive will also cooperate with us following termination of employment in the defense of any action brought by a third party against us that relates to the executive’s employment with us.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Gary Friedman

The information below describes and quantifies certain compensation that would have been paid to our Chief Executive Officer in the event of his termination of employment or a change in control, assuming such event was effective at January 28, 2023, the last day of our 2022 fiscal year, and based on fiscal 2022 compensation.

BENEFITS AND PAYMENTS	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
Severance pursuant to employment agreement(1)	$20,000,000
Bonus(2)	$1,562,500
Intrinsic value of equity(3)	$—
Health coverage total benefits(4)	$36,380
Total	$21,598,880
(1)	Payable over 24 months.
(2)	Corresponds to Mr. Friedman’s annual bonus amount for fiscal 2022.
(3)	Mr. Friedman holds certain performance-based option awards where the shares underlying the option are subject to selling restrictions and such selling restrictions will continue to lapse according to the performance terms for a period of one or two years, as applicable, following termination of employment. In the case of Mr. Friedman’s 2020 Stock Option Award, in the event Mr. Friedman is terminated on January 28, 2023, the selling restrictions applicable to this award would lapse in full (assuming, in the case of the 2020 Stock Option Award, that the stock price performance targets set forth in the 2020 award are met within the one year time period following such termination). The value shown is $0 based upon the value of such options held by Mr. Friedman that he would receive if the stock price hurdles are achieved on such termination date. This value is $0 because it is determined based on the excess, if any of $310.65, the closing price of our common stock on January 27, 2023, the last trading day of fiscal 2022, over the exercise price of $385.30 per share for such options, multiplied by the number of shares that could be exercisable assuming that the selling restrictions lapsed on such termination date.
(4)	Continuation of medical benefits for 24 months following the termination date, subject to his payment of applicable COBRA premiums at the same rate that would have been applied had he remained an executive officer of the Company, paid for by us to the same extent that we paid for his health insurance prior to termination.

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100 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Jack Preston, Eri Chaya, Stefan Duban and Edward Lee

The information below describes and quantifies certain compensation that would have been paid to Mr. Preston, Ms. Chaya, Mr. Duban and Mr. Lee under the compensation protection agreements in the event of his or her termination of employment or a change in control, assuming such event was effective at January 28, 2023, the last day of our 2022 fiscal year, and based on fiscal 2022 compensation.

	TERMINATION WITHOUT CAUSE OR RESIGNATION WITH GOOD REASON
BENEFITS AND PAYMENTS	JACK PRESTON	ERI CHAYA	STEFAN DUBAN	EDWARD LEE
Salary continuation(1)	$875,000	$1,250,000	$725,000	$650,000
Bonus(2)	$432,692	$620,192	$362,500	$317,788
Health coverage total benefits(3)	$21,650	$18,348	$21,650	$21,650
Total	$1,329,342	$1,888,540	$1,109,150	$989,438
(1)	This amount reflects salary continuation paid over 12 months.
(2)	Corresponds to each such executive officer’s annual bonus amount for fiscal 2022 that such executive officer would be entitled to receive if still employed on the bonus payment date.
(3)	Continuation of medical benefits for 12 months following the termination date, subject to the payment of applicable COBRA premiums by such executive officer at the same rate that would have been applied had he or she remained an executive officer of the Company, paid for by us to the same extent that we paid for his or her health insurance prior to termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of January 28, 2023:

	EQUITY COMPENSATION PLAN INFORMATION
PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE(1)
Equity compensation plans approved by security holders	7,700,107		$111.76	1,185,322	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	7,700,107	(2)	$111.76	1,185,322	(3)
(1)	Excludes securities reflected in column entitled “Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights.”
(2)	Calculated without taking into account 20,920 shares underlying restricted stock units that will become issuable as those units vest, without any cash consideration or other payment required for such shares.
(3)	The 2012 Plan expired on November 1, 2022, and no further awards may be granted under the 2012 Plan.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 101

PAY VERSUS PERFORMANCE

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K (the “Pay Versus Performance Rule”), we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”

					VALUE OF INITIAL FIXED $100 INVESTMENT BASED ON:

FISCAL YEAR	SUMMARY COMPENSATION TABLE TOTAL FOR PEO(1)	COMPENSATION ACTUALLY PAID TO PEO(2)	AVERAGE SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs(3)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs(4)	TOTAL SHAREHOLDER RETURN(5)	PEER GROUP TOTAL SHAREHOLDER RETURN(6)	NET INCOME (millions)(7)	GAAP OPERATING MARGIN(8)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$2,840,898	$2,840,898	$1,324,379	$7,485,589	$227.72	$204.65	$528.60	20.1%
2021	$4,532,285	$4,532,285	$1,550,461	$9,177,749	$187.75	$185.13	$688.50	24.7%
2020	$178,007,868	$178,007,868	$4,062,576	$85,926,843	$148.81	$163.03	$271.80	16.4%
(1)	The dollar amounts reported in column (b) are the amounts of total compensation reported for Mr. Friedman (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation—Executive Compensation Tables—Summary Compensation Table.”
(2)	The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Friedman, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Friedman during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Friedman’s total compensation for each year to determine the compensation actually paid:

FISCAL YEAR	REPORTED SUMMARY COMPENSATION TABLE TOTAL FOR PEO	AVERAGE REPORTED VALUE OF EQUITY AWARDS(a)	AVERAGE EQUITY AWARD ADJUSTMENTS(b)	COMPENSATION ACTUALLY PAID TO PEO
2022	$2,840,898	$—	$—	$2,840,898
2021	$4,532,285	$—	$—	$4,532,285
2020	$178,007,868	$(173,606,989)	$173,606,989	$178,007,868
(a)	The grant date fair value of equity awards represents the amounts reported in the “Option Awards” column in the Summary Compensation Table for the applicable year.
(b)	The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. Mr. Friedman’s multi-year stock option award in fiscal 2020 was fully vested upon grant but the underlying shares were subject to selling restrictions that only lapse upon the achievement of both certain stock price-based performance objectives and certain time-based service period requirements. As a result of the fiscal 2020 multi-year option award being fully vested upon grant, the equity award adjustment with respect to Mr. Friedman with respect to fiscal 2020 is equal to the Reported Value of the Equity Awards and there is therefore no change in the reported Compensation Actually Paid to the PEO related to such equity award adjustments for fiscal 2020. For more information regarding Mr. Friedman’s multi-year stock option awards, refer to “Executive Compensation—Compensation Discussion and Analysis—Multi-Year Stock Option Awards to Chairman and Chief Executive Officer.” The amounts deducted or added in calculating the equity award adjustments are as follows:

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102 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

FISCAL YEAR	YEAR END FAIR VALUE OF EQUITY AWARDS	YEAR OVER YEAR CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS	FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR	YEAR OVER YEAR CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR	FAIR VALUE AT THE END OF THE PRIOR YEAR OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR	VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE REFLECTED IN FAIR VALUE OR TOTAL COMPENSATION	TOTAL EQUITY AWARD ADJUSTMENTS
2022	$—	$—	$—	$—	$—	$—	$—
2021	$—	$—	$—	$—	$—	$—	$—
2020	$—	$—	$173,606,989	$—	$—	$—	$173,606,989

(3)	The dollar amounts reported in column (d) represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Friedman) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the NEOs (excluding Mr. Friedman) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Jack Preston, Eri Chaya, Stefan Duban and Edward Lee; (ii) for 2021, Jack Preston, Eri Chaya, DeMonty Price and Edward Lee; and (iii) for 2020, Jack Preston, Eri Chaya, DeMonty Price and David Stanchak. Mr. Price retired and left the Company on January 29, 2022. Mr. Stanchak retired and left the Company on May 16, 2021.
(4)	The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Friedman), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the NEOs as a group (excluding Mr. Friedman) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the NEOs as a group (excluding Mr. Friedman) for each year to determine the compensation actually paid, using the same methodology described above in Note 2:

FISCAL YEAR	AVERAGE REPORTED SUMMARY COMPENSATION TABLE TOTAL FOR NON-PEO NEOs	AVERAGE REPORTED VALUE OF EQUITY AWARDS	AVERAGE EQUITY AWARD ADJUSTMENTS(a)	AVERAGE COMPENSATION ACTUALLY PAID TO NON-PEO NEOs
2022	$1,324,379	$—	$6,161,210	$7,485,589
2021	$1,550,461	$—	$7,627,288	$9,177,749
2020	$4,062,576	$(2,260,533)	$84,124,800	$85,926,843
(a)	The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the total average equity award adjustments are as follows:

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 103

FISCAL YEAR	AVERAGE YEAR END FAIR VALUE OF EQUITY AWARDS	YEAR OVER YEAR AVERAGE CHANGE IN FAIR VALUE OF OUTSTANDING AND UNVESTED EQUITY AWARDS	AVERAGE FAIR VALUE AS OF VESTING DATE OF EQUITY AWARDS GRANTED AND VESTED IN THE YEAR	YEAR OVER YEAR AVERAGE CHANGE IN FAIR VALUE OF EQUITY AWARDS GRANTED IN PRIOR YEARS THAT VESTED IN THE YEAR	AVERAGE FAIR VALUE AT THE END OF THE PRIOR YEAR OF EQUITY AWARDS THAT FAILED TO MEET VESTING CONDITIONS IN THE YEAR	AVERAGE VALUE OF DIVIDENDS OR OTHER EARNINGS PAID ON STOCK OR OPTION AWARDS NOT OTHERWISE REFLECTED IN FAIR VALUE OR TOTAL COMPENSATION	TOTAL AVERAGE EQUITY AWARD ADJUSTMENTS
2022	$10,186,153	$(3,455,561)	$—	$(569,382)	$—	$—	$6,161,210
2021	$13,158,366	$(3,247,062)	$—	$6,277,381	$(8,561,397)	$—	$7,627,288
2020	$50,888,053	$35,072,708	$—	$(1,835,961)	$—	$—	$84,124,800

(5)	Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.
(6)	Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the following published industry index: S&P Retail Select.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)	We believe that GAAP operating margin provides meaningful information regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. We believe the use of GAAP operating margin is relevant in assessing overall performance of the Company and aligns this performance metric with the interests of shareholders. The Company has determined that GAAP operating margin is the financial performance measure that, in the Company’s assessment, represents the most important performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to Company performance.

Financial Performance Measures

As described in greater detail in “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our NEOs to increase the value of our enterprise for our shareholders.

For purposes of applicable disclosure rules of the SEC concerning the Pay Versus Performance Rule, the Company’s most important financial performance measure used for fiscal 2022 in order to link executive compensation actually paid to the Company’s NEOs to the Company’s performance was GAAP operating margin. This financial performance measure was the sole financial performance measure used by the Company for fiscal 2022 for purposes of the Pay Versus Performance Rule.

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104 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Analysis of the Information Presented in the Pay Versus Performance Table

As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance philosophy. While the Company utilizes several operating performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay Versus Performance table for purposes of the Pay Versus Performance Rule.

Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s operating performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table.

Compensation Actually Paid and Cumulative TSR of the Company

The graph below sets forth the relationship between the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 105

Compensation Actually Paid and Net Income

The graph below sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

Compensation Actually Paid and GAAP Operating Margin

The graph below sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our GAAP Operating Margin during the three most recently completed fiscal years. For fiscal 2022, the Company utilized GAAP operating margin when setting goals in the LIP. For more information regarding the Company’s executive compensation programs, including the LIP, see the section “Executive Compensation—Compensation Discussion and Analysis.”

Compensation Actually Paid vs. GAAP Operating Margin
$200,000,000
$150,000,000
$100,000,000
$50,000,000
$-
30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
16.4%
24.7%
20.1%
2020
2021
2022
PEO
NEOs Avg
GAAP Operating Margin

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106 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Cumulative TSR of the Company and Cumulative TSR of the Peer Group

As demonstrated by the following graph, the Company’s cumulative TSR over the three-year period presented in the table was 48.81%, while the cumulative TSR of the peer group presented for this purpose, the S&P Retailing Select, was 63.03% over the three years presented in the table. For more information regarding the Company’s performance and the “market check” that the Compensation Committee considers when determining compensation, refer to “Executive Compensation—Compensation Discussion and Analysis.”

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 107

CERTAIN RELATIONSHIPS & RELATED PARTY TRANSACTIONS

Corporate Aircraft Time Sharing Agreement

On March 27, 2015, Restoration Hardware, Inc., a wholly-owned subsidiary of the Company, entered into an Aircraft Time Sharing Agreement with Gary Friedman, its Chief Executive Officer. On March 29, 2016, the parties entered into an Amended and Restated Time Sharing Agreement on substantially the same terms and conditions as the prior agreement (as so amended, the “Time Sharing Agreement”). The Time Sharing Agreement governs use of any aircraft owned or leased by the Company (“Corporate Aircraft”) by Mr. Friedman and his family members for personal trips and generally provides that Mr. Friedman will lease such Corporate Aircraft and pay Restoration Hardware, Inc. an amount equal to the aggregate actual expenses of each personal use flight based on the variable costs of the flight, with the amount of such lease payments not to exceed the maximum payment level established under Federal Aviation Administration rules. Mr. Friedman maintains a deposit with the Company to be used towards payment of amounts due under the Time Sharing Agreement. Charges to Mr. Friedman under the Time Sharing Agreement for such aggregate actual expenses were in the amount of approximately $485,000 with respect to personal use of Corporate Aircraft during fiscal 2022.

Purchases of RH Merchandise

Our directors and executive officers regularly purchase merchandise from the Company and may receive complimentary design services related to such purchases. The amount of such transactions in any particular fiscal year may be in excess of $120,000 for specific executive officers and directors as was the case in fiscal 2022 for Ms. Chaya, whose merchandise purchases in fiscal 2022 were approximately $121,500 after the applicable associate discount.

Charters of RH3

Mr. Friedman chartered RH3, a yacht owned by a subsidiary of the Company, for personal use in fiscal 2022. Mr. Friedman paid an aggregate amount of approximately $505,000 for such use of RH3 during fiscal 2022 based upon the Company’s standard charter rates.

Director & Officer Indemnification & Limitation of Liability

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), subject to certain exceptions contained in our bylaws. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty. We entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL, subject to certain exceptions contained in those agreements. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending litigation that may result in claims for indemnification by any director or officer.

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108 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

Our Policy Regarding Related Party Transactions

We have a written policy with respect to related party transactions. Under our related party transaction policies and procedures, a “Related Party Transaction” is any financial transaction, arrangement or relationship (or series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries is a participant and in which a Related Party has or will have a direct or indirect interest, other than any transactions, arrangements or relationships in which the aggregate amount involved will not or may not be expected to exceed $120,000 in any fiscal year, subject to certain exceptions. A “Related Party” is any of our executive officers, directors or director nominees, any shareholder directly or indirectly beneficially owning in excess of 5% of our stock or securities exchangeable for our stock, or any immediate family member of any of the foregoing persons.

Pursuant to our related person transaction policies and procedures, any Related Party Transaction must be reviewed by the audit committee. In connection with its review of a Related Party Transaction, the audit committee may take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the Related Party Transaction. Leadership shall present to the audit committee the following information, to the extent relevant, with respect to actual or potential Related Party Transactions:

1.	A general description of the transaction(s), including the material terms and conditions;
2.	The name of the related party and the basis on which such person or entity is a related party;
3.	The related party’s interest in the transaction(s), including the related party’s position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction(s);
4.	The approximate dollar value of the transaction(s), and the approximate dollar value of the related party’s interest in the transaction(s) without regard to amount of profit or loss;
5.	In the case of a lease or other transaction providing for periodic payments or installments, the aggregate amount of all periodic payments or installments expected to be made;
6.	In the case of indebtedness, the aggregate amount of principal to be outstanding and the rate or amount of interest to be payable on such indebted; and
7.	Any other material information regarding the transaction(s) or the related party’s interest in the transaction(s).

We are not aware of any Related Party Transaction since the beginning of the 2022 fiscal year that is required to be reported under our related party transaction policies and procedures that has not been so reported.

EXECUTIVE COMPENSATION	2023 PROXY STATEMENT | 109

COMPENSATION COMMITTEE REPORT

The information contained in the following report of the Company’s compensation committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act, unless and only to the extent that the Company specifically incorporates it by reference.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our senior leadership. Based on its review and discussions, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the compensation committee of the Board of Directors of RH:

Dr. Leonard Schlesinger (Chairman)

Mark Demilio

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110 | 2023 PROXY STATEMENT	EXECUTIVE COMPENSATION

INTENTIONALLY LEFT BLANK

EXECUTIVE COMPENSATION	2022 PROXY STATEMENT | 111

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine directors, three of whom, as the Class II directors, have been nominated and are standing for election at the Annual Meeting.

Unless proxy cards are otherwise marked or a broker non-vote occurs, the persons named as proxies will vote all proxies FOR the election of each nominee named in this proxy statement. Proxies submitted to the Company cannot be voted at the Annual Meeting for nominees other than those nominees named in this proxy statement. However, if any director nominee is unable or unwilling to serve at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee designated by our Board of Directors. Alternatively, our Board of Directors may reduce the size of our Board of Directors.

Each nominee has consented to serve as a director if elected, and our Board of Directors does not believe that any nominee will be unwilling or unable to serve if elected as a director. Each director will hold office until the expiration of the three-year term and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

NOMINEES FOR DIRECTOR

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH NOMINATED DIRECTOR.

Our Board of Directors has nominated the nominees listed below to serve as Class II directors for the term beginning at the Annual Meeting and ending at our 2026 annual meeting.

There are no familial or special relationships between any director nominee or executive officer and any other director nominee or executive officer. There are no arrangements or understandings between any director nominee or executive officer and any other person pursuant to which he or she has been or will be selected as our director and/or executive officer.

The names of each nominee for director, their ages as of May 23, 2023, and other information about each nominee are shown below.

NOMINEE	AGE	DIRECTOR SINCE
Hilary Krane	59	2016
Katie Mitic	53	2013
Ali Rowghani	50	2015

PROPOSALS	2023 PROXY STATEMENT | 113

HILARY KRANE

Age: 59 Director since 2016 Board Committees: Audit

Hilary Krane has served on our Board of Directors since her appointment in June 2016. Ms. Krane is currently the Chief Legal Officer for Creative Artists Agency. Up until February 2022, Ms. Krane served in various executive roles at Nike since 2010, including most recently as Executive Vice President, Chief Administrative Officer and General Counsel for NIKE, Inc. Prior to joining NIKE, Inc., Ms. Krane was General Counsel and Senior Vice President for Corporate Affairs at Levi Strauss & Co. from 2006 to 2010. From 1996 to 2006, she was a partner and assistant general counsel at PricewaterhouseCoopers LLP. Ms. Krane has been a director at the Federal Reserve Bank of San Francisco, Portland Branch since January 2018. Ms. Krane holds a Bachelor of Arts from Stanford University and a J.D. from the University of Chicago.

Qualifications:

Ms. Krane was selected to our Board of Directors because of her extensive operational, compliance and business experience contributing to the growth and development of innovative and iconic global brands.

KATIE MITIC

Age: 53 Director since 2013 Board Committees: Audit

Katie Mitic is currently Co-Chief Executive Officer and Co-founder of SomethingElse, Inc., a direct-to-consumer beverage company that launched in 2019. From 2012 to 2017, Ms. Mitic was the Chief Executive Officer and Co-founder of Sitch, Inc., a startup building innovative mobile consumer products.

Prior to Sitch, Ms. Mitic served in executive leadership positions at innovative growth companies, including Facebook, Inc. and Palm, Inc. As Director of Platform & Mobile Marketing at Facebook, she grew developer products and partnerships globally. As Senior Vice President, Product Marketing at Palm, she expanded the company’s product lines and international footprint up until its acquisition by Hewlett-Packard. Earlier in her career, Ms. Mitic worked at NetDynamics (acquired by Sun Microsystems), where she launched the industry’s first application server, at Four11, where she built the industry-leading email service RocketMail (now Yahoo! Mail) and at Yahoo!, where she served as Vice President and General Manager. She currently serves on the Board of Directors and audit committee of TCV Acquisition Corp., a publicly held special purpose acquisition company. Additionally, she serves as a board member on private and non-profit boards, including DVx Ventures and LeanIn.Org.

Ms. Mitic received her B.A. from Stanford University and her M.B.A. from Harvard Business School.

Qualifications:

Ms. Mitic was selected to our Board of Directors because of her extensive leadership, operational and entrepreneurial experience with innovative growth companies and global consumer technology companies.

114 | 2023 PROXY STATEMENT	PROPOSALS

ALI ROWGHANI

Age: 50 Director since 2015 Board Committees: Nominating and Corporate Governance

Ali Rowghani was appointed to our Board of Directors on January 22, 2015. Mr. Rowghani has served in executive leadership positions at innovative growth companies, including Twitter, Inc. and Pixar Animation Studios, Inc. At Twitter, Mr. Rowghani was hired as the Company’s first Chief Financial Officer in March 2010, and later served as Chief Operating Officer, with responsibility for business development, platform, media, product, and business analytics, from December 2012 to June 2014. Most recently, Mr. Rowghani was the Managing Director of the YCombinator Continuity Fund, which invests in growth-stage startups and which Mr. Rowghani helped launch in 2015.

Prior to Twitter, from June 2002 to February 2010, Mr. Rowghani served in various leadership roles at Pixar, including Chief Financial Officer and Senior Vice President, Strategic Planning, reporting to Pixar founder and President, Ed Catmull.

Mr. Rowghani holds a B.A. in International Relations and an M.B.A. from Stanford University.

Qualifications:

Mr. Rowghani was selected to our Board of Directors because he possesses extensive operational, financial and leadership experience, and because of his expertise in scaling innovative and high-growth companies.

REQUIRED VOTE FOR THIS PROPOSAL

Shareholders’ choices for Proposal 1 (Election of Directors) are limited to “FOR” and “WITHHOLD.” A plurality of the votes cast, whether in person or by proxy, is required to elect each of the three nominees for director described under Proposal 1. Under plurality voting, the three nominees receiving the largest number of votes cast (votes “FOR”) will be elected. You may vote for all the director nominees, withhold authority to vote your shares for all the director nominees or withhold authority to vote your shares with respect to any one or more of the director nominees. Withholding authority to vote your shares with respect to one or more director nominees will have no effect on the election of those nominees. Because the election of directors under Proposal 1 is considered to be a non-routine matter under the rules of the New York Stock Exchange (“NYSE”), if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 1, brokers will not be permitted to exercise their voting authority and uninstructed shares may constitute broker non-votes. “WITHHOLD” votes and broker non-votes will have no effect on the outcome of Proposal 1 because the election of directors is based on the votes actually cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE THREE NOMINATED DIRECTORS.

PROPOSALS	2023 PROXY STATEMENT | 115

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC (commonly referred to as a “say-on-pay” vote).

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2023 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

COMPENSATION PROGRAM & PHILOSOPHY

THE BOARD RECOMMENDS A VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

We are asking our shareholders to approve the say-on-pay proposal as we believe that our compensation programs create the proper incentives for our executive officers. As described in greater detail under “Executive Compensation—Compensation Discussion & Analysis,” our compensation programs are designed to attract and retain the best talent, use the Company’s equity to encourage an ownership mentality among our named executive officers and align the long-term financial interest of our executives with those of our Company and our investors. To achieve these objectives, our executive compensation program has three principal components: an annual base salary, a performance-based annual cash incentive and long-term equity incentive compensation.

In addition, since the date of our last annual meeting, we have engaged in shareholder outreach to solicit input from our institutional shareholders on a variety of matters including our compensation of executive officers as described under “Corporate Governance—Shareholder Engagement.” Based in part on the findings of this outreach effort, we believe our executive officer compensation approach is in line with the expectations of the majority of our institutional shareholders. In addition, in response to the request of our institutional holders, we have granted equity incentive awards that incorporate performance metrics as an element of such awards and have provided disclosure regarding such equity incentive awards in this proxy statement to provide transparency regarding our intentions in the terms, incentive structure and tenor of award grants. We believe that this approach, taken together with the basis on which we determine compensation of our executive officers, as described under “Executive Compensation—Compensation Discussion & Analysis,” is consistent with the feedback we have received from our institutional shareholders.

Our compensation committee believes that the goals of our executive compensation program are appropriate and that the program is properly structured to achieve its goals. The board and the compensation committee, which is comprised solely of independent directors, will consider the outcome of this vote when making future executive compensation decisions to the extent appropriate. We intend to present this advisory vote on named executive officer compensation to our shareholders on an annual basis.

116 | 2023 PROXY STATEMENT	PROPOSALS

REQUIRED VOTE FOR THIS PROPOSAL

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve, on an advisory basis, this Proposal 2. Proposal 2 is considered to be a non-routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 2, brokers will not be permitted to exercise their discretionary authority to vote in the proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 2 because the advisory vote is based on the votes actually cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION, ON AN ADVISORY BASIS, OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSALS	2023 PROXY STATEMENT | 117

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s principal independent registered public accounting firm to perform the audit of the Company’s consolidated financial statements for fiscal 2023. The audit committee has decided to submit its selection of independent registered public accounting firm to shareholders for ratification. In the event that this appointment of PwC is not ratified by a majority of votes cast, whether in person or by proxy, the audit committee will review its future selection of PwC as the Company’s independent registered public accounting firm.

The audit committee first approved PwC as our independent registered public accounting firm in fiscal 2008.

Representatives of PwC are expected to attend the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to questions.

REQUIRED VOTE FOR THIS PROPOSAL

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve Proposal 3. Proposal 3 is considered to be a “routine” matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 3, brokers will be permitted to exercise their discretionary authority to vote for the ratification of the appointment of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of Proposal 3 because the ratification of appointment of our independent registered public accounting firm is based on the votes actually cast.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION
OF APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2023.

118 | 2023 PROXY STATEMENT	PROPOSALS

PROPOSAL 4

SHAREHOLDER PROPOSAL FOR RH TO REPORT ON MATTERS RELATED TO THE PROCUREMENT OF DOWN FEATHERS FROM ITS SUPPLIERS

PETA has advised us that they intend to introduce the following resolution at the Annual Meeting.

We will promptly provide you with the address, and, to our knowledge, the number of voting securities held by the proponent upon receiving a written or oral request directed to our Corporate Secretary at c/o RH, Legal Dept., 15 Koch Road, Corte Madera, CA 94925, Attn: Corporate Secretary.

The proposal and the proponent’s supporting statement appear below (which RH has reproduced as submitted and has not checked for accuracy). The Board of Directors opposes adoption of the proposal and asks shareholders to review our opposition statement, which follows the proponent’s proposal and supporting statement.

BE IT RESOLVED:

Shareholders request that RH issue a report prior to December 31, 2023, on the treatment of ducks and geese on farms and at slaughterhouses in our company’s down supply chain in order to determine whether these operations comply with applicable animal welfare laws. The report should also address the risks presented by the company’s sourcing of down that is incompatible with animal welfare laws and the company’s plans, if any, to mitigate these risks. The report should omit confidential and privileged information and should be prepared at a reasonable expense.

SUPPORTING STATEMENT:

RH has identified responsible sourcing and vendor compliance as a key component of its ESG programs. Hence, it requires its vendors to conduct their sourcing “in compliance with local and internationally recognized laws with respect to animal welfare.” In addition, RH has pledged to “monitor certain animal and natural products such as those made with down feathers” in an effort to obtain down and feathers from “ethical and humane sources.” Nevertheless, RH provides no transparency regarding its monitoring process and, specifically, whether its monitoring has confirmed vendor compliance with animal welfare laws or what is done when a vendor is found engaging in practices that are noncompliant.

In the past year, PETA entities have released exposés of facilities in Russia, Vietnam, and Poland, three of the world's largest down exporters. These investigations confirm that atrocious cruelty, gross lapses in oversight, and multiple violations of industry standards and both local and international laws are rampant in the down industry.

On so-called “responsibly certified” farms, sick and injured ducks languished in crowded and filthy lots. Shrieking and terrified geese were slaughtered on site by workers who stretched the birds’ necks out across a stump, then repeatedly hacked at them-as many as seven times before decapitation was complete-with a dull axe.

Inadequate stunning at multiple slaughterhouses caused immense and prolonged suffering to ducks who were left hanging upside down from leg shackles, some flapping wildly as they slowly bled to death after being slashed or stabbed in the neck.

No attempt was made to stun birds killed in homes that doubled as slaughterhouses, where a worker pierced ducks’ necks with a knife and cut off their legs as they continued to struggle.

PROPOSALS	2023 PROXY STATEMENT | 119

In Poland, where such forms of cruelty appear to violate the European Convention for the Protection of Animals for Slaughter and Poland's Animal Protection Act 1997, this abuse has been reported to a public prosecutor. In Vietnam, where this inhumane treatment of birds violates the country’s Law on Animal Husbandry 2018, a complaint has been submitted to the Ministry of Agriculture and Rural Development. Companies must now contend with disrupted supply chains and tarnished reputations in the wake of these revelations. It is abundantly clear that RH cannot depend on third-party audits, industry regulators, or government bodies to ensure that our company sources down in a manner consistent with its publicly stated values and pledges.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

RH’S STATEMENT IN OPPOSITION:

The Board of Directors does not believe that the proposal from PETA should be approved by shareholders. PETA requests that the Company divert resources from other projects in order to produce a report assessing certain issues related to the sourcing of down and feathers. The Board of Directors does not believe that this diversion of resources is warranted.

RH has adopted a number of measures and practices in support of its efforts to obtain down and feathers from ethical and humane sources. We require our vendors to adhere to our Vendor Code of Conduct (the “Vendor Code of Conduct”). Our Vendor Code of Conduct is designed to promote sourcing in compliance with local and applicable international laws and with commonly viewed best industry practices with respect to animal welfare and environmental sustainability, as well as principles of fair and ethical treatment of workers.

We do not condone the mistreatment of animals. We require our vendors to agree to operate in compliance with all local, national and international laws, rules and regulations that are applicable to their business operations. We require vendors to certify that they are operating in conformity with the requirements of our Vendor Code of Conduct. Our suppliers are expected to certify and acknowledge adherence to our Vendor Code of Conduct and other requirements in support of responsible business practices.

We offer alternatives to down and feathers with respect to many of our products in favor of customer choice and preferences for those consumers who prefer not to purchase products that use down and feathers. We also comply with restrictions in certain states and municipalities on other use of materials derived from animals such as the sale of products that include fur.

In addition, we review our policies and procedures related to the sourcing of animal derived products, including our Vendor Code of Conduct, on a regular basis to, among other things, assess whether our policies and procedures should be revised in areas related to sustainability including with respect to environmental matters and the use of materials derived from animals in our merchandise. Over time, as part of our commitment to responsible sourcing, we have enhanced our supply chain practices with respect to sustainability and have imposed stricter standards under our Vendor Code of Conduct in order to impose stricter requirements on our vendors in numerous areas, including with respect to the use of materials derived from animals such as down and feathers.

The Board of Directors believes that the Company’s efforts to improve its supply chain operations and enhance requirements with respect to vendor operations is the appropriate use of Company resources. Further, the Board of Directors believes that decisions about the use of materials in our products should be made by our management and design teams, rather than by our Board of Directors and shareholders.

The Board of Directors does not believe it is necessary or appropriate to divert corporate resources to undertake the kind of study and assessment requested by PETA.

120 | 2023 PROXY STATEMENT	PROPOSALS

REQUIRED VOTE FOR THIS PROPOSAL

The affirmative vote of a majority of votes cast, whether in person or by proxy, is required to approve Proposal 4. Proposal 4 is considered to be a non-routine matter and, accordingly, if you do not instruct your broker, bank or other nominee on how to vote the shares in your account for Proposal 4, brokers will not be permitted to exercise their discretionary authority to vote in the proposal. Abstentions and broker non-votes will have no effect on the outcome of Proposal 4 because approval of the proposal is based on the votes actually cast.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

PROPOSALS	2023 PROXY STATEMENT | 121

PRINCIPAL ACCOUNTANT FEES & SERVICES

We regularly review the services and fees from our independent registered public accounting firm, PwC. These services and fees are also reviewed with the audit committee annually. In accordance with standard policy, PwC periodically rotates the individuals who are responsible for the Company’s audit.

In addition to performing the audit of the Company’s consolidated financial statements, PwC provided various other services during fiscal 2022 and fiscal 2021. The Company’s audit committee has determined that PwC’s provision of these services, which are described below, does not impair PwC’s independence with respect to the Company.

The aggregate fees billed for fiscal 2022 and fiscal 2021 for each of the following categories of services are as follows:

FEES BILLED TO THE COMPANY	FISCAL 2022	FISCAL 2021
Audit fees(1)	$4,585,360	$4,425,040
Audit related fees	—	—
Tax fees(2)	2,247,150	1,149,493
All other fees(3)	900	900
Total	$6,833,410	$5,575,433
(1)	Includes fees for audit services principally related to the year-end examination and the quarterly reviews of the Company’s consolidated financial statements, consultation on matters that arise during a review or audit, review of SEC filings, audit procedures related to leadership’s implementation of new accounting systems and for services that are normally provided by the independent registered public accounting firm in connection with statutory or regulatory filings.
(2)	Includes fees for tax compliance and advice.
(3)	Includes fees for online tools for accounting and financial reporting rules and guidance.

PROPOSALS	2023 PROXY STATEMENT | 123

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT
AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and leadership are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by the audit committee in accordance with the audit committee’s pre-approval policy.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Company’s audit committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act, unless and only to the extent that the Company specifically incorporates it by reference.

The audit committee hereby reports as follows:

1. The audit committee has reviewed and discussed the audited financial statements for the year ended January 28, 2023 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm (“PwC”).
2. The audit committee has also discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC.
3. The audit committee also has received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC, including a review of both audit and non-audit fees, and considered the compatibility of non-audit services with audit services with maintaining PwC’s independence from the Company.
4. Based on the reviews and discussions referred to above, the audit committee recommended to our Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023 for filing with the SEC.

Respectfully submitted by the members of the audit committee of the Board of Directors for the fiscal year ended January 28, 2023.

Mark Demilio, Chairman

Hilary Krane

Katie Mitic

124 | 2023 PROXY STATEMENT	PROPOSALS

ADDITIONAL INFORMATION

SHAREHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. The Company’s Bylaws provide that, for shareholder nominations to our Board of Directors or other proposals to be considered at an annual meeting, the shareholder must give timely notice thereof in writing to the Corporate Secretary at RH, 15 Koch Road, Corte Madera, CA 94925.

To be timely for the 2024 Annual Meeting of Shareholders, a shareholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 25, 2024 and February 24, 2024. A shareholder’s notice to the Corporate Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting the information required by the Company’s Bylaws, a copy of which is available as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on March 3, 2017.

In addition to complying with the advance notice provisions of our Bylaws, to nominate a director, shareholders must give timely notice that complies with the additional requirements of Rule 14a-19 under the Exchange Act, which must be received no later than April 30, 2024.

Requirements for Shareholder Proposals to Be Considered for Inclusion in Our Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2024 annual meeting must be received by us not later than January 25, 2024 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

“HOUSEHOLDING”—SHAREHOLDERS SHARING
THE SAME LAST NAME & ADDRESS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are shareholders of the Company will be “householding” our proxy materials. A single copy of our proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge ICS, either by calling toll-free (866) 540-7095, or by writing to Broadridge ICS, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Upon written or oral request, the Company will promptly deliver a separate copy of the proxy materials to any shareholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Annual Report and other proxy materials, you may write or call the Company’s Legal department at RH, 15 Koch Road, Corte Madera, CA 94925, Attn: Corporate Secretary, telephone number (415) 945-4998, email address investorrelations@rh.com.

Any shareholders who share the same address and currently receive multiple copies of the Company’s proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or the Company’s Legal department at the address or telephone number listed above.

PROPOSALS	2023 PROXY STATEMENT | 125

ADJOURNMENT OF THE 2023 ANNUAL MEETING OF SHAREHOLDERS

In the event there are not sufficient votes to approve any proposal incorporated in this proxy statement at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies from holders of our common stock. Proxies solicited by our board grant discretionary authority to vote for any adjournment, if necessary. If it is necessary to adjourn the Annual Meeting and adjournment is for a period of not less than 45 days, no notice of the time and place of the adjourned meeting is required to be given to the shareholders other than an announcement of the time and place at the Annual Meeting. A majority of the shares represented and voting at the Annual Meeting is required to approve the adjournment, regardless of whether there is a quorum present at that meeting.

OTHER MATTERS

We currently know of no other matters to be voted on at the 2023 Annual Meeting. If any other matters properly come before the meeting, the persons named in the form of proxy intend to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by execution of the proxy.

AVAILABILITY OF ANNUAL REPORT & FORM 10-K

Accompanying this proxy statement is our Annual Report to Shareholders for the fiscal year ended January 28, 2023, which includes the Annual Report on Form 10-K filed with the SEC on March 29, 2023. The Annual Report to Shareholders is not incorporated into this proxy statement and is not proxy soliciting material.

We make available on our website at ir.rh.com our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after the documents are electronically filed with the SEC. We will provide to any shareholder without charge, upon written request of that shareholder, a copy of the Company’s Annual Report on Form 10-K for fiscal 2022, including the financial statements, schedule and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

RH

15 Koch Road, Legal Department

Corte Madera, CA 94925

Attn: Corporate Secretary

126 | 2023 PROXY STATEMENT	PROPOSALS

INTENTIONALLY LEFT BLANK

PROPOSALS	2023 PROXY STATEMENT | 127

ANNEX A

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME

(Unaudited)

	YEAR ENDED
	JANUARY 28, 2023	JANUARY 29, 2022

	(in thousands)
GAAP net income	$528,642	$688,546
Adjustments (pre-tax):
Net revenues:
Recall accrual(1)	—	(1,200)
Cost of goods sold:
Asset impairments(2)	10,926	—
Selling, general and administrative expenses:
Non-cash compensation(3)	18,072	23,428
Employer payroll taxes on option exercises(4)	14,392	—
Asset impairments(2)	13,260	9,630
Professional fees(5)	7,469	—
Non-cash compensation for consolidated Variable Interest Entities ("VIE")(6)	4,470	—
Compensation settlements(7)	3,483	—
Recall accrual(1)	560	3,140
Legal settlement(8)	(4,188)	—
Gain on sale of building and land(9)	(775)	—
Reorganization related costs(10)	—	449
Other expenses:
Loss on extinguishment of debt(11)	169,578	29,138
Gain on derivative instruments—net(12)	(1,724)	—
Amortization of debt discount(13)	—	18,477
Subtotal adjusted items	235,523	83,062
Impact of income tax items(14)	(237,683)	(13,317)
Adjusted income before equity method investments	526,482	758,291
Share of equity method investments loss(15)	2,055	8,214
Adjusted net income(16)	$528,537	$766,505
(1)	Represents adjustments to net revenues for product recalls, as well as accrual adjustments.
(2)	The adjustment to cost of goods sold in the year ended January 28, 2023 represents inventory impairment. The adjustment to selling, general and administrative expenses in the year ended January 28, 2023 represents impairment related to property and equipment of

ANNEX A	2023 PROXY STATEMENT | 129

Galleries under construction of $12 million, as well as lease impairment of $1.0 million due to the early exit of a leased facility. The adjustment to selling, general and administrative expenses in the year ended January 29, 2022 represents asset impairments.
(3)	Represents the amortization of the non-cash compensation charge related to an option grant made to Mr. Friedman in October 2020.
(4)	Represents employer payroll tax expense related to the option exercises by Mr. Friedman in the first and fourth quarters of fiscal 2022.
(5)	Represents professional fees contingent upon the completion of certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchases.
(6)	Represents non-cash compensation attributed to the noncontrolling interest holder of our consolidated real estate joint ventures in fiscal 2022 based on the fair value of the noncontrolling interests upon the closing of such joint venture transactions.
(7)	Represents compensation settlements related to the Rollover Units and Profit Interest Units in the Waterworks subsidiary.
(8)	Represents a favorable legal settlement associated with a lease arrangement.
(9)	Represents gain on sale of building and land.
(10)	Represents severance costs and related payroll taxes associated with reorganizations.
(11)	The adjustment in the year ended January 28, 2023 represents a loss on extinguishment of debt related to the repurchase of $237 million of principal value of convertible senior notes, inclusive of the acceleration of amortization of debt issuance costs of $1.3 million. The adjustment in the year ended January 29, 2022 represents a loss on extinguishment of debt for a portion of the 2023 Notes and 2024 Notes that were early converted at the option of the noteholders.
(12)	Represents net gain on derivative instruments resulting from certain transactions related to the 2023 Notes and 2024 Notes, including bond hedge terminations and warrant and convertible senior notes repurchases.
(13)	Prior to the adoption of Accounting Standards Update (“ASU”) 2020-06—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”) as of the first quarter of fiscal 2022, certain convertible debt instruments that may be settled in cash on conversion were required to be separately accounted for as liability and equity components of the instrument in a manner that reflected the issuer’s non-convertible debt borrowing rate. Accordingly, in accounting for GAAP purposes through fiscal 2021 for the 2023 Notes and the 2024 Notes, we separated the 2023 Notes and 2024 Notes into liability (debt) and equity (conversion option) components and we amortized as debt discount an amount equal to the fair value of the equity components as interest expense on the 2023 Notes and 2024 Notes over their expected lives. The equity components represented the difference between the proceeds from the issuance of the 2023 Notes and 2024 Notes and the fair value of the liability components of the 2023 Notes and 2024 Notes, respectively. Amount is presented net of interest capitalized for capital projects of $10 million during the year ended January 29, 2022. No amortization of the debt discounts were recognized during fiscal 2022, as we recombined the previously outstanding equity component of the 2023 Notes and 2024 Notes upon the adoption of ASU 2020-06.
(14)	For fiscal 2022, we exclude the GAAP tax provision and apply a non-GAAP tax provision based upon (i) adjusted pre-tax net income, (ii) the projected annual adjusted tax rate and (iii) the exclusion of material discrete tax items that are unusual or infrequent, such as tax benefits related to the option exercises by Mr. Friedman in the first and fourth quarters of fiscal 2022. The adjustment for the year ended January 28, 2023 is based on an adjusted tax rate of 21.7%.

The adjustment for the year ended January 29, 2022 is based on an adjusted tax rate of 16.1%, which excludes the tax impact associated with our proportionate share of the loss of our equity method investments.

(15)	Represents our proportionate share of the loss of our equity method investments.
(16)	Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net income is included in this proxy statement because our senior leadership team believes that adjusted net income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted net income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

130 | 2023 PROXY STATEMENT	ANNEX A

RECONCILIATION OF DILUTED NET INCOME PER SHARE TO
ADJUSTED DILUTED NET INCOME PER SHARE

(Unaudited)

	YEAR ENDED
	JANUARY 28,	JANUARY 29,
	2023(1)	2022(2)
Diluted net income per share	$19.90	$22.13
Pro forma diluted net income per share(3)	$20.07	$23.46
Per share impact of adjustments (pre-tax)(4):
Loss on extinguishment of debt	6.44	0.99
Asset impairments	0.92	0.33
Non-cash compensation	0.69	0.80
Employer payroll taxes on option exercises	0.55	—
Professional fees	0.28	—
Non-cash compensation for consolidated VIEs	0.17	—
Compensation settlements	0.13	—
Recall accrual	0.02	0.07
Legal settlement	(0.16)	—
Gain on derivative instruments—net	(0.07)	—
Gain on sale of building and land	(0.03)	—
Amortization of debt discount	—	0.63
Reorganization related costs	—	0.01
Subtotal adjusted items	8.94	2.83
Impact of income tax items(4)	(9.02)	(0.45)
Share of equity method investments loss(4)	0.07	0.28
Adjusted diluted net income per share(5)	$20.06	$26.12
(1)	For the year ended January 28, 2023, for GAAP purposes, we incurred dilution for the principal of the convertible senior notes assuming the if-converted method. For non-GAAP purposes, our adjusted diluted shares outstanding calculation excludes (i) the dilutive impact of the principal value of the convertible senior notes since we have the intent and ability to settle the principal value of such notes in cash and (ii) the dilutive impact of the convertible senior notes between $193.65 and $309.84 for our 2023 convertible senior notes and between $211.40 and $338.24 for our 2024 convertible senior notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges through the termination date of such contracts in the first quarter of fiscal 2022. Our adjusted diluted shares outstanding calculation includes the dilutive impact of stock prices in excess of $309.84 for our 2023 convertible senior notes and $338.24 for our 2024 convertible senior notes through the termination dates of the related bond hedge contracts in the first quarter of fiscal 2022, as we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.
(2)	For the year ended January 29, 2022, prior to the adoption of ASU 2020-06, for GAAP purposes, we incurred dilution above the lower strike prices of the 2023 Notes and 2024 Notes of $193.65 and $211.40, respectively. However, we excluded from our adjusted diluted shares outstanding calculation the dilutive impact of the convertible senior notes between $193.65 and $309.84 for the 2023 Notes and between $211.40 and $338.24 for our 2024 Notes, based on the bond hedge contracts that were in place and would have delivered shares to offset dilution in these ranges. At stock prices in excess of $309.84 and $338.24, we incurred dilution related to the 2023 Notes and 2024 Notes, respectively, and we would have had an obligation to deliver additional shares in excess of the dilution protection provided by the bond hedges.

ANNEX A	2023 PROXY STATEMENT | 131

(3)	Pro forma diluted net income per share for the year ended January 28, 2023 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 26,344,548, which excludes dilution of 217,440 shares related to the 2023 Notes and 2024 Notes. Pro forma diluted net income per share for the year ended January 29, 2022 is calculated based on GAAP net income and pro forma diluted weighted-average shares of 29,344,307, which excludes dilution related to the 2023 Notes and 2024 Notes of 1,769,088 shares.
(4)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(5)	Adjusted diluted net income per share is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted diluted net income per share as consolidated net income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance divided by our pro forma share count. Adjusted diluted net income per share is included in this proxy statement because our senior leadership team believes that adjusted diluted net income per share provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted diluted net income per share is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

132 | 2023 PROXY STATEMENT	ANNEX A

RECONCILIATION OF NET REVENUES TO ADJUSTED NET REVENUES
AND GROSS PROFIT TO ADJUSTED GROSS PROFIT

(Unaudited)

	YEAR ENDED
	JANUARY 28, 2023	JANUARY 29, 2022

	(dollars in thousands)
Net revenues	$3,590,477	$3,758,820
Recall accrual(1)	—	(1,200)
Adjusted net revenues(2)	$3,590,477	$3,757,620
Gross profit	$1,811,985	$1,855,411
Asset impairments(1)	10,926	—
Recall accrual(1)	—	(1,200)
Adjusted gross profit(2)	$1,822,911	$1,854,211
Gross margin(3)	50.5%	49.4%
Adjusted gross margin(3)	50.8%	$49.3%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted net revenues and adjusted gross profit are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. We define adjusted net revenues as consolidated net revenues, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. We define adjusted gross profit as consolidated gross profit, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted net revenues and adjusted gross profit are included in this proxy statement because our senior leadership team believes that adjusted net revenues and adjusted gross profit provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measures of adjusted net revenues and adjusted gross profit are not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.
(3)	We define gross margin as gross profit divided by net revenues. We define adjusted gross margin as adjusted gross profit divided by adjusted net revenues.

ANNEX A	2023 PROXY STATEMENT | 133

RECONCILIATION OF NET INCOME TO OPERATING INCOME
AND ADJUSTED OPERATING INCOME

(Unaudited)

	YEAR ENDED
	JANUARY 28, 2023	JANUARY 29, 2022

	(dollars in thousands)
Net income	$528,642	$688,546
Income tax expense (benefit)	(91,358)	133,558
Loss on extinguishment of debt	169,578	29,138
Interest expense—net	113,210	64,947
Share of equity method investments loss	2,055	8,214
Other expense—net	30	2,778
Operating income	722,157	927,181
Asset impairments(1)	24,186	9,630
Non-cash compensation(1)	18,072	23,428
Employer payroll taxes on option exercises(1)	14,392	—
Professional fees(1)	7,469	—
Non-cash compensation for consolidated VIEs(1)	4,470	—
Compensation settlements(1)	3,483	—
Recall accrual(1)	560	1,940
Legal settlement(1)	(4,188)	—
Gain on sale of building and land(1)	(775)	—
Reorganization related costs(1)	—	449
Adjusted operating income(2)	$789,826	$962,628
Net revenues	$3,590,477	$3,758,820
Adjusted net revenues(3)	$3,590,477	$3,757,620
Operating margin(3)	20.1%	24.7%
Adjusted operating margin(3)	22.0%	25.6%
(1)	Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.
(2)	Adjusted operating income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted operating income as consolidated operating income, adjusted for the impact of certain non-recurring and other items that we do not consider representative of our underlying operating performance. Adjusted operating income is included in this proxy statement because our senior leadership team believes that adjusted operating income provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of operating results on a comparable basis with historical results. Our senior leadership team uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Our measure of adjusted operating income is not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

134 | 2023 PROXY STATEMENT	ANNEX A

(3)	We define operating margin as operating income divided by net revenues. We define adjusted operating margin as adjusted operating income divided by adjusted net revenues. Refer to table titled “Reconciliation of Net Revenues to Adjusted Net Revenues and Gross Profit to Adjusted Gross Profit” and the related footnotes for a definition and reconciliation of adjusted net revenues. We are not able to provide a reconciliation of our adjusted operating margin financial guidance or other non-GAAP financial guidance to the corresponding GAAP measure without unreasonable effort because of the uncertainty and variability of the nature and amount of the non-recurring and other items that are excluded from such non-GAAP financial measures. Such adjustments in future periods are generally expected to be similar to the kinds of charges excluded from such non-GAAP financial measure in prior periods. The exclusion of these charges and costs in future periods could have a significant impact on our non-GAAP financial measures. Refer to table titled “Reconciliation of GAAP Net Income to Adjusted Net Income” and the related footnotes for additional information.

ANNEX A	2023 PROXY STATEMENT | 135

CALCULATION OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW

(Unaudited)

	YEAR ENDED
	JANUARY 28, 2023	JANUARY 29, 2022

	(in thousands)
Net cash provided by operating activities	$403,687	$662,114
Capital expenditures	(173,642)	(185,383)
Free cash flow(1)(3)	230,045	476,731
Proceeds from sale of asset	5,287	—
Adjusted free cash flow(2)(3)	$235,332	$476,731
(1)	We define free cash flow as net cash provided by operating activities less capital expenditures. Free cash flow for the year ended January 29, 2022 includes the effect of $55 million relating to the portion of repayments of convertible senior notes attributable to debt discount upon settlement (such portion of the debt settlement reduces net cash provided by operating activities in the reported period). No amortization of the debt discounts were recognized during fiscal 2022 as we recombined the previously outstanding equity component of the 2023 Notes and 2024 Notes upon the adoption of ASU 2020-06 as of the first quarter of fiscal 2022, which resulted in an increase in the balance of convertible debt outstanding.
(2)	We define adjusted free cash flow as free cash flow inclusive of proceeds from sale of asset.
(3)	Free cash flow and adjusted free cash flow are non-GAAP financial measures and are included in this proxy statement because we believe that these measures provide useful information to our senior leadership team and investors in understanding the strength of our liquidity and our ability to generate additional cash from our business operations. Free cash flow and adjusted free cash flow should not be considered in isolation or as an alternative to cash flows from operations calculated in accordance with GAAP, and should be considered alongside our other liquidity performance measures that are calculated in accordance with GAAP, such as net cash provided by operating activities and our other GAAP financial results. Our senior leadership team uses these non-GAAP financial measures in order to have comparable financial results for the purpose of analyzing changes in our underlying business from quarter to quarter. Our measures of free cash flow and adjusted free cash flow are not necessarily comparable to other similarly titled measures for other companies due to different methods of calculation.

136 | 2023 PROXY STATEMENT	ANNEX A

CALCULATION OF TOTAL DEBT AND TOTAL NET DEBT

(Unaudited)

	JANUARY 28, 2023	INTEREST RATE(1)
	(in thousands)
Asset based credit facility	$—	5.79%
Term loan B(2)	1,975,000	6.88%
Term loan B-2(2)	498,750	7.67%
Equipment promissory note(2)	1,160	4.56%
Convertible senior notes due 2023(2)	1,696	0.00%
Convertible senior notes due 2024(2)	41,904	0.00%
Notes payable for share repurchases	315	4.14%
Total debt	2,518,825
Cash and cash equivalents	(1,508,101)
Total net debt(3)	$1,010,724
(1)	The interest rates for the asset based credit facility, term loans, equipment promissory note and notes payable for share repurchases represent the weighted-average interest rates as of January 28, 2023.
(2)	Amounts exclude discounts upon original issuance and third party offering and debt issuance costs.
(3)	Net debt excludes restricted cash of $3.7 million and non-recourse real estate loans of $18 million as of January 28, 2023 related to our consolidated variable interest entities from our joint venture activities. These real estate loans are secured by the assets of such entities and the associated creditors do not have recourse against RH’s general assets.

ANNEX A	2023 PROXY STATEMENT | 137

FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the federal securities laws, including without limitation, statements regarding: our expectations regarding disclosure to shareholders of our corporate governance policies and practices, our expectations regarding the lifespan of the 2023 Equity Plan; the Compensation Committee’s expectations regarding future equity awards and performance metrics for the LIP; our beliefs regarding our executive compensation strategy with respect to equity grants, including that such strategy is aligned with our long-term share price performance; our beliefs regarding the design of our ESG programs, including their alignment with our long-term strategic goals; our plans to expand the use of FSC certified paper at RH Home Office; the RH Home Office’s expansion of its recycling and composting efforts; our plans and expectations regarding RH England, RH London and RH Morristown; our expectations with respect to responsible sourcing, including our suppliers’ adherence with our Vendor Code of Conduct and our conflict minerals policies; our plans to adopt a clawback policy at some point during 2023; our expectations regarding the future savings impact of our lighting campaign; the compensation committee’s belief that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company; our expectations regarding future share repurchases as an important element of our ongoing strategy; our plans and considerations regarding future executive compensation decisions; and any statements or assumptions underlying any of the foregoing.

You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future events. We cannot assure you that future developments affecting us will be those that we have anticipated. All discussions of new developments are subject to inherent uncertainty as to timing and the manner in which a new development may ultimately be launched including that certain new concepts may be canceled prior to introduction. Important risks and uncertainties that could cause actual results to differ materially from our expectations include, among others: risks related to the COVID-19 pandemic and any ongoing impact on our business; risks related to our dependence on key personnel and any changes in our ability to retain key personnel; successful implementation of our growth strategy; risks related to the number of new business initiatives we are undertaking; successful implementation of our growth strategy including our real estate transformation and the number of new Gallery locations that we seek to open and the timing of openings; uncertainties in the current performance of our business including a range of risks related to our operations as well as external economic factors; general economic conditions and the housing market, as well as the impact of economic conditions on consumer confidence and spending; changes in customer demand for our products; our ability to anticipate consumer preferences and buying trends, and maintaining our brand promise to customers; decisions concerning the allocation of capital; factors affecting our outstanding indebtedness; our ability to anticipate consumer preferences and buying trends, and maintain our brand promise to customers; changes in consumer spending based on weather and other conditions beyond our control; strikes and work stoppages affecting port workers and other industries involved in the transportation of our products; our ability to obtain our products in a timely fashion or in the quantities required; our ability to employ reasonable and appropriate security measures to protect personal information that we collect; our ability to support our growth with appropriate information technology systems; risks related to our sourcing and supply chain including our dependence on imported products produced by foreign manufacturers and risks related to importation of such products including risks related to tariffs and other similar issues, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in RH’s most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at ir.rh.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this proxy statement speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

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Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V18081-P95705 ! ! ! For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ATTN: CORPORATE SECRETARY 15 KOCH ROAD, LEGAL DEPARTMENT CORTE MADERA, CA 94925 The Board of Directors recommends you vote FOR the following: RH 1. Election of Directors Nominees: 01) Hilary Krane 02) Katie Mitic 03) Ali Rowghani The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote AGAINST the following proposal: 2. Advisory vote to approve named executive officer compensation. 4. A shareholder proposal for RH to report on matters related to the procurement of down feathers from its suppliers. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2023 fiscal year. If we determine it is not possible or advisable to hold the 2023 Annual Meeting in person due to health or other considerations related to COVID-19 or other reasons, the 2023 Annual Meeting may be held by means of remote communication (i.e., a virtual-only meeting). If this is determined, we will announce the decision in advance, and will provide details on how to participate at ir.rh.com. As always, we encourage you to vote the shares prior to the 2023 Annual Meeting regardless of whether you intend to attend in person. NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V18082-P95705 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. Annual Meeting of Shareholders June 29, 2023 10:30 AM (Pacific Time) This proxy is solicited by the Board of Directors The undersigned shareholder(s) appoint(s) Gary Friedman, Jack Preston and Edward Lee with full power of substitution, as attorneys and proxies for and in the name and place of the undersigned, and hereby authorize(s) each of them to represent and to vote all of the shares of Common Stock of RH (the "Company") that are held of record by the undersigned as of May 23, 2023, which the undersigned is/are entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 15 Koch Road, Corte Madera, CA 94925, on June 29, 2023, at 10:30 AM (Pacific Time), and at any adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AT THE ANNUAL MEETING AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF IN THE MANNER DESCRIBED HEREIN. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side